TECHNICAL REPORT SUMMARY– TRONA PROPERTY GREEN RIVER, WYOMING Report Date February 11, 2022 Prepared for: Genesis Alkali Prepared by: Stantec Consulting Services Inc. 2890 East Cottonwood Pkwy, #300 Salt Lake City, UT 84121 Exhibit 96.1

Mining -Important Notice -For reports prepared under N143-101 (Canada), JORC Code (Australia) and SK1300 (United States) This notice is an integra.I component of the Technical Report Summary -Trona Property (TRS) and should be read in its entirety and must accompany every copy made of the TRS. The TRS has been prepared in accordance with the requirements of Regulation SK, Subpart 1300, (SK-1300). The Technical Report has been prepared for Genesis Alkali by Stantec Consulting Services lnc. (Stantec), ERCOSPLAN, and Samuel Engineering (Samuel). The quality of information, conclusions, and estimates contained herein are consistent with the level of effort involved in the services of Stantec, ERCOSPLAN, and Samuel based on: i) information available at the time of preparation of the Report, and ii) the assumptions, conditions, and qualifications set forth in this TRS. Each portion of the TRS is intended for use by Genesis Alkali and subject to the terms and conditions of its contract with Stantec that was signed on January 26, 2021. Except for the purposes legislated under applicable law, any other uses of the TRS, by any third party, is at that party's sole risk. Stantec is an international engineering and design firm with over 22,000 employees working in over 350 locations across 6 continents. The mining division is comprised of 865 mining professionals including geologists and engineers experienced in resource and reserve estimation across numerous minerals and commodities and many of whom are Qualified and/or Competent Persons. Stantec's experience includes preparation of resource and reserve statements in compliance with N143-101 (Canada), JORC Code (Australia) and SK1300 (United States). Norwest, now Stantec, prepared the reserve statements for Genesis Alkali in 2015 and 2017. The 2015 project consisted of both Nl 43-101 and SEC Guide 7 resource and reserve statements. The 2015 SEC Guide 7 statement was updated in 2017. Several members of the Stantec team from these earlier efforts continue to work under Stantec and were responsible for this TRS; these include members from the geology and resource team, project management, and the underground mining team. Stantec prepared and is responsible for the following sections of this TRS: 1.0 Executive Summary 2.0 Introduction 3.0 Property Description 4.0 Accessibility, Climate, Local Resources, Infrastructure and Physiography 5.0 History 6.0 Geological Setting, Mineralization and Deposit 7.0 Exploration 8.0 Sample Preparation, Analysis, and Security 9.0 Data Verification 11.0 Mineral Resource Estimates 12.0 Mineral Reserve Estimates as it relates to Dry Mined Trona Ore 13.0 Mining Methods as it relates to Dry Mining 15.0 Infrastructure 16.0 Market Studies 17.0 Environmental Studies, Permitting and Plans, Negotiations or Agreements with Local Individuals or Groups 18.0 Capital and Operating Costs 19.0 Economic Analysis 20.0 Adjacent Properties 21.0 Other Relevant Data and Information

22.0 Interpretations and Conclusions except for the solution mining reserves and processing and recovery methods 23.0 Recommendations 24.0 References 25.0 Reliance on Information Provided by the Registrant The results of the TRS represent forward-looking information. The forward-looking information may include pricing assumptions, sales forecasts, projected capital and operating costs, mine life and production rates, and other assumptions. Readers are cautioned that actual results may vary from those presented. The factors and assumptions used to develop the forward-looking information, and the risks that could cause the actual results to differ materially are presented in the body of this TRS. Stantec has used their experience and industry expertise to produce the estimates in the TRS. \/Vhere Stantec has made these estimates, they are subject to qualifications and assumptions, and it should also be noted that all estimates contained in the TRS may be prone to fluctuations with time and changing industry circumstances. Prepared by Stantec Date: (by Patrick G. Akers on behalf of Stantec) Februarv 11, 2022 Patrick G. Akers Senior Principal, Mining Stantec Consulting Services, lnc. 2890 East Cottonwood Parkway Suite 300 Salt Lake City UT 84121-7283

Mining – Important Notice – For reports prepared under NI43-101 (Canada), JORC Code (Australia) and SK1300 (United States) This notice is an integral component of the Technical Report Summary – Trona Properties (TRS) and should be read in its entirety and must accompany every copy made of the TRS. The TRS has been prepared in accordance with the requirements of Regulation SK, Subpart 1300, (SK-1300). The Technical Report has been prepared for Genesis Alkali by Stantec Consulting Services Inc. (Stantec), ERCOSPLAN Ingenieurgesellschaft Geotechnik und Bergbau mbH (ERCOSPLAN), and Samuel Engineering (Samuel). The quality of information, conclusions, and estimates contained herein are consistent with the level of effort involved in the services of Stantec, ERCOSPLAN, and Samuel based on: i) information available at the time of preparation of the Report, and ii) the assumptions, conditions, and qualifications set forth in this TRS. Each portion of the TRS is intended for use by Genesis Alkali and subject to the terms and conditions of its contract with Stantec that was signed on January 26, 2021. Except for the purposes legislated under applicable law, any other uses of the TRS, by any third party, is at that party’s sole risk. The ERCOSPLAN Group of Companies has about 160 employees worldwide. ERCOSPLAN is both a consulting and engineering firm for the potash and rock salt producers themselves, for investors in new mineral salt projects, as well as an independent expert for mining and environmental authorities or financial institutions and supervisory bodies of international financial trading houses as well as for national or international courts of arbitration. ERCOSPLAN’s experience includes preparation of resource and reserve statements in compliance with NI43-101 (Canada), JORC Code (Australia) and PERC. ERCOSPLAN prepared and is responsible for the following sections of this TRS: 12.0 Mineral Reserve Estimates as it relates to Solution Mined Ore 13.0 Mining Methods as it relates to Solution Mining 22.0 Interpretations and Conclusions as they relate to the solution mining reserves The results of the TRS represent forward-looking information. The forward-looking information may include pricing assumptions, sales forecasts, projected capital and operating costs, mine life and production rates, and other assumptions. Readers are cautioned that actual results may vary from those presented. The factors and assumptions used to develop the forward-looking information, and the risks that could cause the actual results to differ materially are presented in the body of this TRS. ERCOSPLAN has used their experience and industry expertise to produce the estimates in the TRS. Where ERCOSPLAN has made these estimates, they are subject to qualifications and assumptions, and it should also be noted that all estimates contained in the TRS may be prone to fluctuations with time and changing industry circumstances. Prepared by ERCOSPLAN ___________________________________________ Date: (by Dr. Sebastiaan van der Klauw on behalf of ERCOSPLAN) February 11, 2022 ________________________ Dr. Sebastiaan van der Klauw Head of Solution Mining - Geologist, PhD, EurGeol ERCOSPLAN Ingenieurgesellschaft Geotechnik und Bergbau mbH Arnstädter Straße 28 99096 Erfurt

TECHNICAL REPORT SUMMARY– TRONA PROPERTY i Table of Contents ACRONYMS, ABBREVIATIONS AND UNITS ..................................................................................... VII 1.0 EXECUTIVE SUMMARY ............................................................................................................ 1 1.1 INTRODUCTION ........................................................................................................................ 1 1.2 PROPERTY LOCATION AND DESCRIPTION ........................................................................... 1 1.3 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, PHYSIOGRAPHY ...................................................................................................................... 2 1.4 HISTORY ................................................................................................................................... 3 1.5 GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT ................................................... 4 1.6 EXPLORATION .......................................................................................................................... 4 1.7 SAMPLE PREPARATION, ANALYSES, SECURITY .................................................................. 4 1.8 DATA VERIFICATION ................................................................................................................ 5 1.9 MINERAL PROCESSING AND METALLURGICAL TESTING ................................................... 5 1.10 MINERAL RESOURCE ESTIMATE ........................................................................................... 6 1.11 MINERAL RESERVE ESTIMATES ............................................................................................ 8 1.12 MINING METHODS ................................................................................................................... 9 1.12.1 Dry Mining 10 1.12.2 Solution Mining 10 1.13 PROCESS AND RECOVERY METHODS ................................................................................ 13 1.14 INFRASTRUCTURE ................................................................................................................ 13 1.14.1 Shipping 14 1.14.2 Tailings Facilities 14 1.14.3 Storage 14 1.14.4 Utilities 15 1.15 MARKETS ................................................................................................................................ 15 1.15.1 Demand for Soda Ash 15 1.15.2 Soda Ash Supply 16 1.15.3 Soda Ash Sales and Prices 17 1.16 ENVIRONMENTAL STUDIES AND PERMITTING ................................................................... 19 1.17 CAPITAL AND OPERATING COSTS ....................................................................................... 20 1.17.1 Operating Costs 20 1.17.2 Capital Expenditures 21 1.18 ECONOMIC ANALYSIS ........................................................................................................... 22 1.18.1 Key Assumptions and Cash Flow 22 1.18.2 Financial Analysis 23 1.19 SENSITIVITY ANALYSIS ......................................................................................................... 23 1.20 ADJACENT PROPERTIES ...................................................................................................... 24 1.21 INTERPRETATIONS AND CONCLUSIONS ............................................................................ 24 1.22 RISKS ...................................................................................................................................... 24 1.23 RECOMMENDATIONS ............................................................................................................ 25 2.0 INTRODUCTION ...................................................................................................................... 26 3.0 PROPERTY DESCRIPTION .................................................................................................... 28 3.1 LOCATION ............................................................................................................................... 28 3.2 MINERAL TENURE.................................................................................................................. 28

TECHNICAL REPORT SUMMARY– TRONA PROPERTY ii 4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY .................................................................................................................... 34 4.1 PHYSIOGRAPHY AND CLIMATE ............................................................................................ 34 4.2 ACCESS .................................................................................................................................. 35 4.3 INFRASTRUCTURE ................................................................................................................ 35 5.0 HISTORY ................................................................................................................................. 38 5.1 OWNERSHIP ........................................................................................................................... 38 5.2 PRODUCTION HISTORY ........................................................................................................ 38 6.0 GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT ................................................. 40 6.1 REGIONAL SETTING .............................................................................................................. 40 6.2 STRATIGRAPHY ..................................................................................................................... 40 6.3 TRONA BEDS .......................................................................................................................... 40 6.4 GENESIS PROPERTY TRONA BEDS ..................................................................................... 41 6.4.1 Bed 15 41 6.4.2 Bed 17 41 6.4.3 Bed 19 41 6.4.4 Bed 20 42 6.4.5 Bed 21 42 7.0 EXPLORATION ........................................................................................................................ 46 7.1 DRILLING ................................................................................................................................ 46 8.0 SAMPLE PREPARATION, ANALYSES AND SECURITY ........................................................ 48 9.0 DATA VERIFICATION .............................................................................................................. 49 10.0 MINERAL PROCESSING AND METALLURGICAL TESTING ................................................. 50 10.1 INTRODUCTION ...................................................................................................................... 50 10.2 DRY TRONA ............................................................................................................................ 50 10.3 SOLUTION MINED TRONA ..................................................................................................... 51 10.4 TESTING AND ANALYSIS ....................................................................................................... 51 11.0 MINERAL RESOURCE ESTIMATES ....................................................................................... 52 11.1 RESOURCE MODEL ............................................................................................................... 52 11.2 RESOURCE ESTIMATES ........................................................................................................ 52 11.3 MODIFYING FACTORS ........................................................................................................... 53 11.4 RESOURCE ASSURANCE ...................................................................................................... 54 11.5 ASSESSMENT OF RISK ......................................................................................................... 55 12.0 MINERAL RESERVE ESTIMATES .......................................................................................... 56 13.0 MINING METHODS ................................................................................................................. 61 13.1 MINING METHODS ................................................................................................................. 61 13.2 DRY MINE PLANNING AND PRODUCTION ........................................................................... 61 13.2.1 Bed 17 Dry Mine Plan 62 13.2.2 Bed 15 Dry Mine Plan 65 13.2.3 Dry Mine Schedule and Production 67

TECHNICAL REPORT SUMMARY– TRONA PROPERTY iii 13.3 SOLUTION MINING PLANNING AND PRODUCTION ............................................................. 68 13.3.3 Solution Mining Production Schedule 72 14.0 PROCESS AND RECOVERY METHODS ................................................................................ 74 14.1 INTRODUCTION ...................................................................................................................... 74 14.2 PLANT OVERVIEW ................................................................................................................. 74 14.2.1 Sesqui Process Plant 75 14.2.2 Mono Process Plants 76 14.2.3 ELDM Process Plant 78 14.2.4 Granger Process Plant 80 14.2.5 Secondary Process Descriptions and Block Flow Diagrams 82 15.0 INFRASTRUCTURE ................................................................................................................ 86 15.1 INTRODUCTION ...................................................................................................................... 86 15.2 PRODUCT SHIPPING ............................................................................................................. 87 15.2.1 Overview 87 15.3 TAILINGS FACILITIES ............................................................................................................. 88 15.3.1 Westvaco Facility 88 15.3.2 Granger Tailings 92 15.4 STORAGE ............................................................................................................................... 93 15.5 UTILITIES ................................................................................................................................ 93 15.5.1 Electrical 95 15.5.2 Natural Gas 95 15.5.3 Steam 95 15.5.4 Water 96 15.5.5 Carbon Dioxide 97 15.5.6 Air 97 16.0 MARKET STUDIES .................................................................................................................. 98 16.1 MARKETS ................................................................................................................................ 98 16.1.1 Demand for Soda Ash 98 16.1.2 Supply of Soda Ash 100 16.1.3 Discussion of Supply and Demand Risks and Opportunities 101 16.2 GENESIS ALKALI SALES AND PRICE DETAIL .................................................................... 102 16.2.1 Domestic Soda Ash 103 16.2.2 Export Soda Ash 103 16.2.3 Specialty Products 104 16.2.4 Price Forecast 104 17.0 ENVIRONMENTAL STUDIES, PERMITTING AND PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS .................................................. 106 17.1 ENVIRONMENTAL COMPLIANCE AND PERMITTING ......................................................... 106 17.1.1 Environmental Studies 106 17.2 PERMITTING ......................................................................................................................... 106 17.2.1 Westvaco Facility 107 17.2.2 Granger Facility 109 17.2.3 Site Monitoring 111 17.2.4 Water Management 113 17.3 RECLAMATION PLAN ........................................................................................................... 114

TECHNICAL REPORT SUMMARY– TRONA PROPERTY iv 17.4 RECLAMATION BOND .......................................................................................................... 114 18.0 CAPITAL AND OPERATING COSTS ..................................................................................... 115 18.1 OPERATING COSTS ............................................................................................................. 115 18.1.1 Dry Mining Operating Costs 115 18.1.2 Solution Mining Operating Costs 115 18.1.3 Processing OPEX 116 18.1.4 Cash Operating Costs Summary 116 18.2 CAPITAL EXPENDITURES .................................................................................................... 117 19.0 ECONOMIC ANALYSIS ......................................................................................................... 119 19.1 KEY ASSUMPTIONS ............................................................................................................. 119 19.1.1 Production and Volume Schedule 119 19.1.2 Product Pricing 119 19.1.3 Cash Production Costs 120 19.1.4 Capital Expenditures 120 19.1.5 Income Taxes 120 19.2 CASH FLOW .......................................................................................................................... 120 19.3 FINANCIAL ANALYSIS .......................................................................................................... 121 19.4 SENSITIVITY ANALYSIS ....................................................................................................... 121 20.0 ADJACENT PROPERTIES .................................................................................................... 123 20.1 CINER WYOMING LP ............................................................................................................ 123 20.2 TATA CHEMICALS NORTH AMERICA.................................................................................. 123 20.3 SOLVAY CHEMICALS ........................................................................................................... 123 21.0 OTHER RELEVANT DATA AND INFORMATION .................................................................. 124 22.0 INTERPRETATION AND CONCLUSIONS ............................................................................. 125 22.1 INTERPRETATIONS AND CONCLUSIONS .......................................................................... 125 22.2 RISKS .................................................................................................................................... 125 23.0 RECOMMENDATIONS .......................................................................................................... 127 24.0 REFERENCES ....................................................................................................................... 128 25.0 RELIANCE ON INFORMATION PROVIDED BY REGISTRANTS .......................................... 129 LIST OF TABLES Table 1.1 Genesis Mineral Tenure Acreage ........................................................................................... 2 Table 1.2 Contiguous Trona Resources – December 31, 2021 .............................................................. 6 Table 1.3 Non-Contiguous Trona Resources – December 31, 2021 ...................................................... 7 Table 1.4 Contiguous Mineral Resource Range in Bed Thickness and Grade ....................................... 7 Table 1.5 Non-Contiguous Mineral Resource Range in Bed Thickness and Grade ................................ 7 Table 1.6 2021 Genesis Mineral Reserve Estimate ............................................................................... 9 Table 1.7 Dry Mining Production Schedule (M’s ROM ore tons) .......................................................... 10 Table 1.8 Tons of Trona Dissolved from Solution Mining (M’s) ............................................................ 12 Table 1.9 Genesis Alkali Cash Operating Costs ($M’s, Escalated at 2.5% Annually) ........................... 21 Table 1.10 Capital Expenditures by Area ($M’s, Escalated at 2.5% Annually) ..................................... 21 Table 1.11 Cash Flow Projection ($M’s, Escalated at 2.5% Annually) .................................................. 22

TECHNICAL REPORT SUMMARY– TRONA PROPERTY v Table 1.12 Net Present Values ............................................................................................................ 23 Table 3.1 Genesis Mineral Tenure Acreage ......................................................................................... 29 Table 3.2 Genesis Mineral Tenure in Resource ................................................................................... 30 Table 3.3 Genesis Mineral Tenure not in Resource ............................................................................. 31 Table 11.1 Model Extent in Westvaco Mine Grid Coordinates .............................................................. 52 Table 11.2 Contiguous Trona Resources – December 31, 2021 .......................................................... 53 Table 11.3 Non-Contiguous Trona Resources – December 31, 2021 .................................................. 53 Table 11.4 Contiguous Mineral Resource Range in Bed Thickness and Grade ................................... 54 Table 11.5 Non-Contiguous Mineral Resource Range in Bed Thickness and Grade ............................ 54 Table 12.1 2021 Genesis Mineral Reserve Estimate ............................................................................ 59 Table 12.2 2021 Genesis Mineral Reserve Estimate – Insitu Trona Ore .............................................. 59 Table 13.1 Mine Planning Assumptions, Bed 17 .................................................................................. 63 Table 13.2 Trona Left in Roof of Longwall Mining Panels .................................................................... 63 Table 13.3 Mine Planning Assumptions, Bed 15 .................................................................................. 65 Table 13.4 Dry Mining Production Schedule (M’s ROM ore tons) ........................................................ 67 Table 13.5 Tons of Trona Dissolved from Solution Mining (M’s) .......................................................... 73 Table 14.1 Recent Historical Production By Plant ................................................................................ 75 Table 15.1 Summary of Storage Requirements ................................................................................... 90 Table 15.2 Genesis Alkali Water Supply .............................................................................................. 96 Table 18.1 Genesis Alkali Cash Operating Costs ($M’s, Escalated at 2.5% Annually) ....................... 117 Table 18.2 Capital Expenditures by Area ($M’s, Escalated at 2.5% Annually) ................................... 118 Table 19.1 Product Sales and Pricing ................................................................................................ 119 Table 19.2 Cash Flow Projection ($M’s, Escalated at 2.5% Annually) ................................................ 121 Table 19.3 Net Present Values .......................................................................................................... 121 LIST OF FIGURES Figure 1.1 End Uses of Soda Ash in 2020 ........................................................................................... 15 Figure 1.2 Growth Potential in World Demand From Emerging Economies ......................................... 16 Figure 1.3 Global Soda Ash Supply History and Projection .................................................................. 17 Figure 1.4 Genesis Alkali Sales by Type .............................................................................................. 18 Figure 1.5 USGS Bulk Sales Price Per Ton ......................................................................................... 19 Figure 1.6 Sensitivities ......................................................................................................................... 24 Figure 3.1 Genesis Trona Operations Locality Plan ............................................................................. 32 Figure 3.2 Genesis Mineral Tenure Plan .............................................................................................. 33 Figure 4.1 Green River Basin Region and Drainage Basins ................................................................. 36 Figure 4.2 Surface Topography, Roads, Rail and Drainage ................................................................. 37 Figure 6.1 Regional Setting ................................................................................................................. 43 Figure 6.2 Generalized Stratigraphic Column ...................................................................................... 44 Figure 6.3 Trona Bed Distribution and Cross-Section .......................................................................... 45 Figure 7.1 Genesis Exploration Drilling Plan ........................................................................................ 47 Figure 13.1 Bed 17 Dry Mining Projections .......................................................................................... 64 Figure 13.2 Bed 15 Dry Mining Projections .......................................................................................... 66 Figure 13.3 Westvaco Solution Mine Production and Capacity ............................................................ 72 Figure 14.1 Simplified Sesqui Process Flow Diagram .......................................................................... 76 Figure 14.2 Simplified Mono Process Flow Diagram ............................................................................ 78 Figure 14.3 Simplified ELDM Process Flow Diagram ........................................................................... 80 Figure 14.4 Simplified Granger Process Flow Diagram ........................................................................ 81 Figure 14.5 Simplified Bicarb Process Flow Diagram ........................................................................... 83 Figure 14.6 Simplified Caustic Process Flow Diagram ......................................................................... 84 Figure 14.7 Simplified Dredge Process Flow Diagram ......................................................................... 85

TECHNICAL REPORT SUMMARY– TRONA PROPERTY vi Figure 15.1 Westvaco Site ................................................................................................................... 86 Figure 15.2 Granger Site ..................................................................................................................... 87 Figure 15.3 Footprint of Combined Impoundment ................................................................................ 91 Figure 15.4 Stage Capacity Curve of Combined Impoundment ............................................................ 92 Figure 15.5 Westvaco Boiler Overview ................................................................................................ 94 Figure 16.1 End Uses of Soda Ash in 2020 ......................................................................................... 98 Figure 16.2 Growth Potential in World Demand from Emerging Economies ......................................... 99 Figure 16.3 Global Soda Ash Demand History and Projection ........................................................... 100 Figure 16.4 Global Soda Ash Supply History and Projection .............................................................. 101 Figure 16.5 Genesis Alkali Sales by Type .......................................................................................... 103 Figure 16.6 USGS Bulk Sales Price per Ton FOB Plant .................................................................... 105 Figure 19.1 Sensitivities ..................................................................................................................... 122

TECHNICAL REPORT SUMMARY– TRONA PROPERTY vii Acronyms, Abbreviations and Units Acronym Definition Genesis Genesis Alkali FMC Food Machinery Corporation TG TexasGulf Ristra Ristra Consulting Stantec Stantec Corporation Westvaco Westvaco Chemical Corporation CIM Canadian Institute of Mining, Metallurgy, and Petroleum BLM Bureau of Land Management ANSAC American Natural Soda Corporation WDEQ Wyoming Department of Environmental Quality WGFD Wyoming Game and Fish Department AQD Air Quality Division EPA Environmental Protection Agency ASTM American Society for Testing and Materials USFWS United States Fish and Wildlife Service UP Union Pacific LQD Land Quality Division Maleki Maleki Technologies Inc. MSHA Mine Safety and Health Administration SHWD Solid and Hazardous Waste Division RMP Rocky Mountain Power ELDM (E) Evaporation, (L) Lime neutralization, (D) Decahydrate crystallization, and (M) Monohydrate crystallization USD United States Dollar UPRA Union Pacific Railroad Act ESA Endangered Species Act RCRA Resource Conservation and Recovery Act UPRA Union Pacific Railroad Act MBTA Migratory Bird Treaty Act GOP Granger Optimization Project CCA Candidate Conservation Agreement CCAA Candidate Conservation Agreement with Assurances QAQC Quality Control and Assurance SPCC Spill Prevention Control and Countermeasures KSLA Known Sodium Lease Area MMTA Mechanical Mining Trona Area RNG Range TWP Township GPS Global Positioning System

TECHNICAL REPORT SUMMARY– TRONA PROPERTY viii TA total alkalinity UTM Universal Transverse Mercator coordinate system NAD83 North American Datum of 1983 ROM Run-of-Mine (mined ore basis) cGMP current Good Manufacturing Practices FOB Free on Board NOV Notice of Violation Pop. Population UIC Underground Injection Control PWSID Public Water System DDCT Density/Disturbance Calculation Tool EO Executive Order TDS Total Dissolved Solids CFR Code of Federal Regulations MDRS Mine Data Retrieval System Units of Measure Definition t short tons (2,000 pounds), ton(s) M million(s) Mtpy million tons per year Mt million tons, million short tons t/m3 ton(s) per cubic metre tph ton(s) per hour Kt thousand ton(s) $M dollars in millions lbs/ft3 pounds per cubic foot g/cc grams per cubic centimeter % percent ft feet ft2 square feet (area) ft3 cubic feet (volume) tpy short tons per year wt% weight percent gpm gallons per minute Mg million gallons MW mega-watts MWh mega-watt hour kPa kilo pascal kW-h kilowatt-hour kW kilowatts Mbtu million British thermal units # pound

TECHNICAL REPORT SUMMARY– TRONA PROPERTY ix CFS cubic feet per second (flow) Btu British Thermal Unit cm centimetre ° degrees (angular) °C degrees Celsius ddpm dial divisions per minute gpm gallons per minute ha hectare(s) hp horsepower kg kilograms kJ Kilo joules km kilometres lps liters per second mg milligram MPa megapascals m metre m3 cubic metre masl metres above sea level mm millimetres MVA million volt-amphere Pa pascals psi pounds per square inch

TECHNICAL REPORT SUMMARY– TRONA PROPERTY Executive Summary 1 1.0 EXECUTIVE SUMMARY 1.1 INTRODUCTION This technical report was prepared by Stantec Consulting Services, Inc. (Stantec) for Genesis-Akali, LLC (Genesis). The Technical Report and this Technical Report Summary have been prepared in compliance with the new SEC regulations under subpart 1300 of Regulation S-K. Trona is a non-metallic industrial mineral of the compound sodium sesquicarbonate (Na2CO3∙NaHCO3∙2H2O) and is composed of over 70% sodium carbonate (Na2CO3) that is also referred to as natural soda ash. In southwest Wyoming, trona exists as layered bedded deposits that have been separated into 25 units (beds) greater than one meter (m) in thickness (Leigh, 1998). Historical mining of the Genesis properties has focused on Bed 20 and Bed 17. Currently, Bed 17 is being dry mined and solution mined at Genesis’s Westvaco site and Bed 20 is being solution mined at Genesis’s Granger site. The trona ore is processed on site to produce soda ash and other sodium-based chemicals that are transported primarily via rail to domestic markets and port facilities for export to international markets. Soda ash is utilized predominantly in the glass industry and as a component in the manufacture of various sodium compounds including sodium bicarbonate, caustic soda, sodium silicates, sodium phosphates and others. The purpose of this study is to generate a Technical Report and Technical Report Summary for Genesis Alkali Trona Resources and Trona Reserves as of Dec. 31, 2021 for the Westvaco and Granger lease areas covering dry mining and secondary recovery solution mining which will demonstrate the economic viability of that portion of the resource estimate that can be stated as reserves. Sources of information and data contained in this report are discussed in Section 24 and 25 of this Summary Report. For this specific report, a site visit was not conducted due to COVID 19 travel restrictions. However, as noted later in this report, several members of the team that prepared this report have visited the site in the recent past. The accuracy of resource and reserve estimates is, in part, a function of the quality and quantity of available data and of engineering and geological interpretation and judgment. Given the data available at the time this report was prepared, the estimates presented herein are considered reasonable. However, they should be accepted with the understanding that additional data and analysis available subsequent to the date of the estimates may necessitate revision. These revisions may be material. There is no guarantee that all or any part of the estimated resources or reserves will be recoverable. 1.2 PROPERTY LOCATION AND DESCRIPTION Genesis’s trona mining and processing facilities (operations) are located in southwestern Wyoming approximately 20 miles west of the city of Green River and approximately 30 miles west of Rock Springs, Wyoming. Genesis’s operations are adjacent to other trona mining and processing facilities operated by Tata Chemicals North America in the east, Solvay Chemicals, Inc. in the south and Ciner Wyoming in the northeast. There has been 74 years of trona mining on the Genesis property starting in 1947 after the first vertical shaft was completed.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

Executive Summary

Trona is a relatively rare sodium-rich mineral found in only a few countries in the world. In the United States, Wyoming contains a major deposit which produces a significant portion of the total world trona supply. The trona deposit within the Green River Basin covers about 1,000 square miles, mostly in Sweetwater County, Wyoming. Genesis has one trona mineral property, located in the Green River Basin, primarily encompassed by two mining areas: the Granger area, formerly Granger Mine, and the Westvaco area, formerly Westvaco Mine. Due to differences in geology between these two mine areas, the mineral leases and ultimately the trona resources and reserve estimates have been separated into Westvaco contiguous leases, Granger contiguous leases and Granger non-contiguous leases.

Stantec has prepared the following mineral tenure table after review of the lease documentation provided by Genesis. Table 1.1 provides a summary of the acreages under each mineral lease type.

Table 1.1 Genesis Mineral Tenure Acreage

Type		Contigous Leases		Non-Contiguous Leases	
Location		Granger	Westvaco	Granger	Remaining
Area (acres) by Lessor	Federal	4,236	19,699	0	320
	State	1,280	6,403	640	13,280
	Sweetwater	8,320	27,520	4,480	0
Total Area		13,836	53,622	5,120	13,600

1.3 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, PHYSIOGRAPHY

The Project Area is within the Greater Green River Basin (Greater Basin) an irregularly shaped intermontane desert basin that comprises part of the central Rocky Mountain region (Figure 4.1). Elevations in the Greater Basin range from approximately 6,000 feet above sea level (ft asl) at Flaming Gorge Reservoir in the southeast part of the basin to nearly 9,500 ft asl in the mountain foothills. The mountains that surround the Greater Basin are the Wyoming thrust belt to the west, the Rawlins uplift and Sierra Madre to the east, the Wind River Mountains and Sweetwater arch (Granite Mountains) to the north, and the Uinta Mountains to the south. The central parts of the Greater Basin are rolling grass- and sage-covered plains that in places are interrupted by ridges, buttes, sand dunes, playa lakes and badlands (Roehler,1992).

The Project Area elevations range from between 6,100 ft to 6,600 ft asl (Figure 4.2) and is part of the Black Fork drainage which ultimately flows into Green River drainage system at Flaming Gorge Reservoir (wsgs.wyo.gov). The Black Fork drainage includes two Hydrologic Unit Code 8 (HUC8) areas named the Black Fork and Muddy.

The climate of the Project Area is classified as cold and semi-arid (Koppen climatic classification BSk). The average annual temperature in Green River, Wyoming area is 56 degrees Fahrenheit (°F) where annual temperatures usually range between 7 °F and 87 °F. The annual number of days without frost is approximately 110 days. The annual precipitation ranges from 7 to 8 inches and the average annual snow fall is 34 inches. (NRCS: 1981-2010; usclimatedata.com)

2

TECHNICAL REPORT SUMMARY– TRONA PROPERTY Executive Summary 3 (pop.) 139) then 6.5 miles northeast on improved private roads to the site and also on county roads from WY Highway 372. The Westvaco Site is accessible using I-80 exit 72 approximately 7 miles to the processing plant. The two main population centers of Green River, Wyoming (pop. 12,752) and Rock Springs, Wyoming (pop. 24,138) are 18 miles and 30 miles to the east, respectively. Evanston, Wyoming (pop. 12,295) is 66 miles to the west. The Union Pacific (UP) Railroad passes just north of the Westvaco Plant facilities with siding to access the mainline. The Granger Site is accessible to the Union Pacific by a spur line that connects to the mainline near Granger, Wyoming. Infrastructure on the Genesis sites is very well developed as the facilities have been in operation from thirty-five (35) to over seventy (70) years. The infrastructure consists of more than adequate truck and rail loadout facilities, electrical generation and transmission facilities, tailings facilities, product storage facilities, process facilities, natural gas pipelines and distribution facilities and water pipelines, treatment and distribution facilities. The sites also have ample buildings for offices, labs, change rooms, warehouses and maintenance shops. A more complete discussion of infrastructure can be found in Section 15 of this document. 1.4 HISTORY The Westvaco Mine has been in continuous operation since 1947 producing approximately 233Mt of dry mined trona ore from Bed 17 as of December 31, 2021. Secondary recovery solution mining in Bed 17 has produced approximately 30.8 Mt of pure trona equivalent as of December 31, 2021. Westvaco Chemical Corporation (Westvaco) notified UP in 1946 of its intention to sink a mine shaft and to construct a trona processing plant. A shaft was sunk in 1947 to the top of Bed 17 bringing the first skipload of trona to the surface in late 1947. In the fall of 1948, Westvaco was acquired by the Food Machinery Corporation (later known as FMC). In 1952, the Westvaco Division of FMC formed the Intermountain Chemical Company as Wyoming’s first trona mining company. In 1953, Intermountain Chemical Company began producing soda ash by a sesquicarbonate process through a plant with a 300,000-ton (t) capacity. FMC purchased the TexasGulf (TG) Granger Mine and plant in 1999. The plant was built in 1976 and mothballed by FMC in 2002. FMC restarted the plant in 2005 as a solution feed lime mono deca process plant (LMd plant) with mining based on circulation of water through the old mine workings in Bed 20. The Alkali Chemical Division of FMC, including the trona mining and processing operations in the Green River Basin of Wyoming, was acquired by Tronox Alkali in May 2015. In September 2017, Tronox sold the Westvaco facility to Genesis Alkali LP which currently operates the facility as Genesis Alkali Wyoming, LP. The acquisition of the Granger area from TG occurred in 1999. This acquisition included significant trona resources contained in leases immediately west of FMC’s pre-acquisition lease holdings as well as leases in proximity to the Granger Mine. Dry mining was discontinued in May 2001. The operation was restarted in 2005 using a solution feed process. The plant was idled in 2009 and restarted in 2011. An expansion to increase capacity to 1.3Mtpy is underway with the upgraded operation scheduled to start in 2nd half of 2023. Mine production from secondary recovery solution mining in Bed 20 and Bed 21 was 15.6 Mt of dissolved trona as of December 31, 2021.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY Executive Summary 4 1.5 GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT Southwestern Wyoming’s trona deposits are the world’s largest occurrence of natural soda ash (Leigh, 1998) and are derived from the precipitation of dissolved solids that have accumulated in an ancient lakebed referred to as Lake Gosiute in the geologic records. Approximately 50 million (M) years ago (Eocene Epoch) Lake Gosiute covered most of southwest Wyoming. Fluctuations of the lake extent in response to variations in tectonic regimes and climatic changes resulted in a cyclic pattern of oil shale deposition, followed by evaporite accumulations of trona, halite or shortite within marlstones and altered tuffs. The trona beds are contained within marlstone and oil shale deposits in the Wilkins Peak Member of the Eocene Green River Formation. There are 42 known trona beds within the Wilkins Peak Member, 25 of which exceed 3.28ft in thickness and cover an area of more than 116 square miles (Leigh, 1998). The thicker (>3.28 ft) trona beds are numbered in ascending order from 1 through 25, with Bed 1 being oldest (stratigraphically lowest) and Bed 25 being youngest (stratigraphically highest). Beds 1 through 18 are composed predominantly of light brown, fine-grained “maple sugar” type trona. Halite is common within these beds (Leigh, 1998). Beds 19 through 25 are relatively halite free and consist of amber, translucent, coarse crystalline, fibrous, random to radiating bladelike crystal forms, commonly referred to as “root beer” type trona. There are five (5) trona beds identified as targets for mechanical mining or solution mining within Genesis’s contiguous lease areas. These are beds: 15, 17, 19, 20, and 21. Beds 15 and 17 are mostly developed within the Westvaco lease area whereas beds 19, 20 and 21 are mostly developed within the Granger lease area in the north of the property. There is no recognized fault displacement of the beds on the property. 1.6 EXPLORATION Exploration for trona is through exploration drilling from surface and from underground mining. Exploration drilling to determine the extent and thickness of the various trona beds has been occurring within the Genesis lease areas since the 1940s and continued into the late 1990s. Though several entities conducted exploration drilling campaigns, TG and FMC performed the most extensive drilling operations. These two operators conducted multiple drilling campaigns within their respective leases and delineated resource boundaries and quantified the grade characteristics of the trona beds. In all, 320 holes located within or nearby the Genesis leases, as part of the various exploration drilling enterprises, were used to generate the geologic model that forms the basis for the reporting of trona resources and reserves. Four additional underground channel mapping sites, from the adjacent Solvay Chemicals Inc. mine were used to inform the model but were of little influence. 1.7 SAMPLE PREPARATION, ANALYSES, SECURITY Exploration drill core sample preparation was last completed in the 1990s and there is no documented internal (company) laboratory standard used for testing of trona exploration drill core samples. Documentation of sample security measures, quality control and assurance (QAQC) was not observed by Stantec. However, given that there has been successful underground dry mining of Bed 17 and Bed 20 within and nearby the exploration sample sites it would appear that previous sampling methods, sample security, analysis

TECHNICAL REPORT SUMMARY– TRONA PROPERTY Executive Summary 5 methods, and internal QAQC measures met the requirements for successful mine planning over the history of the Westvaco Mine and Granger Mine mining operations. 1.8 DATA VERIFICATION Stantec conducted a site inspection of the property on December 29 and 30, 2014, and April 8 and 9, 2015. During the site inspections exploration data, plans and Genesis internal technical reports were collected for the purposes of estimating resources and reserves, and exploration drillhole sites were confirmed in the field with the aid of hand-held GPS. An underground inspection of the longwall was completed by Stantec on April 8, 2015. In 2012, FMC engaged Leigh Geological Services (Leigh) to produce a preliminary resource report of the trona resources contained within Beds 15, 17, 19, and 20 of their contiguous leases (Leigh, 2012). The Leigh databases were provided to Stantec for the purposes of generating an independent geological model and estimates of the trona bed resources. The electronic database was spot-checked for accuracy to source hardcopy drillhole data. Analytical data in the form of grade (trona wt%), insoluble content (wt%), and halite (NaCl) content (wt%) contained within the databases were also spot-checked to the geological source data. The analytical data itself was sourced from in-house analytical labs for the various entities engaged in the exploration drilling and no certified laboratory certificates were associated with hardcopy analytical records. The analytical data in the databases was found to be consistent with the geological source data. Stantec has no reason to believe that the laboratory data is in error given the long history of successful trona mining on the Genesis property using the same exploration data and proving of the analytical results by actual mining. 1.9 MINERAL PROCESSING AND METALLURGICAL TESTING This section focuses on the physical attributes of the trona (sodium sesquicarbonate – Na2CO3•NaHCO3•2H2O) as it relates to processing and the production of soda ash (anhydrous sodium carbonate - Na2CO3). The primary process reaction is the thermal calcination of trona: 2Na2CO3•NaHCO3•2H2O (trona) + heat  3Na2CO3 + CO2 + 5H2O Genesis uses both mechanical and solution mining so consideration is made for the differences in the process plant feeds. The processes at Genesis are well proven and process testing has been established throughout more than 50 years of process experience. Following is a list of process facilities and the length of time that each plant or process has been in operation. Descriptions of the plants and simplified flow diagrams can be found in Section 14 of this document. • Sesqui Process (dry ore) – constructed in 1953 and has been in operation for about 70 years • Mono Process (dry ore) – Two lines, one constructed in 1972 and the other came on line in 1976. The process has been in continuous operation for about 50 years. The Mono process is the dominate soda ash process in the natural soda ash industry and is used by all of the Wyoming soda ash producers. • ELDM (solution mined ore) – The final portion of the plant was completed in 1996 and has operated for over 25 years.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

Executive Summary

- Granger plant – The plant was originally constructed in 1976 as a mono process plant by TG, utilizing a dry ore feed from the adjacent underground mine. After FMC acquired the mine and surface facilities in 1999 the plant was converted to operate on solution feed in 2005. It is currently being upgraded to a process similar to the ELDM plant.

Over the years Genesis has developed very comprehensive testing and analysis protocols. The protocols include testing of plant feeds, intermediate streams and finished product. The procedure for most sampling is to composite samples from a given location and then test the composited sample. Testing of dry ore process feed includes measuring insoluble material, total alkalinity, and free moisture. Testing of intermediate streams is used to measure efficiencies of energy and chemical consumption. Testing of final product is ensuring that the customer specifications for product are met. The analysis includes testing for a wide variety of trace minerals as well as purity and moisture.

1.10 MINERAL RESOURCE ESTIMATE

The geologic model was constructed using Carlson Mining 2018 software (v.190520) using the drillhole exploration data provided by Genesis. A total of 320 provided drillholes plus 4 provided underground mapping sites, as well as underground floor elevation surveys from the Westvaco mine, were used to develop model grid estimates from five resource trona beds, from oldest to youngest: 15, 17, 19, 20 and 21. Grid estimates were generated for topography and the following trona bed parameters: thickness, roof/floor elevations, overburden depth to roof and trona percent. Estimation algorithms were mostly limited to an inverse distance squared which is widely used for similar bedded deposits. Surface topography data was provided by Genesis alkali and found to be accurate. Final model checks were made by comparing grid estimates with source drillhole data and overall consistency of the model with respect to regional geologic trends reported in public records (Leigh, 1998).

The trona resources and average trona precent as reported from geologic model for Bed 15, Bed 17, Bed 19, Bed 20 and Bed 21 are outlined in Table 1.2 and Table 1.3. The resources are all reported in million short tons (Mt) and apply a minimum bed thickness cutoff based on identified underground mining extraction methods as shown in Table 1.2 and Table 1.3. Effective data for the resource estimate is December 31, 2021. Resource estimates in Table 1.2 and Table 1.3 are inclusive of reserves.

Table 1.2 Contiguous Trona Resources – December 31, 2021

Lease	Bed	Mining Method	Minimum Thickness (ft)	Measured plus Indicated				Inferred
				Measured (Mt)	Indicated (Mt)	Total (Mt)	Trona %	(Mt)
Granger	21	Solution	5	148	7	155	79	0
	20			175	158	333	89	0
	19			326	20	346	84	-
Westvaco	17	Mechanical and Secondary Solution	9	1,131	263	1,394	90	0
	15		7	415	228	643	82	4
			Total[1]	2,196	675	2,871	87	4
			1- Totals may vary due to rounding					

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY

Executive Summary

Table 1.3 Non-Contiguous Trona Resources – December 31, 2021

Lease	Bed	Mining Method	Minimum Thickness (ft)	Measured plus Indicated				Inferred (Mt)
				Measured (Mt)	Indicated (Mt)	Total (Mt)	Trona %	
Granger	21	Solution	5	11	11	21	78	1
	20			27	17	44	89	1
	19			49	32	81	84	1
			Total[1]	**87**	**60**	**146**	**85**	**3**
			1- Totals may vary due to rounding					

Resources within the Granger lease are not suitable for mechanical mining due to flooding of Bed 20 for solution mining, and close proximity of beds 19 and 21 to bed 20. These Granger beds are targeted for solution mining only and are not anticipated to be mined used mechanical (dry) mining methods. A minimum bed thickness of 5ft is required for Granger beds 19, 20 and 21 to be extracted using primary solution mining methods. Table 1.4 and Table 1.5 lists the range in bed thicknesses as reported from the model grids that were used to report contiguous and non-contiguous trona resources respectively.

Beds 17 and 15 are only developed within the Westvaco contiguous lease and these beds are suitable for extraction using underground mechanical mining methods as the primary means of extraction. Secondary extraction of trona by flooding within remaining mine workings (pillars) is currently being applied in some areas of the deposit. Current minimum bed thickness for longwall mining of bed 17 is 9ft, and the minimum bed thickness for bed 15 is 7ft. Dry mining of bed 17 and 15 is deemed to be the primary mining extraction method with solution mining being the secondary recovery method. Table 1.4 lists the range in bed thicknesses as reported from the model grids that were used to report trona resources from bed 17 and bed 15.

Lease	Bed	Range in Bed Thickness (ft)				Range in Grade (Trona) Percent (%)			
		Minimum	Maximum	Average	Std. Dev.[1]	Minimum	Maximum	Average	Std. Dev.[1]
Granger	21	5.0	10.7	6.7	0.9	68.9	85.6	78.7	3.3
	20	5.0	13.9	9.8	1.3	68.2	96.0	89.2	2.6
	19	5.0	13.1	8.8	1.3	75.5	90.9	84.2	1.7
Westvaco	17	9.0	15.9	11.5	1.1	82.1	95.5	90.3	1.8
	15	7.0	12.0	8.4	0.8	66.2	93.7	81.8	3.4

1- One Standard Deviation

Table 1.5 Non-Contiguous Mineral Resource Range in Bed Thickness and Grade

Lease	Bed	Range in Bed Thickness (ft)				Range in Grade (Trona) Percent (%)			
		Minimum	Maximum	Average	Std. Dev.[1]	Minimum	Maximum	Average	Std. Dev.[1]
Granger	21	5.0	9.7	6.3	0.6	74.6	81.6	78.3	1.3
	20	5.0	10.5	7.1	1.1	80.0	92.2	88.5	1.7
	19	5.0	9.7	7.5	0.7	80.2	87.0	84.0	1.5

1- One standard deviation

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY Executive Summary 8 1.11 MINERAL RESERVE ESTIMATES A mineral reserve is defined by Subpart 229.1300 of Regulation S-K as follows: Mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. In order to convert a mineral resource into a mineral reserve, a qualified person must apply modifying factors to the mineral resource to determine that part of the resource that qualifies as a mineral reserve. The modifying factors are also defined in Subpart 229.1300 as follows: Modifying factors are the factors that a qualified person must apply to indicated and measured mineral resources and then evaluate in order to establish the economic viability of mineral reserves. A qualified person must apply and evaluate modifying factors to convert measured and indicated mineral resources to proven and probable mineral reserves. These factors include but are not restricted to: mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. The modifying factors noted above have been evaluated in this study to define the mineral reserve estimate in Table 1.6 below. Each of them is discussed in more detail in the various sections of this report. The Mineral Resource Estimates included in this report have been used in conjunction with current dry mining operations to establish the “Proven” and “Probable” Mineral Reserve Estimation for Bed 15 and Bed 17 at the Westvaco operation. Secondary extraction solution mining operations have been used to establish “Probable” Mineral Reserve Estimation for Beds 15 and Bed 17 at Westvaco and Bed 20 and Bed 21 at Granger in contiguously controlled trona resources. All reserve estimates reported are as of December 31, 2021. The Mineral Reserve estimate for Bed 15 totals approximately 208.9 Mt of reserves with an estimated 70.3Mt in the “Proven” category. Bed 17 totals approximately 552.4 Mt of reserves with an estimated 186.5Mt in the “Proven” category. Bed 20 totals approximately 35.9 Mt of reserves and Bed 21 totals approximately 25.0 Mt, both in the “Probable” category. Dry extracted ore (tons) is inclusive of insoluble and other material mined outside the ore bed. Secondary extraction, accomplished by solution mining, reports to the surface as a dissolved trona solution. The amount of dissolved trona reported for solution mining is dependent upon the grade of the ore and solution contact time within the ore body. (In other words, solution mine mineral reserves are based on the equivalent pure trona whereas dry mine mineral reserves are based on the insitu ore including impurities). The reported resources are inclusive of the reserves reported in Table 1.6.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

Executive Summary

Table 1.6 2021 Genesis Mineral Reserve Estimate

Bed	Method	Proven Tons (M)	Probable Tons (M)	Total Reserves Tons (M)	Trona Grade
Bed 21	Solution (Trona)		25.0	25.0	
Bed 20	Solution (Trona)		35.9	35.9	
Bed 17	Dry Extraction (Ore)	186.5	131.2	317.7	90.2%
	Solution (Trona)		234.7	234.7	
Bed 15	Dry Extraction (Ore)	70.3	48.1	118.4	81.8%
	Solution (Trona)		90.5	90.5	
Totals	**Dry Extraction (Ore)**	**256.8**	**179.2**	**436.1**	
	Solution (Trona)		**386.1**	**386.1**	

1.12 MINING METHODS

Bed 17 is currently being dry extracted (mechanically mined) at Westvaco using room and pillar mining in conjunction with longwall (LW) mining. Development mining of main access, haulage, and ventilation workings is conducted with room and pillar mining using Borer Miner (BM) mechanized mining equipment. Also, room and pillar mining is used to develop longwall gate roads, defining the perimeter of the longwall panel. Production mining, where the primary objective is ore recovery, is conducted with LW and Room and Pillar mining methods in panels grouped into mining districts. These mining districts, in both Bed 17 and future Bed 15 mineworks, are subsequently the target of solution mining as a secondary recovery. The room and pillar method provides a lower percentage extraction than can be achieved with longwall mining method. Therefore, the mine layout maximized longwall panels and production sequencing focused on continual operation of the longwall in Bed 17. No longwall mining was projected in the lower Bed 15 due to inadequate interburden thickness to the overriding Bed 17.

The longwall mining method delineates large blocks of ore generally several hundred feet wide by several thousand feet in length. Extraction of the trona within these designated panels can approach 100% extraction of the panel block. Surface subsidence is expected with longwall mining (and future solution mining);

Beds 20, 19, and 15 are not currently being dry extracted. Bed 20 contains underground workings mined primarily by a prior operator (Tg Soda Ash). The remaining resources in Bed 20 are solution mineable.

Along with dry extraction mining, Genesis utilizes solution-based extraction mining to provide additional recovery of trona in mined-out workings at both Westvaco and Granger. In contrast to mining in which in-situ methods are the sole means of ore recovery, the solution-based extraction is a beneficial, secondary recovery resulting from the underground injection of tailings. The injection of tailings slurry dissolves portions of the trona remaining in the underground workings, which is extracted and processed at the Westvaco and Granger facilities for additional sodium end products. Genesis plans to continue solution-based extraction mining to augment mechanical trona recovery. The areas chosen for injection at Westvaco are based on the geometry of the trona seam, the planned mine sequence, and are concentrated in underground workings that cannot be mined further or have collapsed. These areas are also segregated from working dry mine areas by trona barriers and/or topography to avoid flooding of slurry into working mine areas. The amount of tailings injected depends on desired production and ore quality. Since Granger no longer conducts dry mining, the segregation of solution mining from dry mining areas is not an issue,

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY

Executive Summary

1.12.1 Dry Mining

Current dry mining operations in Bed 17 at the Genesis Westvaco Mine utilizes three Eimco AMB 900 Borer Miners and two very similar units: an Eimco 7585 Borer Miner and a Prairie XCEL 42. The Borer Miner fleet totals five machines. Each cuts an oval opening 9ft high by 16.1ft wide. These five units develop four entry longwall gate roads, two entry longwall recovery rooms and seven entry main developments. Genesis currently operates one longwall section of equipment in Bed 17 of the Westvaco Mine.

The current longwall equipment mines a 744ft wide block which includes one gate road development entry and 728ft of solid trona. The current longwall mining equipment according to Genesis has a mining height limit of 12.5ft; a maximum longwall mining height of 11.5ft was used for this study to ensure longwall shields could properly maintain ground pressure. A minimum mining height of 9.0ft was considered for the Bed 17 longwall, although not encountered within the current resource. Roof trona is left in place to assist with roof control and eliminate external dilution from the host rock. See Table 13.2 for details by bed thickness. No dilution was included in the raw production of the longwall for this study.

Bed 15 underlies Bed 17 by approximately 40ft of interburden fairly consistently across current and projected Bed 17 mineworks. Dry mining in Bed 15 is possible after directly overlying dry projections in Bed 17 are complete and before solution mining is introduced. Where areas of solution mining are currently active in Bed 17, these mineworks would need to be drained with certainty before Bed 15 dry mining starts.

Dry mining plans are to extract trona from Bed 15 using a 7ft mining horizon with minimum bed thickness of 7ft. Lower profile mining equipment than currently used in Bed 17 is necessary for the dry extraction of Bed 15 requiring purchase of additional equipment most likely continuous miners as current borer miners minimum cutting profile is a 9ft mining horizon.

Table 1.7 below is a summary of ore produced by dry mining.

Table 1.7 Dry Mining Production Schedule (M's ROM ore tons)

Bed	2022 - 2026	2027 - 2031	2032 - 2036	2037 - 2041	2042 - 2046	2047 - 2071	2072 - 2096	2097 - 2118	Total
Bed 17 LW	22.5	22.5	22.5	22.5	22.5	112.5	3.5		228.5
Bed 17 Borer							48.4	40.8	89.2
Bed 15						1.6	61.1	55.7	118.4
Total	22.5	22.5	22.5	22.5	22.5	114.1	113.0	96.5	436.1
Yearly Avg.	4.5	4.5	4.5	4.5	4.5	4.6	4.5	4.4	4.5

The Bed 17 LW tons in Table 1.7 include the related borer mined tons for longwall development.

1.12.2 Solution Mining

1.12.2.1Westvaco

The solution mining operation at Westvaco started in 1989 with disposal of a slurry consisting of insoluble materials and residue brines from the Sesqui plant back underground into old dry mine workings using a series of injection wells. Tailings decant out in the abandoned areas as the low-grade brine that contains the tailings flows through them. The brine then flows to sumps in the mine where it is collected and pumped to the surface. Tailings from the Mono plant were later added to the underground disposal stream. Low grade brine that is used for

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY Executive Summary 11 tailings disposal dissolves trona that is left behind in the mine’s abandoned areas. In 1995 the ELDM plant was constructed to use the tailings return water as a feed source for soda ash production. The available infrastructure for the Westvaco Mine solution mining operation consists of: • Four sumps (by-pass, 7 shaft, 8 shaft and 2NW), that are used to gather the brine that comes from the mining blocks, and underground infrastructure to transfer the brine either to sweetening blocks 3 NE or 349W or to shaft 5 for transfer to surface. • The infrastructure to transfer brine from block 349W and from shaft 5 from the underground back to surface and at surface to the ELDM plant or from shaft 5 to the 349W injection well for sweetening. A further surface pipeline system has been constructed that will allow injection of shaft 5 brine on D-3 block and transport of extracted brine from block D-3 to shaft 5 and to the plant. • About 8 operative injection wells and the surface infrastructure required for the injection of 5.2 million tonnes of Mono plant brine and/or Sesqui Plant slurry in the underground, For the continuation of the operation, it has been assumed that every year, one or two new injection wells and pipeline extensions will be installed as replacements and connected to the pipeline system (6” or 8” GFRP). In addition to these wells, new extraction and injection wells as well as pipeline extensions are required for the mine plan as shown in Table 13.5. For this study, it is assumed that the production of soda-ash from the ELDM plant will remain constant and that the volumes and composition of injection brine and extraction brine will remain constant until about 2161 when the solution mining reserves associated with dry mined areas are depleted. As noted in Section 13.3.1 below, starting in 2055, the Granger plant will be fed from the Westvaco solution mine reserves This additional production requires a new injection pipeline system to bring the injection brine to the wells at Westvaco surface and from the extraction wells to the Granger plant. 1.12.2.2 Granger The facility at the flooded Granger mine has been in operation on liquid feedstocks since 2002 and circulates brine through the flooded, conventional room and pillar mine openings in Bed 20 and with the continuous rising of the brine level in the mine, since 2015 it also accesses the overlying Bed 21 through fractured rock. The available infrastructure for the Granger Mine solution mining operation at present is adequate for the production of 0.56 million tons of soda ash and brine and consists of: • 4 operating extraction wells (EWG-1, EWG-2, EWG-3 and EWG-6), with a former extraction well (EWG-4) used for some production brine re-circulation • 4 operational injection wells (IW-01, IW-04, IW-12 and IW-13), that operate with low inflow rates in IW-01 and IW-04 and high inflow rates in IW-12 and IW-13. Injection wells often fail after a few years of operation at high inflow rates, due to strong dissolution of trona around the injection point. • Infrastructure to obtain the water required for the injection brine and a storage tank to mix it with liquid process residues to injection brine.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

Executive Summary

- Pumps and a main header (2,300 GPM capacity), connected to the high inflow operational injection wells.
- Pipeline system from existing extraction wells to the brine processing plant and to the mine water truck load out.

For the planned stepwise increase of production to 1.26 million tons of soda ash and with the phasing out of the brine deliveries to the Naughton plant, the solution mining operation has to be expanded from an annual delivery of approximately 4.59 million tons to 9.88 million tons of production brine with an average 15% TA to the plant. This will require an increase of the minimum annual injection of injection brine consisting of water and liquid process residues from 3.74 million tons to 8.05 million tons at an average 2.5% TA.

Assuming an operation time of 7,800 hours per annum this requires that the pump and pipeline capacity is increased from:

- Approximately 2,100 GPM to approximately 4,500 GPM of production brine to be transported from the solution mining operation to the plant
- Approximately 2,000 GPM to approximately 4,200 GPM of injection brine from the plant or the pipeline system into the Granger mine.

Based on the evaluation of the existing operation, the projection is that after a few years of operation it will no longer be possible to produce the required volume of production brine with the 15% TA. For the PFS, therefore, it has been assumed that the TA content of the brine will drop to 13% TA. When the amount of TA in the production brine starts to decrease, the excess evaporation capacity available in the plant will be utilized to keep production levels steady. For the mine plan of the Granger Mine solution mining operation, it has been assumed that the TA content changes from 15% to 13% in 2032. The decrease in TA content of the production brine increases the amount of production brine that needs to be delivered to the plant from 4,500 GPM to 5,300 GPM and the amount of dissolution brine that needs to be brought to the mine has to be increased from 4,200 GPM to 5,000 GPM.

For this study, the operation of the Granger secondary recovery mining is modeled to end after 2054 when the trona Mineral Reserves for solution mining from Bed 20 and Bed 21 will be depleted. From 2055 forward, this study assumes Granger plant solution feeds will be produced from Westvaco reserves.

1.12.2.3 Solution Mining Production Schedule

Table 1.8 below shows the tons of trona produced from solution mining.

Table 1.8 Tons of Trona Dissolved from Solution Mining (M's)

Solution Mine	2022 - 2026	2027 - 2031	2032 - 2036	2037 - 2041	2042 - 2046	2047 - 2071	2072 - 2096	2097 - 2121	2122 - 2146	2147 - 2160	Total
Granger	8.0	10.8	9.3	9.3	9.3	14.4					60.9
Westvaco	5.3	5.3	5.3	5.3	5.3	62.2	73.6	69.7	65.7	27.4	325.2
Total	13.3	16.1	14.6	14.6	14.6	76.6	73.6	69.7	65.7	27.4	386.1

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY Executive Summary 13 1.13 PROCESS AND RECOVERY METHODS The mineral processing and recovery at the Genesis facilities consist primarily of processing the feed product from the mine, trona (sodium sesquicarbonate – Na2CO3•NaHCO3•2H2O) to soda ash (anhydrous sodium carbonate - Na2CO3). The trona is supplied to the process plants in one of two forms: dry trona produced from mechanical mining at the Westvaco Mine and a solution containing 13% to 17% total alkalinity (a sodium carbonate equivalent basis) from secondary recovery solution mining from both the Westvaco and Granger Mines. The dry trona ore supplies the Sesqui plant and both lines of the Mono plant at Westvaco while solution from the Westvaco Mine is the feed product for the ELDM process plant at Westvaco and solution from the Granger Mine feeds the Granger process plant. FMC and Tronox (Genesis’ predecessors) have a great deal of experience operating the process plants. They have operated the Sesqui plant for over sixty (60) years, the Mono plant for over forty (40) years, and the ELDM plant for over (20) years. The Granger plant has been operated by Genesis, FMC, and TG (original owner of the Granger facility) for twenty-five (25) years on dry trona feed and over ten (10) years as a solution process plant. The Granger plant is the highest cost plant of the Genesis process plants and as such has been mothballed several times during periods of global soda ash oversupply. Genesis’ process plant experience has enabled them to continually optimize the various plants to reduce production costs. Some of the optimization has included pipeline ties between the Westvaco plants to allow liquor transfer and plant feed from recovered deca in the evaporation pond, as well as solid sodium carbonate cake transfer. Mineral recovery at Genesis consists of four plants producing soda ash at two sites, Westvaco and Granger. There are also several secondary processes that use intermediate feeds from the Mono and Sesqui soda ash plants to produce secondary value-added products, sodium bicarbonate (NaHCO3), refined sodium sesquicarbonate (S-Carb®, and 50% strength caustic soda (NaOH). In addition to the mechanical and solution mining, Genesis also recovers sodium carbonate decahydrate (Na2CO3.10H2O) from lake water which is decanted from tailings disposal areas. Decahydrate crystal is recovered using a bucket wheel dredge on a seasonal basis and the mineral crystal slurry is used as feed for the Mono or ELDM plants. Genesis’ process plant experience has enabled them to continually optimize the various plants to reduce production costs. Some of the optimization has included pipeline ties between the Westvaco plants to allow liquor transfer and plant feed from recovered deca in the evaporation pond, as well as solid sodium carbonate and sodium sesquicarbonate cake transfers to Caustic and Bicarb. The overall Westvaco process is operated in a manner to optimize financial return, and as such, the interrelationships between the plants make individual plant ore to ash ratios difficult to correlate. In many cases, market demand drives annual production so actual production may be less than plant capacities. 1.14 INFRASTRUCTURE The project infrastructure consists of product shipping facilities, tailings facilities, storage facilities, and utilities.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY Executive Summary 14 1.14.1 Shipping The distribution of products to customers (soda ash – light and dense, bicarb, S-Carb®, 50% caustic, and other miscellaneous grades) from production storage bins is through a variety of containers, including covered hopper railcars, pneumatic railcars, bulk trucks or packaged into 50# bags or supersacks that can be sent out via intermodal containers or by dry bulk vans. The facilities ship in excess of 30,000 rail shipments and over 10,000 truck shipments per year. It is a captive shipping point on the Union Pacific Railroad and utilizes common carriers as a means of truck and container shipping. Shipping is accomplished through six primary areas, Mono loadout, Sesqui loadout, Granger loadout, transloading, Granger minewater loadout, and the packaging area. 1.14.2 Tailings Facilities At the Westvaco Facility, tailings from both the dry and solution mining processes are discharged as slurries to the on-site tailings impoundments or are re-injected as slurries into the mine. Tailings are produced by the dry mining operations (coarse tailings and fine tailings) as well as the solution mining operations (fine tailings only). The majority of the solid liquid tailings is re-injected into the underground mining operation via several injection wells for secondary recovery solution mining in the northern portions of the underground mine complex. These injection wells are permitted by UIC Permit Number 5B1-98-1. Approximately 6.3Mgpd are injected into these wells continually as part of the beneficiation process. Annual tailings production is about 400,000 to 500,000 tons per year. The existing configuration and plans for the tailings facilities at Westvaco are adequate to handle the projected volume of tailings. The plan includes dike raises for the Lower Impoundment about every 3 years and the construction of a Combined Impoundment in 2060 which will also require dike raises every five years. At the Granger facility, the majority of the liquid tailings is routed to Tailings Pond No. 3 or to a series of injection wells into the mine. These injection wells are permitted by UIC Permit Number 5B1-98-1. Approximately 1.6Mgpd are injected into these wells. At the projected production rate, the current Granger tailings facility will reach its capacity of 801,128 cubic yards in 2027 and will require additional dike raises. Given the area of the existing tailings facility, approximately 13 raises of 5 feet each will be required over the life of the plant. Wastes generated from the mining and beneficiation processes are exempt from hazardous waste regulation under the section 3001(b)(3)(A)(ii) to the Resource Conservation and Recovery Act (RCRA) known as the Bevill Amendment. As a result, high-volume, low-toxicity waste generated from mining is exempt from the hazardous waste definition and is regulated as a solid waste under RCRA. 1.14.3 Storage There are two dry ore stockpiles at the Westvaco site. The smaller of the two is near the #2 production shaft and generally holds about 25,000t, but can be extended to 100,000t maximum. The larger pile is near the #4 production shaft and generally holds 300,000t, but can be extended to 510,000t maximum. The size of the piles

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change as the respective plant and mine production fluctuate. There is not an active dry ore stockpile at the Granger site.

1.14.4 Utilities

The Genesis sites at Westvaco and Granger use three energy sources. Natural gas is used for process heating and in boilers to produce steam for process and for electrical generation. Coal is used in boilers to produce steam as well. Electricity is both generated on site and bought from Rocky Mountain Power (RMP).

Raw water for the Westvaco site is supplied through two lines that are 10 miles in length from Genesis's pumping station located on the Green River. The larger line is 20-inch diameter, and the smaller line is 12-inch diameter. Nominal capacity of the river station is 4,200 gallons per minute (gpm). There are three storage tanks at the Westvaco site for raw water with a combined capacity of 3Mg. Genesis has senior water rights more than double the average current consumption

1.15 MARKETS

1.15.1 Demand for Soda Ash

The modern-day market for soda ash from trona has been well established for over 70 years with production from the Westvaco facility starting in 1948. Soda ash is still a key ingredient in the manufacture of glass, chemicals, soaps and detergents, and animal feed.

Soda ash demand is driven by a diversified set of global end markets. Over 75% of global demand is from uses such as glass, chemicals, and soaps and detergents. Glass makes up 52% of global demand while chemicals, soaps and detergents make up 27% of global demand.

Figure 1.1 End Uses of Soda Ash in 2020


1%
15%
4%
14%
52%
14%
Glass
Chemicals
Soaps/Detergents
Metals/Mining
Lithium Carbonate
Pulp&Paper, Alumina, Other

US domestic demand is expected to remain fairly stable while demand in emerging economies has been and is expected to continue to rise. In addition, green initiatives are expected to increase demand as well.

Long term global demand (ex. China) is expected to grow 2% to 3% per year driven by emerging middle class and increasing per capita consumption in Asia (ex. China) and Latin America. As seen in Figure 1.2 below, per

15

TECHNICAL REPORT SUMMARY– TRONA PROPERTY Executive Summary 16 capita usage of soda ash in developed economies is 15.5 kg/year compared to 4.6 kg/year in emerging economies which demonstrates that there is significant potential for demand growth driven by the continued emergence of the middle class in those regions. Figure 1.2 Growth Potential in World Demand From Emerging Economies 1.15.2 Soda Ash Supply Global production capacity is made up of 47% from Chinese synthetic production, 32% from synthetic production in other regions and 19% from US natural production. Avg. 4.6 kg/yr Avg. 15.5 kg/yr

TECHNICAL REPORT SUMMARY– TRONA PROPERTY Executive Summary 17 Figure 1.3 Global Soda Ash Supply History and Projection The cost advantage of natural soda ash compared to synthetic production ensures that natural soda ash will always be in demand. The average cost to produce natural soda ash is ~50% of the cost to produce synthetic soda ash. In addition, synthetic soda ash consumes substantially more energy, incurs additional costs associated with by-products and has a greater carbon footprint. As noted in Section 16, Chinese production is largely consumed in China, the same is true for Europe and India although both will continue to be net importers of soda ash. The supply capacity in Asia (ex. China) and Latin America is almost non-existent while demand is expected to increase significantly creating the opportunity for increased demand for US based supply. 1.15.3 Soda Ash Sales and Prices Genesis Alkali and its predecessors have been operating the Westvaco facility continuously since 1948. The products are well defined and established in the market for soda ash as noted in the Genesis Alkali website which defines the various products and specifications. Genesis markets its products in three primary areas: • Domestic Soda Ash • Export Soda Ash • Specialty Products.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY Executive Summary 18 Figure 1.4 below shows the historical and projected sales by area from 2016 through 2025. Figure 1.4 Genesis Alkali Sales by Type The price forecast for bulk soda ash used in this study is based on the 2020 USGS average price per short ton FOB plant. The five-year history of the USGS annual average soda ash prices is shown in Figure 1.5 below. As see in Figure 1.5, the 2020 average price is about 5% lower than the 2019 price and about 2% lower than the five-year average. The lower prices in 2020 are attributed to the lower demand caused by the COVID 19 pandemic. Using the lower 2020 price as a starting point for the long-term forecast is a conservative approach given the forecasted increase in demand. The long-term price forecast uses the 2020 USGS annual average price of US$132 per short ton for bulk soda ash and increases it to 2022 dollars using an inflation rate of 2.5% annually to arrive at a 2022 price of US$139 per short ton. The price is then escalated at 2.5% annually throughout the life of the study.

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Figure 1.5 USGS Bulk Sales Price Per Ton


USGS Price per Short Ton FOB Plant
$145
$140
$135
$130
$125
$120
$115
$110
$105
$100
2016
2017
2018
2019
2020

Specialty and bagged products represent 10%-15% of Genesis Alkalis sales volume. The 2022 modeled price for all of Genesis Alkali products including bulk soda ash, specialty products and bagged products is $154/short ton. As with the bulk soda ash price forecast, the 2022 price for specialty and bagged products is escalated at 2.5% annually throughout the life of the study.

1.16 ENVIRONMENTAL STUDIES AND PERMITTING

The Westvaco Facility includes approximately 36,000 permitted acres, of which the processing, support facilities, and tailings and evaporation ponds cover about 2,600 surface acres. The Granger Facility includes about 16,000 permitted acres of which the processing, support facilities, and tailings and evaporation ponds cover about 1,800 surface acres.

Environmental baseline studies were completed for the project to support both facilities' LQD permits and included information on climate, geology, soils, vegetation, archeological, hydrology, wildlife and wetlands. The combined facilities permit area is over 52,000 acres; only 10% of this area is actually disturbed. For those disturbed acreages Genesis is required per LQD regulations to minimize and mitigate any impacts by employing environmental protection measures and best management practices and to reclaim those disturbances when they are no longer needed for operations.

As both Westvaco and Granger have been operating for many years, all permits necessary for the operation of these facilities are in place. Stantec reviewed the permits and the various reports required under those permits and has determined that there no outstanding violations or orders that would prevent continued operation of the plants and mines. This includes air, land, surface and groundwater, drinking water, wildlife, and waste.

Appropriate site monitoring is conducted and reported to the various agencies as required. In the last three years, there have been no violations recorded for the Westvaco operation. In the last five years for Granger, there have been no violations of the land and surface and groundwater permits. The Genesis Granger facility has had an air quality inspection on April 20, 2020. During that inspection no air quality violations were identified. However, in the past five years there were several quarters that consisted of a significant violation and formal enforcement

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY Executive Summary 20 actions. Dating from December 3, 2018 through March 23, 2020 a high priority violation occurred relating to PM10 emissions. In January 2019, Granger received a Notice of Violation (NOV) from the Wyoming Air Quality Division due to measuring particulate matter emissions above permit levels in No. 2 boiler stack testing in 2018. Ultimately, a consent decree including a $9,000 penalty paid in November 2019 settled this matter and NOx lb/mmbtu exceedances. In 2019, Genesis received a violation for not reporting disinfectants and disinfectant by- products to EPA within the required timeframe and an instance of excess turbidity. No fines or penalties were assessed by the EPA. There is an approved reclamation plan in place along with a surety in the amount of $43M for Westvaco and $28M for Granger. 1.17 CAPITAL AND OPERATING COSTS 1.17.1 Operating Costs Genesis provided a recent five-year estimate as a starting point for the long-range model prepared for this study. This estimate included fixed and variable cash costs for the Westvaco and Granger operations. Using the analysis of historical costs noted in Section 18, Stantec compared the Westvaco cash production costs per ton of soda ash in the five-year estimate with the recent actual costs and found them to be comparable. Given that there are no major changes required in the Westvaco operation in the near future, it is reasonable to use recent historical costs as a basis for the long-range model. Production and sales volumes are modeled as similar to recent history. Other than the Granger expansion, plant operations and processing methods are expected to be the same as recent history. Sufficient capital is provided to maintain the equipment and facilities in their current condition which will preclude major changes in maintenance costs. Where changes are planned, Stantec adjusted the operating costs accordingly. Small reductions in variable dry mining costs are modeled due to a lower volume of borer mining tons until the longwall ceases operation in 2072. As noted in the Dry Mining Cost section, a significant increase in dry mining costs occurs at that point. In the long-range model, additional power and natural gas costs were added to Granger operating costs starting in 2032 when the modeled grade of TA from the mine decreases from 15% to 13%. Starting in 2055, the Granger plant is planned to be fed from the Westvaco mine at 15% TA which will reduce the fuel and natural gas costs. As noted in the Solution Mining Costs section, additional pumping and piping costs are added from 2055 through 2160 when solution mining is complete at the Westvaco mine. The Genesis Westvaco and Granger operations have successfully mined and processed trona ore at a profit for over 70 years. In this time, mining and processing methods have improved efficiency and costs providing a stable and predictable cost structure. Therefore, Stantec concludes that using Genesis’ recent historical operating costs and five-year estimate is the most appropriate basis to model the economic viability of the remaining reserves. Cash operating costs for soda ash and value-added specialty product produced at the Genesis Alkali operations are shown in Table 1.9. Costs are assumed to escalate at 2.5% annually from 2022.

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Table 1.9 Genesis Alkali Cash Operating Costs ($M's, Escalated at 2.5% Annually)

Cash Operating Costs	2022 - 2026	2027 - 2031	2032 - 2036	2037 - 2041	2042 - 2046	2047 - 2071	2072 - 2096	2097 - 2121	2122 - 2146	2147 - 2160	Total
Variable Costs	965	1,228	1,410	1,596	1,806	12,906	23,037	37,715	30,672	20,850	132,185
Fixed Costs	1,290	1,538	1,743	1,977	2,237	16,524	35,183	58,041	30,451	26,965	175,951
Other Costs	240	266	300	340	385	2,828	5,243	9,720	15,733	2,928	37,981
Total Operating Costs	2,495	3,032	3,454	3,913	4,427	32,258	63,463	105,475	76,856	50,743	346,117

1.17.2 Capital Expenditures

The capital expenditure forecast in this study is primarily based upon a review of historical capital expenditures, a detailed review of the Genesis five-year capital forecast and discussions with Genesis management. The Genesis property has successfully mined and processed trona ore at a profit for over 70 years. In this time, capital has been expended as appropriate to sustain the operation at the current production and operating cost level. Expansion of the Granger facility is underway and will be completed and in operation in 2023. There is no other major expansion capital in the model. The capital in this model is that which is necessary to replace equipment and facilities over time to sustain the project production and operating costs. Capital for the complete replacement of any one of the plants is not included in this model.

The approach to forecasting and modeling capital expenditures in this study was to review actual capital expenditures from 2016 through 2020 and the Genesis five-year capital estimate for 2021 through 2025. The actual and five-year capital forecast include detailed information by area and by project. Stantec also conducted interviews with appropriate Genesis personnel regarding long term capital requirements for the facilities.

For the processing plants, administration, distribution, maintenance, and utilities categories, actual capital expenditures from 2016 through 2020 and the Genesis five-year capital forecast were analyzed to determine an annual average for each category over the eleven-year period. The eleven-year average or "run rate" is the basis of the long-range capital forecast for these categories.

For the dry mining operation, solution mining, tailings impoundments, and process control systems, more detailed long-range models that are more project or equipment specific were developed in consultation with Genesis.

The capital expenditure model by area is shown in Table 1.11 below. The capital expenditures were developed in constant dollars and escalated at 2.5% annually. The amounts in Table 1.11 are escalated dollars. The capital forecast for each major area is also discussed in more detail in Section 18.

Table 1.10 Capital Expenditures by Area ($M's, Escalated at 2.5% Annually)

Capital Expenditures	2022 - 2026	2027 - 2031	2032 - 2036	2037 - 2041	2042 - 2046	2047 - 2071	2072 - 2096	2097 - 2121	2122 - 2146	2147 - 2160	Total
Plants and Mines	350	315	305	363	485	3,272	5,343	8,428	5,343	1,283	25,487
Infrastructure and Other	77	76	68	80	88	682	1,260	2,024	1,204	1,073	6,632
Total Capital	427	391	373	443	572	3,954	6,602	10,453	6,547	2,356	32,119

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY

Executive Summary

1.18 ECONOMIC ANALYSIS

1.18.1 Key Assumptions and Cash Flow

Stantec prepared an economic analysis of the Genesis Alkali operation for the remaining life of the mine to demonstrate the economic viability of the remaining reserves. The analysis was prepared based on 2022 dollars with annual inflation at 2.5% which has been applied to revenue, operating costs, and capital spending.

The production schedule to mine and process the remaining reserves is based on the existing production capacity of the mine and processing plants and the planned expansion of the Granger plant which will reach full capacity by 2025.

Prices for bulk soda ash are based on the 2020 USGS price which was escalated to 2022 while prices for bag and specialty products were provided by Genesis and consistent with recent history.

As described in Section 18, cash production costs include dry mining, solution mining, processing, royalties and production taxes, insurance, and administrative costs. Administrative costs including mine administration and corporate overhead allocations. Other costs include distribution, sales G&A, research and development, and other costs.

The operating costs for each operation are based on the historical averages provided by Genesis. As noted in Section 18.1 of this report, Stantec reviewed these costs and found them to be reasonable. Other costs were based on the Genesis five-year estimate.

Capital expenditures are generally for sustaining capital except for some remaining capital for the Granger expansion. Capital expenditures are discussed in detail in Section 18.2 of this report.

Because Genesis Alkali is structured as a pass-through entity for income tax purposes, there is no provision for income taxes in the cash flow analysis.

Cash flows using the inputs described above are summarized in Table 1.12 below. Cash flows for the first 25 years are shown in 5-year blocks. The remaining years are summarized into 25-year blocks except the last period which covers 13 years.

Table 1.11 Cash Flow Projection ($M's, Escalated at 2.5% Annually)

Item	2022 - 2026	2027 - 2031	2032 - 2036	2037 - 2041	2042 - 2046	2047 - 2071	2072 - 2096	2097 - 2121	2122 - 2146	2147 - 2160	Total
Tons of Soda Ash Sold (M's)	22	24	24	24	24	118	114	103	43	19	516
Sales Revenue	3,447	4,287	4,851	5,488	6,209	45,025	80,587	131,076	96,166	67,257	444,392
Cash Operating Costs	2,495	3,032	3,454	3,913	4,427	32,258	63,463	105,475	76,856	50,743	346,117
Capital Expenditures	427	391	373	443	572	3,954	6,602	10,453	6,547	2,356	32,119
Net Pre-Tax Cash Flow	524	864	1,024	1,132	1,209	8,813	10,522	15,148	12,762	14,158	66,156

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY Executive Summary 23 1.18.2 Financial Analysis The net present values of the pre-tax, escalated cash flows shown in Table 1.12 using discount rates of 8%, 10%, and 12% are shown in Table 1.13 below. The discount rates used in this analysis are presented to show the potential change in net present value with changes in the discount rate. The rates are assumed to be a pre-tax, escalated rate. Since Genesis has been in operation for many years, financial measurements such as internal rate of return and payback period are not relevant to demonstrating the economic viability of the remaining reserves and are not presented in this report. Table 1.12 Net Present Values It should be noted that these net present values are solely for the purpose of demonstrating the economic viability of the trona reserves and do not represent or indicate the value of the Genesis Alkali enterprise or the value of the reserves. The accuracy of resource and reserve estimates is, in part, a function of the quality and quantity of available data and of engineering and geological interpretation and judgement. Given the data available at the time this report was prepared, the estimates presented herein are considered reasonable. However, they should be accepted with the understanding that additional data and analysis available subsequent to the date of the estimates may necessitate revision. These revisions may be material. There is no guarantee that all or any part of the estimated resources or reserves will be recoverable. 1.19 SENSITIVITY ANALYSIS Figure 1.6 below shows the sensitivity of the net present values to changes in selling price, operating costs, and capital costs. Discount Rate 8.00% 10.00% 12.00% Net Present Values (M's) 2,331$ 1,701$ 1,318$

TECHNICAL REPORT SUMMARY– TRONA PROPERTY Executive Summary 24 Figure 1.6 Sensitivities As seen in Figure 1.6, the NPV is sensitive to product sales price and operating costs but not to capital costs. Even with the sensitivity to product sales prices, the reserves are economically viable. 1.20 ADJACENT PROPERTIES There are three trona mines and plants near the Genesis facilities. They are Ciner Wyoming LP, Tata Chemicals North America, and Solvay Chemicals. 1.21 INTERPRETATIONS AND CONCLUSIONS Based on the work conducted in preparing this study, Stantec concludes the following: • The resource estimate provided in Section 11 of this report is a fair representation of the trona resources within the controlled lease boundaries. • The reserve estimate provided in Section 12 of this report represents the economically recoverable portion of the resource, subject to the accuracy level of this study which is +/- 25%. 1.22 RISKS Risks for this project are well known and managed by Genesis. There are the normal risks associated with mining, processing and marketing the product. There are risks associated with the various cost inputs and assumptions used to calculate the operating and capital costs and the pricing of the product. There is also a risk

TECHNICAL REPORT SUMMARY– TRONA PROPERTY Executive Summary 25 that the capital forecast does not include a complete demolition and replacement of any major portion of any of the surface facilities. There is also a risk associated with the assumption that the forecasted longevity of the operation, which is projected to operate for 139 years, will not be achievable. Given that Genesis has been operating for over 70 years, that the geology and extraction methods are well-proven, and that there are no readily available substitutes for soda ash in the end products, this risk is considered low. 1.23 RECOMMENDATIONS Since Genesis Alkali is a well-established and long-lived operation, it has a long history of improving the mining and processing operations through its established processes to identify and analyze improvements to the mining and processing operations. In our preparation of this study, we found no significant recommendations that Genesis has not already identified.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY INTRODUCTION 26 2.0 INTRODUCTION Genesis Alkali (Genesis)’s trona mining and processing facilities (operations) are located in southwestern Wyoming approximately 20 miles west of the city of Green River and approximately 30 miles west of Rock Springs, Wyoming. Genesis’s operations are adjacent to other trona mining and processing facilities operated by Tata Chemicals North America in the east, Solvay Chemicals, Inc. in the south and Ciner Wyoming in the northeast. There has been 74 years of trona mining on the Genesis property starting in 1947 after the first vertical shaft was completed. Trona is a non-metallic industrial mineral of the compound sodium sesquicarbonate (Na2CO3∙NaHCO3∙2H2O) and is composed of over 70% sodium carbonate (Na2CO3) that is also referred to as natural soda ash. In southwest Wyoming, trona exists as layered bedded deposits that have been separated into 25 units (beds) greater than one meter (m) in thickness (Leigh, 1998). Historical mining of the Genesis property has focused on Bed 20 and Bed 17. Currently, Bed 17 is being dry mined and solution mined at Genesis’s Westvaco site and Bed 20 is being solution mined at Genesis’s Granger site. The trona ore is processed on site to produce soda ash and other sodium-based chemicals that are transported primarily via rail to domestic markets and port facilities for export to international markets. Soda ash is utilized predominantly in the glass industry and as a component in the manufacture of various sodium compounds including sodium bicarbonate, caustic soda, sodium silicates, sodium phosphates and others. The purpose of this study is to generate a Technical Report and Technical Report Summary for Genesis Alkali Trona Resources and Trona Reserves as of Dec. 31, 2021 for the Westvaco and Granger lease areas covering dry mining and secondary recovery solution mining which will demonstrate the economic viability of that portion of the resource estimate that can be stated as reserves. This Technical Report and the resulting Technical Report Summary have been prepared in compliance with the new SEC regulations under subpart 1300 of Regulation S-K. Several members of the Stantec project team are familiar with the Genesis Alkali operations and have visited the operation several times in the past but, due to COVID 19 travel restrictions, a site visit has not been conducted as part of this study. Stantec’s scope of work for this project includes: • Review and update the geologic model • Prepare a resource estimate for the dry ore and solution mineable ore • Prepare a mine plan for the dry ore resources • Prepare a mine plan for the solution mineable resources • Review the current processing facilities and prepare an assessment of the future production volume and grade as it relates to the ability of the existing facilities to economically process that production.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY INTRODUCTION 27 • Review of the existing infrastructure including roads, rail loadout, truck loadout, ore stockpile storage, and utilities for the purpose of determine that they are adequate for future operations • Prepare a product price forecast based on the Genesis market analysis and price forecast • Conduct a review of existing permits covering air, surface and groundwater, land, and wildlife aspects of the operation and provide an assessment of whether existing permits will cover the long-term mine plan and if not provide an assessment of required permitting efforts to cover that period and identify any issues that may present challenges to acquiring the required permits. • Prepare capital and operating cost estimates consistent with the pre-feasibility level of accuracy • Prepare an economic analysis to demonstrate the economic viability of that portion of the resource that can be classified as reserves. • Prepare a Technical Report and Technical Report Summary that meets the requirements of SEC regulation 229.601 (b) 96. The accuracy of resource and reserve estimates is, in part, a function of the quality and quantity of available data and of engineering and geological interpretation and judgment. Given the data available at the time this report was prepared, the estimates presented herein are considered reasonable. However, they should be accepted with the understanding that additional data and analysis available subsequent to the date of the estimates may necessitate revision. These revisions may be material. There is no guarantee that all or any part of the estimated resources or reserves will be recoverable.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY PROPERTY DESCRIPTION 28 3.0 PROPERTY DESCRIPTION 3.1 LOCATION The location of Genesis’s contiguous trona leases are illustrated in Figure 3.1 and Figure 3.2. 3.2 MINERAL TENURE Trona is a relatively rare sodium-rich mineral found in only a few countries in the world. In the United States, Wyoming contains a major deposit which produces a significant portion of the total world trona supply. The trona deposit within the Green River Basin covers about 1,000 square miles, mostly in Sweetwater County, Wyoming. The US government defines trona as a “solid leasable mineral”, subject to the Mineral Leasing Act of 1920. The Act stipulates mineral leases to be 10-year renewable periods, subject to annual rental and royalty fees, and demonstrated diligences. Title 30§184(b)(1) limits sodium lease control by any one operator to 5,120 acres in any one State. An exception in 30§184(b)(2) allows the Secretary discretion to allow up to 30,720 acres by a person, association, or corporation in any one state to secure economic mining of sodium compounds. Genesis has been allowed this greater lease control. Other mineral ownership being leased by Genesis includes the State of Wyoming (State), and Sweetwater Trona OpCo LLC. Sweetwater Trona OpCo LLC (Sweetwater), a private mineral holdings company, acquired the trona mineral rights that were originally part of the Union Pacific Railroad Act (UPRA) of 1864. The act granted every other section 20 miles on either side of the railroad to the Union Pacific, creating a “checkerboard” of mineral and land ownership. The Bureau of Land Management (BLM) designated available leasing as the Known Sodium Lease Area (KSLA) where trona bed thickness exceeds 1m and extends over 116 square miles. The location of the KSLA boundary is illustrated in Figure 3.1. The BLM further defined a Mechanical Mining Trona Area (MMTA) where trona bed thickness exceeds 8 feet (ft), has a grade greater than 80%, contains less than 2% Halite salt, and a maximum depth of 2,000ft. The Genesis lease tenure is separated into contiguous and non-contiguous 640-acre sections as defined by the United States Public Land Survey System (PLSS) grid. Non-contiguous lease areas comprise typically single isolated 640-acre sections and due to the limited footprint are only potentially suitable sites for solution mining of trona. Contiguous lease areas are potentially suitable for both mechanical (dry) mining and/or solution mining of trona. Genesis has one trona mineral property, located in the Green River Basin, primarily encompassed by two mining areas: Granger area, formerly Granger Mine, and Westvaco area, formerly Westvaco Mine. Due to differences in geology between these two mine areas, the mineral leases and ultimately the trona resources and reserve estimates have been separated into Westvaco contiguous leases, Granger contiguous leases and Granger non- contiguous leases. Stantec has prepared the following mineral tenure tables after review of the lease documentation provided by Genesis. Table 3.1 provides a summary of the acreages under each mineral lease type. Individual lease numbers, location, lessor, royalty rates (%), description and acreage can be found in Table 3.2 for those leases

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

PROPERTY DESCRIPTION

that are the subject of this resource and reserve statement. In Table 3.2 each lease is separated by type (contiguous or non-contiguous) and location (Granger or Westvaco). Figure 3.2 illustrates the location on the Westvaco and Granger lease areas listed in Table 3.2. Table 3.3 lists remaining non-contiguous leases that occupy surrounding areas that are not in resource and are not shown in Figure 3.2.

Table 3.1 Genesis Mineral Tenure Acreage

Type		Contigous Leases		Non-Contiguous Leases	
Location		Granger	Westvaco	Granger	Remaining
Area (acres) by Lessor	Federal	4,236	19,699	0	320
	State	1,280	6,403	640	13,280
	Sweetwater	8,320	27,520	4,480	0
Total Area		13,836	53,622	5,120	13,600

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY

PROPERTY DESCRIPTION

Table 3.2 Genesis Mineral Tenure in Resource

Township	Range	Type	Location	Lessor	Lease No.	Royalty Rate (%)	Renewal (m/d/y)	Expiration (m/d/y)	Description	Acres
20	111	C	G	State	0-25386	6	4/2/2019	4/1/2029	Sec: 36	640
		C	G	Sweetwater	704-01	8	3/17/1976	2006 +	Sec: 13,23,25,27,35	3,200
		NC	G	Sweetwater	704-01	8	3/17/1976	2006 +	Sec: 11,15	1,280
		C	G	Federal	WYW0256443	2	8/1/2016	7/31/2026	Sec 26: NE4, SE4NW4, S2	520
		C	G	Federal	WYW0313075	2	8/1/2016	7/31/2026	Sec 24: Lots 1-4, SW4NE4, SE4NW4, SW4, W2SE4	482
		C	G	Federal	WYW0313077	2	8/1/2016	7/31/2026	Sec 34: Lots 2-4, N2SE4	216
20	110	C	G	State	0-25384A	6	4/2/2019	4/1/2029	Sec: 16	640
		C	W	Sweetwater	701-01	8	11/1/1997	2047+	Sec: 35	640
		NC	G	Sweetwater	704-01	8	3/17/1976	2006 +	Sec: 27,33	1,280
		C	G	Sweetwater	704-01	8	3/17/1976	2006 +	Sec: 15,17,19,21,29,31	3,840
		C	G	Federal	WYW0252727	2	8/1/2016	7/31/2026	Sec 30: Lots 1-4, E2, E2W2	617
		C	G	Federal	WYW-085356	2	8/1/2016	7/31/2026	Sec: 8, 20, Sec 18: LOTS 1-4, E2, E2W2	1,894
20	109	C	W	Sweetwater	701-01	8	11/1/1997	2047+	Sec: 31	640
19	111	C	W	State	0-24406	6	7/2/2018	7/1/2028	Sec: 36	640
		C	W	State	0-24407	6	7/2/2018	7/1/2028	Sec: 24,26	960
		NC	G	State	0-25386	6	4/2/2019	4/1/2029	Sec: 16	640
		NC	G	Sweetwater	704-01	8	3/17/1976	2006 +	Sec: 9,11,15	1,920
		C	G	Sweetwater	704-01	8	3/17/1976	2006 +	Sec: 1,3	1,280
		C	W	Sweetwater	704-01	8	3/17/1976	2006 +	Sec: 13	640
		C	W	Sweetwater	715-01	8	5/30/1991	2021 +	Sec: 25,35	1,280
		C	W	Federal	WYW0057154	2	8/1/2016	7/31/2026	Sec: 34	640
		C	G	Federal	WYW0256443	2	8/1/2016	7/31/2026	Sec 2: Lots 1-4, S2N2, SW4, NW4SE4	507
		C	W	Federal	WYW-148787	2	8/1/2016	7/31/2026	Sec 26: S2	320
19	110	C	W	State	0-18730	6	9/2/2014	9/1/2024	Sec: 16	640
		C	W	State	0-18731	6	9/2/2014	9/1/2024	Sec: 14	640
		C	W	State	0-18732	6	9/2/2014	9/1/2024	Sec: 36	640
		C	W	State	0-24876	6	9/2/2018	9/1/2028	Sec: 10, S2S2, Sec 18 S2	477
		C	W	Sweetwater	701-01	8	11/1/1997	2047+	Sec: 1,3,5,7,9,11,13,15,17,19,21,23,25,27,29,33,35	10,880
		C	W	Sweetwater	705-01	8	12/10/1976	2006 +	Sec: 31	640
		C	W	Federal	WYE0021612	2	8/1/2016	7/31/2026	Sec: 22,24,26,28	2,560
		C	W	Federal	WYW0053867	2	8/1/2016	7/31/2026	Sec 20, Sec 30: LOTS 1-4, E2, E2W2,Sec: 32, 34	2,556
		C	W	Federal	WYW0053868	2	8/1/2016	7/31/2026	Sec: 2 LOTS 1-4, S2N2, S2, Sec 10: N2,N2S2, Sec: 12	2,000
		C	W	Federal	WYW0252726	2	8/1/2016	7/31/2026	Sec: 8	640
		C	W	Federal	WYW0323406	2	12/1/2017	11/30/2027	Sec 18: Lots 1-2, NE4,E2NW4	317
		C	W	Federal	WYW-148786	2	8/1/2016	7/31/2026	Sec 4: S2	320
19	109	C	W	State	0-25382	6	4/2/2019	4/1/2029	Sec 18, S2NE:SENW:E2SW:SE: Lots 2, 3, 4	486
		C	W	Sweetwater	701-01	8	11/1/1997	2047+	Sec: 7	640
		C	W	Federal	WYW0053868	2	8/1/2016	7/31/2026	Sec 6: LOTS 1-7, S2NE4, SE4NW4, E2SW4, SE4	417
18	111	C	W	State	0-25328A	6	3/2/2019	3/1/2029	Sec: 36	640
		C	W	State	0-40218	6	9/2/2018	9/1/2028	Sec: 16	640
		C	W	Sweetwater	715-01	8	5/30/1991	2021 +	Sec: 1,3,11,13,15,23,25	4,480
		C	W	Federal	WYW0064005	2	8/1/2016	7/31/2026	Sec 4: LOTS 1-2, S2NE4, SE4, Sec: 10	960
		C	W	Federal	WYW0064006	2	8/1/2016	7/31/2026	Sec: 12,14,24	1,920
		C	W	Federal	WYW-148787	2	8/1/2016	7/31/2026	Sec 2: LOTS 1-4, S2N2, S2	642
18	110	C	W	State	0-25328	6	3/2/2019	3/1/2029	Sec: 16	640
		C	W	Sweetwater	705-01	8	12/10/1976	2006 +	Sec: 1,3,5,7,9,11,13*,15,17,21,23	6,400
		C	W	Sweetwater	715-01	8	5/30/1991	2021 +	Sec: 19,31	1,280
		C	W	Federal	WYW0044874	2	8/1/2016	7/31/2026	Sec: 12*,14,24	2,560
		C	W	Federal	WYW0044875	2	8/1/2016	7/31/2026	Sec 2: LOTS1-4, S2N2, S2, Sec 4 : LOTS 1-4, S2N2, S2, SEC 6: LOTS 1-7, S2NE4, SE4NW4, E2SW4, SE4, Sec 8.	2,572
		C	W	Federal	WYW0064006	2	8/1/2016	7/31/2026	Sec 18: LOTS 1-4, E2, E2,W2	635
		C	W	Federal	WYW-180015	2	8/1/2016	7/31/2026	Sec: 20	640

Notes:

'+ - Lease term extends indefinitely with continued operation on any of the leases (production of commercial quantities)

C - Contiguous Lease, NC - Non Contiguous Lease, G - Granger Area, W - Westvaco Area, Sweetwater - Sweetwater Trona OpCo LLC, OR - Overriding Royalty

* Portions of Section 12 and all of Section 13 in T18N R110W have been assigned to neighboring mine. No resources and reserves have been included in any bed for this lease area

30

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

PROPERTY DESCRIPTION

Table 3.3 Genesis Mineral Tenure not in Resource

Link	Township	Range	Type	Location	Lessor	Lease No.	Royalty Rate (%)	Renewal (m/d/y)	Expiration (m/d/y)	Description	Acres
NCRState	19	109	NC	R	State	0-25385	n/a	4/2/2019	4/1/2029	Sec: 16	640
NCRState	17	112	NC	R	State	0-38215	n/a	4/2/2019	4/1/2029	Sec: 36	640
NCRState	17	111	NC	R	State	0-40396	n/a	10/2/2012	10/1/2022	Sec: 16	640
NCRState			NC	R	State	0-40397	n/a	10/2/2012	10/1/2022	Sec: 36	640
NCRState	17	110	NC	R	State	0-37429	n/a	10/2/2017	10/1/2027	Sec: 36	640
NCRState	16	112	NC	R	State	0-38214	n/a	4/2/2019	4/1/2029	Sec: 16,36	1,280
NCRState	16	111	NC	R	State	0-37832A	n/a	6/2/2018	6/1/2028	Sec: 36	640
NCRState			NC	R	State	0-40395	n/a	10/2/2012	10/1/2022	Sec: 16	640
NCRState	16	110	NC	R	State	0-25786	n/a	9/2/2019	9/1/2029	Sec: 16	640
NCRState			NC	R	State	0-25786A	n/a	9/2/2009	9/1/2019	Sec: 36	640
NCRState	16	109	NC	R	State	0-37372	n/a	9/2/2017	9/1/2027	Sec: 36	640
NCRFederal			NC	R	Federal	WYW0225917	n/a	8/1/2016	7/31/2026	Sec 14: W2	320
NCRState	15	112	NC	R	State	0-38213	n/a	4/2/2019	4/1/2029	Sec: 16,36	1,280
NCRState	15	111	NC	R	State	0-37831A	n/a	6/2/2018	6/1/2028	Sec: 36	640
NCRState	15	110	NC	R	State	0-25818	n/a	10/2/2019	10/1/2029	Sec: 16,36	1,280
NCRState	15	109	NC	R	State	0-37827A	n/a	6/2/2018	6/1/2028	Sec: 16	640
NCRState	15	108	NC	R	State	0-40320	n/a	1/2/2011	1/1/2021	Sec 16, N2:SW	480
NCRState	14	111	NC	R	State	0-38212	n/a	4/2/2019	4/1/2029	Sec: 36	640
NCRState	14	110	NC	R	State	0-38211	n/a	4/2/2019	4/1/2029	Sec: 36	640

Notes:

NC - Non-Contiguous Lease, R - Remaining Lease Area

Stantec has relied on Genesis's representations regarding the status of mineral tenure rights comprising the Property and that the terms and conditions of all agreements relative to tenure have been met and that there are no encumbrances to the tenures. Stantec has conducted a general review of mineral titles and tenure documents provided by Genesis. Stantec reviewed terms and conditions relative to tenure agreements and considered them in our estimate of resources and reserves.

31

FIGURE 3 1 Genesis Alkali Locality Plan SCALE: Evanston Green River Rock Springs Peoa Almy Peru Opal Sage Eden Ovid Kamas Emory Aspen Ragan Lyman Bryan Verne Elkol Paris Oakley Manila Quealy Carter Nutria Farson Pegram Calpet BorderDingle Geneva Francis Granger Raymond McKinnon Lonetree Altamont PiedmontWahsatch Reliance Westvaco Woodruff Randolph Kemmerer FrontierLaketown La Barge Burntfork Robertson Cokeville Bear River Fontenelle Montpelier Bennington Georgetown Garden City Fort Bridger Diamondville Mountain View Little America North Rock Springs Bear Lake Briggs Reservoir Mud Lake Fontenelle Reservoir Big Sandy Reservoir Eden Reservoir Neponset Reservoir Lake Viva Naughton §̈¦80 §̈¦80 £¤30 £¤191 £¤189 £¤89 £¤ £¤89 £¤191 £¤189 £¤30 £¤89 £¤191 £¤189 Wyoming Utah Colorado Uinta Lincoln Sweetwater Rich Summit Sublette Uintah Bear Lake Daggett Duchesne Gre en River Weber River Gr ee n R iv er Green River 1400000 1400000 1600000 1600000 1800000 1800000 20 00 00 20 00 00 40 00 00 40 00 00 60 00 00 60 00 00 WY Canada Mexico U.S.A. 0 500 1,000 Miles ³ Coordinate System: NAD1983 State Plane Wyoming West Central FIPS 4903 Feet LEGEND Genesis Alkali Leases KSLA Boundary Railroads Interstate Highway Major Road Local Road Cities Towns Lakes Stream Intermittent Stream Counties State Boundary 0 10 20 Miles 0 20 4010 Kilometers 1:1,000,000 DATE: 4/30/2015 Fig1- Locality_Plan.mxd

TECHNICAL REPORT SUMMARY– TRONA PROPERTY ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY 34 4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY 4.1 PHYSIOGRAPHY AND CLIMATE The Project Area is within the Greater Green River Basin (Greater Basin) an irregularly shaped intermontane desert basin that comprises part of the central Rocky Mountain region (Figure 4.1). Elevations in the Greater Basin range from approximately 6,000 feet above sea level (ft asl) at Flaming Gorge Reservoir in the southeast part of the basin to nearly 9,500 ft asl in the mountain foothills. The mountains that surround the Greater Basin are the Wyoming thrust belt to the west, the Rawlins uplift and Sierra Madre to the east, the Wind River Mountains and Sweetwater arch (Granite Mountains) to the north, and the Uinta Mountains to the south. The central parts of the Greater Basin are rolling grass- and sage-covered plains that in places are interrupted by ridges, buttes, sand dunes, playa lakes and badlands (Roehler,1992). The Greater Basin coincides with the extent of Eocene aged Lake Gosiute sediments. The Project Area sits in the western half of Greater Basin within the Green River Basin Syncline. This geologic syncline is one of four major synclines within the Greater Basin located west of the Rock Springs uplift (a late Eocene Laramide orogeny upwarp). Since the end of the Eocene Epoch, the basin has been only slightly modified by regional uplift, normal faulting, volcanism, and erosion. The Project Area elevations range from between 6,100 ft to 6,600 ft asl (Figure 4.2) and is part of the Black Fork drainage which ultimately flows into Green River drainage system at Flaming Gorge Reservoir (wsgs.wyo.gov). The Black Fork drainage includes two Hydrologic Unit Code 8 (HUC8) areas named the Black Fork and Muddy. The Black Fork drainages collects water following east-southeast from the Wyoming Thrust Belt highlands. The northeast border of the project is a topographic divide (at approximately 6, 600 ft asl) between the Green River and Black Fork drainage areas. The Black Fork runs through the Project Area where the lowest elevation is within its flood plain exiting the project area at approximately 6,160 feet asl. The climate of the Project Area is classified as cold and semi-arid (Koppen climatic classification BSk). The average annual temperature in Green River, Wyoming area is 56 degrees Fahrenheit (°F) where annual temperatures usually range between 7 °F and 87 °F. The annual number of days without frost is approximately 110 days. The annual precipitation ranges from 7 to 8 inches and the average annual snow fall is 34 inches. (NRCS: 1981-2010; usclimatedata.com) The Project Area vegetation is often referred to as the Sagebrush Steppe or Desert Shrublands consisting of sagebrush, greasewood, bunch grasses, and a variety of other small desert plants (some unique to the area) at lower elevations. Cottonwood and willow grow along perennial streams. Large game animals in the area include pronghorn, elk, and mule deer. Common predators include coyotes, foxes, hawks, bald eagles, and owls. Small and burrowing animals include gophers, prairie dogs, rabbits, rats, mice, and lizards. Near water, a few animals to note include doves, ducks, trout, songbirds, and osprey. (wgfd.wyo.gov)

TECHNICAL REPORT SUMMARY– TRONA PROPERTY ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY 35 4.2 ACCESS The operating Genesis property consists of the Granger Site and the Westvaco Site located in Sweetwater County, Wyoming, which are accessible from Interstate 80 (I-80) which is a four-lane divided highway. The Granger Site is accessible using I-80 exit 66 to US Highway 30 to the town of Granger, Wyoming (population (pop.) 139) then 6.5 miles northeast on improved private roads to the site and also on county roads from WY Highway 372. The Westvaco Site is accessible using I-80 exit 72 approximately 7miles to the processing plant. The two main population centers of Green River, Wyoming (pop. 12,752) and Rock Springs, Wyoming (pop. 24,138) are 18 miles and 30 miles to the east, respectively. Evanston, Wyoming (pop. 12,295) is 66 miles to the west. The Union Pacific (UP) Railroad passes just north of the Westvaco Plant facilities with siding to access the mainline. The Granger Site is accessible to the Union Pacific by a spur line that connects to the mainline near Granger, Wyoming. 4.3 INFRASTRUCTURE Infrastructure on the Genesis sites is very well developed as the facilities have been in operation from thirty-five (35) to over seventy (70) years. The infrastructure consists of more than adequate truck and rail loadout facilities, electrical generation and transmission facilities, tailings facilities, product storage facilities, process facilities, natural gas pipelines and distribution facilities and water pipelines, treatment and distribution facilities. The sites also have ample buildings for offices, labs, change rooms, warehouses and maintenance shops. A more complete discussion of infrastructure can be found in Section 15 of this document.

Big Sandy River New Fork River Great Divide Basin Little Snake River Green River Blacks Fork -111.000000 -111.000000 -110.000000 -110.000000 -109.000000 -109.000000 -108.000000 -108.000000 41 .0 00 00 0 41 .0 00 00 0 42 .0 00 00 0 42 .0 00 00 0 Notes 1. Coordinate System: GCS WGS 1984; Units: Degree 2. Data Source: U.S. Geological Survey Professional Paper 1506-A. 1992; basemap - World Imagery, Esri. Service Layer Credits: Source: Esri, Maxar, GeoEye, Earthstar Geographics, Disclaimer: This document has been prepared based on information provided by others as cited in the Notes section. Stantec has not verified the accuracy and/or completeness of this information and shall not be responsible for any errors or omissions which may be incorporated herein as a result. Stantec assumes no responsibility for data supplied in electronic format, and the recipient accepts full responsibility for verifying the accuracy and completeness of the data. DRAWN BY: J.K. CHK'D BY: D.L. DATE: 06/29/21 Legend Genesis Alkali Lease Areas (Project Area) Watershed River Basin Division Greater Green River Basin Watershed County Boundary 0 40 80 Miles C :\D at a\ Ta ta \0 3_ da ta \g is _c ad \M X D \F ig _4 _1 _G A _P _C .m xd GENESIS ALKALI PFS REPORT Green River Basin Region and Drainage Basins Figure 4-1 Colorado Wyoming Utah Idaho Carbon Sweetwater Fremont Natrona Sublette Lincoln Uinta Teton ($$¯ Boundary of the Greater Green River Basin (Greater Basin)

Westvaco Little America Granger Green River Blacks Fork §̈¦80 §̈¦80 £¤30 ¬«372 Bryan Genesis Alkali Westvaco Facility Genesis Alkali Granger Facility 6200 6400 6200 6400 62 00 64 00 6200 6200 6200 6400 6400 6400 6400 6400 6600 64 00 64 00 6200 64 00 64 00 6400 6400 64 00 6400 6400 6400 6400 6400 6400 6400 64 00 6400 6400 66 00 6400 6400 6400 66 00 6400 6200 6400 6400 66 00 6600 6400 6400 6200 66 00 64 00 6600 6400 6400 6600 6400 6600 6400 6400 6400 66 00 66 00 6400 6400 6600 6200 6400 6600 6200 6400 6400 6400 6200 6400 1,630,000 1,630,000 1,640,000 1,640,000 1,650,000 1,650,000 1,660,000 1,660,000 1,670,000 1,670,000 1,680,000 1,680,000 1,690,000 1,690,000 1,700,000 1,700,000 1,710,000 1,710,000 36 0, 00 0 36 0, 00 0 37 0, 00 0 37 0, 00 0 38 0, 00 0 38 0, 00 0 39 0, 00 0 39 0, 00 0 40 0, 00 0 40 0, 00 0 41 0, 00 0 41 0, 00 0 42 0, 00 0 42 0, 00 0 43 0, 00 0 43 0, 00 0 44 0, 00 0 44 0, 00 0 45 0, 00 0 45 0, 00 0 Notes 1. Coordinate System: NAD 1983 StatePlane Wyoming West Central FIPS 4903 Feet; Units: Foot US 2. Data Source: contours - National Elevation Dataset 10 meter resolution; basemap - National Geographic World Map, Esri. Service Layer Credits: National Geographic, Esri, Garmin, HERE, UNEP- Surface Topography, Roads, Rail and Drainages Disclaimer: This document has been prepared based on information provided by others as cited in the Notes section. Stantec has not verified the accuracy and/or completeness of this information and shall not be responsible for any errors or omissions which may be incorporated herein as a result. Stantec assumes no responsibility for data supplied in electronic format, and the recipient accepts full responsibility for verifying the accuracy and completeness of the data. Figure 4-2 DRAWN BY: J.K. CHK'D BY: D.L. DATE: 02/03/22 Legend Genesis Alkali Lease Areas Granger Non-Contiguous Granger Contiguous Westvaco Contiguous Roads Interstate US - Highway State - Highway Railroad Topographic Contour 200 feet Topographic Contour 40 feet ($$¯ 0 13,000 26,000 Feet 0 2 4 Miles C :\D at a\ Ta ta \0 3_ da ta \g is _c ad \M X D \F ig _4 _2 _G A _T op oF eb 20 22 .m xd GENESIS ALKALI PFS REPORT Tailings Reservoir River

TECHNICAL REPORT SUMMARY– TRONA PROPERTY HISTORY 38 5.0 HISTORY The following historical overview of mining in the Green River Basin was collected from publicly available information. 5.1 OWNERSHIP Westvaco Chemical Corporation (Westvaco) notified UP in 1946 of its intention to sink a mine shaft and to construct a trona processing plant. A shaft was sunk in 1947 to the top of Bed 17 bringing the first skipload of trona to the surface in late 1947. In the fall of 1948, Westvaco was acquired by the Food Machinery Corporation (later known as FMC). In 1952, the Westvaco Division of FMC formed the Intermountain Chemical Company as Wyoming’s first trona mining company. In 1953, Intermountain Chemical Company began producing soda ash by a sesquicarbonate process through a plant with a 300,000-ton (t) capacity. FMC purchased the TexasGulf (TG) Granger Mine and plant in 1999. The plant was built in 1976 and mothballed by FMC in 2002. FMC restarted the plant in 2005 as a solution feed lime mono deca process plant (LMd plant) with mining based on circulation of water through the old mine workings in Bed 20. The Alkali Chemical Division of FMC, including the trona mining and processing operations in the Green River Basin of Wyoming, was acquired by Tronox Alkali in May 2015. In September 2017, Tronox sold the Westvaco facility to Genesis Alkali LP which currently operates the facility as Genesis Alkali Wyoming, LP. 5.2 PRODUCTION HISTORY The first wildcat well drilled through trona in 1938 and the first shaft was sunk to Bed 17 in 1947 to begin experimental mining at the Westvaco Mine. A second shaft was sunk in 1950, as production experimentation discovered that trona could be mined with coal type equipment, new mining methods were tried. A third shaft was sunk in 1956 and mine ore production reached 600,000 tons per year (tpy). The introduction of the first borer miner in 1959 facilitated an annual ore production increase from 800,000t to 1,000,000t by 1962 and 2,000,000t by 1970. Four more shafts were sunk between 1970 and 1974, with the introduction of the first drum miners in 1973 with annual ore production reaching the 3,000,000t plateau in 1974 and 4,000,000t plateau in 1976. Eight shaft was sunk in 1980 and with the introduction of longwall mining reached the 5,000,000t production plateau in 1981. New full face borer miners were introduced in 1984 with 18t capacity shuttle cars. Annual ore production levels stabilized in the 4-5Mt range as newer longwall equipment and wider panels were introduced. The ninth shaft was sunk in 2004 and the newest longwall equipment was installed in 2009. Solution mining began at the Westvaco Mine in 1989 with the injection of Sesqui plant tailings into previously mined underground workings. In 1991 additional injection of the Mono plant tailings began. The insoluble solids settle out in the mine workings while dissolving trona during the retention process and the remaining liquor flowed to sumps located in the mine for collection and pumping the higher percent trona to a surface lake for recovery. An (E) Evaporation, (L) Lime, (D) Decahydrate crystallization, and (M) Monohydrate crystallization (ELDM) plant was constructed to process the enriched water with operations beginning in 1995. The process was enhanced again with the addition of clear liquor injection in 1998 as a process to maintain fluid flows necessary to support plant operations and increase solution mining recoveries.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY HISTORY 39 The Westvaco Mine has been in continuous operation since 1947 producing approximately 233Mt of dry mined trona ore from Bed 17 as of December 31, 2021. Secondary recovery solution mining in Bed 17 has produced approximately 30.8 Mt of pure trona equivalent as of December 31, 2021. The acquisition of the Granger area from TG occurred in 1999. This acquisition included significant trona resources contained in leases immediately west of FMC’s pre-acquisition lease holdings as well as leases in proximity to the Granger Mine. FMC discontinued underground dry mining operations at Granger in 2001 and idled the plant. According to Genesis production records, 2,095,344t of dry extracted trona ore was produced from the Granger Mine subsequent to FMC’s acquisition from 1999 through May 2001. The facility was restarted in 2005 as a solution feed process plant (LMd plant) at 250,000tpy capacity with an additional 250,000tpy capacity added in 2006. Solution feed was generated by circulating water through the old mine workings in Bed 20. Plant capacity was projected to be increased by 700,000tpy to reach 1.2Mtpy by 2012. A global downturn in soda ash pricing resulted in the suspension of operations at the 500,000tpy Granger facility in April 2009. The Granger facility was restarted in the third quarter of 2011 at 500,000tpy. The planned expansion to return the capacity to 1.3Mtpy, but on solution feed, is underway with the upgraded operation scheduled to start in 2023. Mine production from secondary recovery solution mining in Bed 20 and Bed 21 was 9.2 Mt of pure trona equivalent as of December 31, 2020.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT 40 6.0 GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT 6.1 REGIONAL SETTING Southwestern Wyoming’s trona deposits are the world’s largest occurrence of natural soda ash (Leigh, 1998) and are derived from the precipitation of dissolved solids that have accumulated in an ancient lakebed referred to as Lake Gosiute in the geologic records. Approximately 50 million (M) years ago (Eocene Epoch) Lake Gosiute covered most of southwest Wyoming as indicated in Figure 6.1. Fluctuations of the lake extent in response to variations in tectonic regimes and climatic changes resulted in a cyclic pattern of oil shale deposition, followed by evaporite accumulations of trona, halite or shortite within marlstones and altered tuffs. The trona beds are contained within marlstone and oil shale deposits in the Wilkins Peak Member of the Eocene Green River Formation. 6.2 STRATIGRAPHY The Eocene Bridger Formation outcrops at the surface on the Genesis property as well as surrounding areas and is composed of fluvial siltstones and sandstones. The thickness of this unit within the Genesis contiguous leases can exceed 300ft (Leigh, 2012). The underlying Green River Formation is split into the Laney Member, Wilkins Peak Member and Tipton Member. The uppermost Laney Member comprises freshwater lacustrine mudstones, claystones, siltstones, oil shales and limestones. The Wilkins Peak Member includes major oil shale and trona beds deposited within Lake Gosiute and represents a transition from freshwater deposition to saline deposition. Underlying the Wilkins Peak Member is the Tipton Member, which is comprised predominantly of freshwater marlstones and a few oil shale units. The base of the Tipton Member is the base of the Green River Formation in the area. Below the Green River Formation is the Wasatch Formation, a fluvial unit comprised largely of sandstones, siltstones, and varicolored mudstones. Several Wasatch Formation deposits are found to intertongue with the members of the Green River Formation. The most prominent of these is the Desertion Point Tongue, which is found to intrude into the Laney Member. This unit thickens towards the southwestern margin of the Genesis property and is known to contain water. 6.3 TRONA BEDS There are 42 known trona beds within the Wilkins Peak Member, 25 of which exceed 3.28ft in thickness and cover an area of more than 116 square miles (Leigh, 1998). The thicker (>3.28 ft) trona beds are numbered in ascending order from 1 through 25, with Bed 1 being oldest (stratigraphically lowest) and Bed 25 being youngest (stratigraphically highest). Beds 1 through 18 are composed predominantly of light brown, fine-grained “maple sugar” type trona. Halite is common within these beds (Leigh, 1998). Beds 19 through 25 are relatively halite free and consist of amber, translucent, coarse crystalline, fibrous, random to radiating bladelike crystal forms, commonly referred to as “root beer” type trona. According to Leigh (1998), trona Bed 1 is regionally the thickest bed at an average of 37ft thick, while trona Bed 17 is the most aerial extensive bed, covering an area of approximately 870 square miles (Figure 6.1). Historical mining within Genesis-contiguous lease areas has focused on Beds 17 and 20, whose regional aerial extents are also illustrated in Figure 6.1. The trona beds are largely flat-lying, as the regional dip of the stratigraphy is towards the southwest and averages 0.5 degree within Genesis’s contiguous lease areas.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT 41 6.4 GENESIS PROPERTY TRONA BEDS There are five (5) trona beds identified as targets for mechanical mining or solution mining within Genesis’s contiguous lease areas. These are beds: 15, 17, 19, 20, and 21. These five beds, from oldest (15) to youngest (21) are shown in Figure 6.2 generalized stratigraphic column. The overall distribution of beds 15 through 21 are shown in Figure 6.3 that also includes a south to north (S-N) cross-section through the geologic model to illustrate the subsurface extents of the trona beds. As shown in Figure 6.3 beds 15 and 17 are mostly developed within the Westvaco lease area whereas beds 19, 20 and 21 are mostly developed within the Granger lease area in the north of the property. Though there are some penetrations of beds from exploration holes outside the areas shown in Figure 6.3, the exploration records in these areas are incomplete with most beds less that the minimum thickness for solution mining at 5ft or mechanical mining at 9ft. There is no recognized fault displacement of the beds on the property. Features of the individual beds are discussed separately below. 6.4.1 Bed 15 Bed 15 lies between approximately 1,500 and 1,900ft below the surface on the Genesis leases. The bed is present within Genesis’s Westvaco lease area, as illustrated in the blue hatched area on the left side of Figure 6.3. It is also shown under the Westvaco Lease heading on the cross-section on right side of Figure 6.3. The bed reaches its maximum thickness in the lease’s southern portion, exceeding 11ft. The bed decreases in thickness to two feet or pinches out completely towards the lease’s northern end. The bed has not been extensively evaluated by Genesis for mechanical mining in the past due to lower bed height and generally higher insoluble content in bed 15 when compared to bed 17. The insoluble component of the trona beds typically consists of bands (partings) of marlstone and shortite. 6.4.2 Bed 17 Bed 17 is generally found between 35ft and 55ft above Bed 15, and averages approximately 11ft in thickness on Genesis lands. The bed is present within Genesis’s Westvaco lease area, as illustrated in the blue hatched area on the left side of Figure 6.3. It is also shown under the Westvaco Lease heading on the cross-section on right side of Figure 6.3. The bed reaches its maximum thickness in the lease’s south-central portion; there it is seen to exceed 15ft thick. Bed 17 decreases in thickness to approximately 5ft near the northern margin of the lease areas. Bed 17 has been mechanically mined within Genesis lease areas since 1947 and economic extraction activities continue today. Mining experience, and observations from Bed 17 drill cores, indicates Bed 17’s top half has a greater proportion of insoluble bands than the Bed’s lower half. All of Bed 17 rests on an oil shale floor. Additionally, the top approximately 1.5ft of Bed 17 is commonly found to be enriched in halite. Despite these general variations, Bed 17 meets and exceeds Genesis’s current minimum mining height in almost all areas for mechanical mining. 6.4.3 Bed 19 Bed 19 is found between the depths of 1,300ft and 1,600ft only within the Granger lease area whose location is illustrated in the red hatched area on the left side of Figure 6.3. It is also shown under the Granger Lease heading on the cross-section on right side of Figure 6.3. Bed 19 is approximately 40ft to 60ft below Bed 20. Bed 19 averages close to 9ft thick on the Genesis lease but thins to approximately 5ft thick towards the lease’s northern

TECHNICAL REPORT SUMMARY– TRONA PROPERTY GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT 42 margin. Insoluble partings present in Bed 19 make the bed more disturbed than Bed 17 due to fibrous crystal growth and depositional processes. In-filled desiccation cracks from the roof of Bed 19 are common; however, the nature and extent of these vertically oriented insoluble zones, that may be approximately 1 to 2ft wide, cannot easily be determined from exploration drilling. 6.4.4 Bed 20 Bed 20 is developed only within the Granger lease area whose location is illustrated in the red hatched area on the left side of Figure 6.3. It is also shown under the Granger Lease heading on the cross-section on right side of Figure 6.3. Bed 20 has been previously mined using mechanical mining methods starting in 1976 and continuing to 2001. Following closure of the mechanical mining operation, the underground workings were flooded as part of a solution mining extraction operation. Bed 20 averages close to 10ft thick but is seen to pinch out along the lease margins. In-filled desiccation cracks from the roof of Bed 20 have been identified from underground mapping. These desiccation cracks appear to be approximately 100ft apart, with thicknesses of up to 2ft based on diagrams presented by Leigh (1998). Insoluble partings are present in Bed 20, and like Bed 19 are more disturbed when compared to Bed 17 in the south. 6.4.5 Bed 21 Bed 21 is found between the depths of 1,200ft and 1,500ft and is contained within the Granger lease area whose location is illustrated in the red hatched area on the left side of Figure 6.3. It is also shown under the Granger Lease heading on the cross-section on right side of Figure 6.3. Bed 21 is approximately 45 to 65ft above Bed 20. Bed 21 has an average thickness of almost 5ft within the Genesis lease area with some localized thickening to 9ft. Bed 21 thins to less than 1ft thickness in the western extent of the lease. Insoluble partings present in Bed 21 make the bed more disturbed than Bed 17 due to fibrous crystal growth and depositional processes.

WY
ID
UT
CO
BEDDED TRONA
MAXIMUM EXTENT OF LAKE GOSIUTE
0 50
Miles
Lincoln
Uinta
Sweetwater
Granger
Verne
Westvaco
Bryan
Peru
Little America
Green River
30
80
191
Shute Creek
Big Sandy River
Sevenmile Wash
Hams Fork
Dry Muddy Creek
Green River
Stevens Draw Reservoir
Meadow Springs Wash
Little Dry Creek
Big Dry Creek
Briggs Reservoir
Buckboard Reservoir
Sage Creek
Currant Creek
Bitter Creek
Mechanically Mineable Trona Area (MMTA)
Known Sodium Leasing Area (KSLA)
1600000
1700000
1800000
500000
400000
300000
Genesis Alkali Leases
Westvaco Lease Area
Granger Lease Area
MMTA Boundary
KSLA Boundary
Railroads
Cities
Towns
Bedded Trona (1979)
Bed 1
Bed 17
Bed 20
Interstate
Highway
Major Road
Townships
Coordinate System:
NAD1983 State Plane
Wyoming West Central
FIPS 4903
Feet
0 5 10
Miles
0 5 10 15
Kilometers
N
genesisalkali
Genesis Alkali Regional Setting
FIGURE 6.1
DATE: 5/27/2015
SCALE: 1:400,000
Fig2- FMC_Regional.mxd
Stantec

Service Layer Credits: Disclaimer: This document has been prepared based on information provided by others as cited in the Notes section. Stantec has not verified the accuracy and/or completeness of this information and shall not be responsible for any errors or omissions which may be incorporated herein as a result. Stantec assumes no responsibility for data supplied in electronic format, and the recipient accepts full responsibility for verifying the accuracy and completeness of the data. DRAWN BY: J.K. CHK'D BY: D.L. DATE: 06/29/21C :\D at a\ Ta ta \0 3_ da ta \g is _c ad \M X D \F ig _6 _2 _S tra t.m xd GENESIS ALKALI PFS REPORT Generalized Stratigraphic Column Figure 6-2 4000 4500 5500 5000 6000 6500 Approximate Elevation (feet above sea level) South North Bridger Formation Green River Formation Wasatch Formation Bridger Formation Laney Member Wilkins Peak Member Tipton Member Wasatch Formation Trona Bed Bed 21 Bed 19 Bed 20 Bed 17 Bed 15 Legend Fluvial sandstone, siltstone, and varicolored mudstone Fluvial siltstones and sandstones Freshwater lacustrine mudstones, siltstones, oil shales, and limestone Freshwater marlstone and shale Lake Gosiute transitional freshwater to saline deposits with major oil shale and trona beds Wilkins Peak Member: Wilkins Peak Member: Bridger Formation: Laney Member: Tipton Member: Wasatch Formation: Trona Bed

TECHNICAL REPORT SUMMARY– TRONA PROPERTY EXPLORATION 46 7.0 EXPLORATION Exploration for trona is through exploration drilling from surface and from underground mining. Exploration drilling to determine the extent and thickness of the various trona beds has been occurring within the Genesis lease areas since the 1940s and continued into the late 1990s. Though several entities conducted exploration drilling campaigns, TG and FMC performed the most extensive drilling operations. These two operators conducted multiple drilling campaigns within their respective leases and delineated resource boundaries and quantified the grade characteristics of the trona beds. In all, 320 holes located within or nearby the Genesis leases, as part of the various exploration drilling enterprises, were used to generate the geologic model that forms the basis for the reporting of trona resources and reserves. Four additional underground channel mapping sites, from the adjacent Solvay Chemicals Inc. mine were used to inform the model but were of little influence. The locations of these holes and underground mapping sites are illustrated in Figure 7.1, Exploration Drilling Plan. 7.1 DRILLING Most exploration drilling involved the spot coring of the respective trona beds, with some of the coring continuing below Bed 15 to capture some of the deeper trona beds. Standard drilling methods involved open rotary drilling to within approximately 10ft of the target trona bed. Thereafter, core drilling methods were used through the trona bed. Typical core diameters produced were between 2 and 3 inches. Core recovery through the trona beds were observed to be acceptable for valid sampling based on observation of the original drillhole records. Downhole geophysical measurements were completed for most of the exploration holes. Typical measurements undertaken included a combination of gamma, density, sonic, resistivity and caliper measurements. These geophysical log signatures have been used to make small adjustments to the trona bed intervals reported from field observations of the drill core samples and as an aid in identifying core sampling intervals. Core sample intervals were generally between 1 and 2ft in length. Standard practice was to split the core samples along the length of the core with half the sample kept in storage and the remaining sample sent to company- owned Westvaco or TG plant laboratories for determination of trona percent, halite (NaCl) percent and remaining insoluble (insols) percent. There has been no additional exploration drilling since 1999 when TG soda ash operations and leases were purchased by FMC. There is no known record of underground trona bed sampling and mapping within the Genesis lease that has been undertaken for the purpose of defining trona bed resources.

( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( (( ( ( ( ( ( ( ( ( ( ( ( ( ( ( (( (( ( ( ( ( ( ( (( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( (( ( ( ( ( ( ( ( ( ( ( ( ( ( ( (( ( ( ( (( ( ( ( ( (( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( (( ( ( ( ( ( ( ( ( ( ( (( ( ( (( ( ( ( ( ( (( ( ( ( ( ( ( ( ( ( ( (( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( ( (( ( ( A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A AA A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A AA A A A A A A A A A A A A A A AA AA A A A A A A AA A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A AA A A A A A A A A A AA A A A A A A A AAA A A A AA A A A A A A A A AA A A A A A A A A A AA A A A A A A A A A A AA A A AA A A A A A AA AA A A A A A A A A AA A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A A AA A A #*#* #* #* Westvaco Little America Granger Green River Blacks Fork §̈¦80 §̈¦80 £¤30 ¬«372 6200 6400 6200 6200 6400 64 00 6200 6200 6200 6400 6400 6400 6400 6400 6600 64 00 64 00 6200 64 00 64 00 6400 6400 64 00 6400 6400 6400 6400 6400 6400 6400 64 00 6400 6400 66 00 6400 6400 6400 66 00 6400 6200 6400 6400 66 00 6600 6400 6400 6200 66 00 64 00 6600 6400 6400 6600 6400 6600 6400 6400 6400 66 00 66 00 6400 6400 6400 6600 6200 6400 6400 6400 6200 6400 1,620,000 1,620,000 1,630,000 1,630,000 1,640,000 1,640,000 1,650,000 1,650,000 1,660,000 1,660,000 1,670,000 1,670,000 1,680,000 1,680,000 1,690,000 1,690,000 1,700,000 1,700,000 1,710,000 1,710,000 36 0, 00 0 36 0, 00 0 37 0, 00 0 37 0, 00 0 38 0, 00 0 38 0, 00 0 39 0, 00 0 39 0, 00 0 40 0, 00 0 40 0, 00 0 41 0, 00 0 41 0, 00 0 42 0, 00 0 42 0, 00 0 43 0, 00 0 43 0, 00 0 44 0, 00 0 44 0, 00 0 45 0, 00 0 45 0, 00 0 Notes 1. Coordinate System: NAD 1983 StatePlane Wyoming West Central FIPS 4903 Feet; Units: Foot US 2. Data Source: contours - National Elevation Dataset 10 meter resolution; basemap - National Geographic World Map, Esri. Service Layer Credits: National Geographic, Esri, Garmin, HERE, UNEP- Drillhole and Mapping Site Locations Disclaimer: This document has been prepared based on information provided by others as cited in the Notes section. Stantec has not verified the accuracy and/or completeness of this information and shall not be responsible for any errors or omissions which may be incorporated herein as a result. Stantec assumes no responsibility for data supplied in electronic format, and the recipient accepts full responsibility for verifying the accuracy and completeness of the data. Figure 7-1 DRAWN BY: J.K. CHK'D BY: D.L. DATE: 06/28/21 Legend (A Drillhole #* Underground Mapping Leased Area Roads Interstate US - Highway State - Highway Topographic Contour 200 feet Topographic Contour 40 feet ($$¯ 0 13,000 26,000 Feet 0 2 4 Miles C :\D at a\ Ta ta \0 3_ da ta \g is _c ad \M X D \F ig _7 _1 _G A _D ril l_ lo ca tio ns .m xd GENESIS ALKALI PFS REPORT Tailings Reservoir River

TECHNICAL REPORT SUMMARY– TRONA PROPERTY SAMPLE PREPARATION, ANALYSES AND SECURITY 48 8.0 SAMPLE PREPARATION, ANALYSES AND SECURITY Exploration drill core sample preparation was last completed in the 1990s and there is no documented internal (company) laboratory standard used for testing of trona exploration drill core samples. The following is a description of the standard practice that would currently be employed from an accredited independent laboratory that would, in the opinion of Stantec reproduce the sample results used for the estimation of resources. Core samples would be crushed to ¼ inch, riffle split and then pulverized to -150 mesh. The American Society for Testing and Materials (ASTM) method used for testing for trona percent is E359-10, “Standard Test Methods for Analysis of Soda Ash (Sodium Carbonate)”. The test method for total alkalinity outlined in E358-10 is used to determine trona percent. The same ASTM standard is used to determine percent halite (NaCl). Documentation of sample security measures, quality control and assurance (QAQC) were not observed by Stantec. However, given that there has been successful underground dry mining of Bed 17 and Bed 20 within and nearby the exploration sample sites it would appear that previous sampling methods, sample security, analysis methods, and internal QAQC measures met the requirements for successful mine planning over the history of the Westvaco Mine and Granger Mine mining operations.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY DATA VERIFICATION 49 9.0 DATA VERIFICATION Stantec conducted a site inspection of the property on December 29 and 30, 2014, and April 8 and 9, 2015. During the site inspections exploration data, plans and Genesis internal technical reports were collected for the purposes of estimating resources and reserves, and exploration drillhole sites were confirmed in the field with the aid of hand-held GPS. An underground inspection of the longwall was completed by Stantec on April 8, 2015. Interviews were conducted with the following technical personnel working for or contracted to Genesis: Rich Kramer (Chief Mine Engineer), Janet Carrick (Senior Mine Engineer) and Terry Leigh (Geological Consultant). During the interviews it was clear that current mine operations, understanding of the geology and mine planning is in good standing. The following is a description of the Stantec observations of the provided data. In 2012, FMC engaged Leigh Geological Services (Leigh) to produce a preliminary resource report of the trona resources contained within Beds 15, 17, 19, and 20 of their contiguous leases (Leigh, 2012). The Leigh databases were provided to Stantec for the purposes of generating an independent geological model and estimates of the trona bed resources. The electronic database was spot-checked for accuracy to source hardcopy drillhole data. Analytical data in the form of grade (trona wt%), insoluble content (wt%), and halite (NaCl) content (wt%) contained within the databases were also spot-checked to the geological source data. The analytical data itself was sourced from in-house analytical labs for the various entities engaged in the exploration drilling and no certified laboratory certificates were associated with hardcopy analytical records. The analytical data in the databases was found to be consistent with the geological source data. Stantec has no reason to believe that the laboratory data is in error given the long history of successful trona mining on the Genesis property using the same exploration data and proving of the analytical results by actual mining. Seven of the planned fourteen selected exploration hole locations were verified using a handheld GPS. Six of the remaining holes were not identified due to lack of access due to rain making the access roads impassable. The exploration hole monuments were identified by sealed drill steel casing cemented into the hole and protruding from the ground by approximately 5 to 7ft. One accessible hole location, Paddock #1, was not identified in the field due to all evidence of previous drilling being removed to install a gas pipeline.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

MINERAL PROCESSING AND METALLURGICAL TESTING

10.0 MINERAL PROCESSING AND METALLURGICAL TESTING

10.1 INTRODUCTION

This section focuses on the physical attributes of the trona (sodium sesquicarbonate – $Na_2CO_3 \cdot NaHCO_3 \cdot 2H_2O$) as it relates to processing and the production of soda ash (anhydrous sodium carbonate - Na_2CO_3). The primary process reaction is the thermal calcination of trona:

$$2Na_2CO_3 \cdot NaHCO_3 \cdot 2H_2O \text{ (trona)} + \text{heat} \Rightarrow 3Na_2CO_3 + CO_2 + 5H_2O$$

Genesis uses both mechanical and solution mining, so consideration is made for the differences in the process plant feeds.

The processes at Genesis are well proven and process testing has been established throughout more than 50 years of process experience. Following is a list of process facilities and the length of time that each plant or process has been in operation. Descriptions of the plants and simplified flow diagrams can be found in Section 14 of this document.

- Sesqui Process (dry ore) – constructed in 1953 and has been in operation for about 70 years.
- Mono Process (dry ore) – Two lines, one constructed in 1972 and the other came online in 1976. The process has been in continuous operation for about 50 years. The Mono process is the dominate soda ash process in the natural soda ash industry and is used by all of the Wyoming soda ash producers.
- ELDM (solution mined ore) – The final portion of the plant was completed in 1996 and has operated for over 25 years.
- Granger plant – The plant was originally constructed in 1976 as a mono process plant by TG, utilizing a dry ore feed from the adjacent underground mine. After FMC acquired the mine and surface facilities in 1999 the plant was converted to operate on solution feed in 2005. It is currently being upgraded to a process similar to the ELDM plant.

10.2 DRY TRONA

Both the Sesqui and Mono process plants rely primarily on mechanically mined dry trona ore from the Westvaco Mine and are fed the same dry mined product. The ore quality remains fairly consistent at about 70%. The ore quality refers to the percentage by weight of the trona (sodium sesquicarbonate) that can be recovered as soda ash (sodium carbonate). At a 70% ore quality it would take 1.42t of pure trona (sodium sesquicarbonate) to produce one ton of soda ash. The ore feed also includes 10% to 14% insoluble material which remains as solids in the process and is removed through separation, thickening and filtration. Of the trona mass about 17% is water and 8% is CO_2, which is driven off in the thermal calcination as gasses. The majority of the inefficiency in the dry ore operations is recovered in the ELDM plant since the Mono plant crystallizer purge is processed in the deca crystallizer and the majority of the alkali that remains in the tailings becomes part of the solution feed injection solvent stream.

50

TECHNICAL REPORT SUMMARY– TRONA PROPERTY MINERAL PROCESSING AND METALLURGICAL TESTING 51 The most significant contaminate in the dry ore is the insoluble material which comes from the shale bands contained within the ore beds and some out of bed dilution from cutting floor and roof shale while mechanically mining. The amount of insoluble material from the mechanical mining can vary greatly when the mining machines cross shale rolls that occur locally and effectively increase the amount of in bed insolubles in the area. In the dry ore processes the insoluble shale is removed as the mineral dissolves in water and the insoluble shale is removed through several steps of separation, thickening and filtration. The average ratio of ore to soda ash from the individual plants is somewhat difficult to determine because of the process ties between the dry ore plants, the ELDM plant and the lake decahydrate dredging operation. Chloride content can be a concern but present, chloride content in the dry ore is low and no additional measures are needed. Chloride content for most of the mechanical mining areas is below threshold values for chlorides. The exception is the far southwestern corner of the existing leases. The issue may be controlled by mixing the high chloride ore with lower chloride ore as it is mechanically mined. An alternative might be to add deca crystallizers to remove excess chloride. Magnesium content is also a concern. High magnesium levels increase the scale build up inside of the process piping. Excessive scale results in more plant outage time to acid wash process lines to remove the scale. Processing details for each plant are discussed in Section 14 of this report. 10.3 SOLUTION MINED TRONA Currently, Genesis has the ELDM plant at Westvaco and the Granger plant to process solution mined ore produced from mine voids. The Granger plant was originally fed with dry ore from the Granger Mine. The plant has since been converted to process solution mined ore from the Granger Mine voids. Insoluble material is not an issue at the solution plants since anything insoluble is not recovered from the mine voids. Chlorides become a larger issue for the solution plants since water is recovered from overlaying aquifers that contain higher chloride content. Presently, water recovered from the longwall areas of the Westvaco Mine have increased chloride content and are treated by concentrating separately from other mine water streams in the Longwall Water Plant before being fed to the ELDM deca crystallizers for alkali recovery. Details regarding the solution mine plants are discussed in Section 14 of this report. 10.4 TESTING AND ANALYSIS Over the years Genesis has developed very comprehensive testing and analysis protocols. The protocols include testing of plant feeds, intermediate streams and finished product. The procedure for most sampling is to composite samples from a given location and then test the composited sample. Testing of dry ore process feed includes measuring insoluble material, total alkalinity, and free moisture. Testing of intermediate streams is used to measure efficiencies of energy and chemical consumption. Testing of final product is ensuring that the customer specifications for product are met. The analysis includes testing for a wide variety of trace minerals as well as purity and moisture.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

MINERAL RESOURCE ESTIMATES

11.0 MINERAL RESOURCE ESTIMATES

11.1 RESOURCE MODEL

The geologic model was constructed using Carlson Mining 2018 software (v.190520) using the drillhole exploration data provided by Genesis. A total of 320 provided drillholes plus 4 provided underground mapping sites, as well as underground floor elevation surveys from the Westvaco mine, were used to develop model grid estimates from five resource trona beds, from oldest to youngest: 15, 17, 19, 20 and 21. Grid estimates were generated for topography and the following trona bed parameters: thickness, roof/floor elevations, overburden depth to roof and trona percent. Estimation algorithms were mostly limited to an inverse distance squared which is widely used for similar bedded deposits. Surface topography data was provided by Genesis alkali and found to be accurate.

All modeling was done using the Westvaco mine grid coordinate system that uses imperial units of measurement. Model extent and grid spacing is shown in Table 11.1. The model extent relative to the overall distribution of the five resource trona beds and cross-section through the model can be found in Figure 6.3. Final model checks were made by comparing grid estimates with source drillhole data and overall consistency of the model with respect to regional geologic trends reported in public records (Leigh, 1998).

Table 11.1 Model Extent in Westvaco Mine Grid Coordinates

Coordinates	Minumum	Maximum	Grid Spacing (ft)
Easting (X)	16000	78000	200
Northing (Y)	10000	103000	200

11.2 RESOURCE ESTIMATES

The trona resources and average trona precent as reported from geologic model for Bed 15, Bed 17, Bed 19, Bed 20 and Bed 21 are outlined in Table 11.2 and Table 11.3. The resources are all reported in million short tons (Mt) and apply a minimum bed thickness cutoff based on identified underground mining extraction methods as shown in Table 11.2 and Table 11.3. Effective data for the resource estimate is December 31, 2021 Resource estimates in Table 11.2 and Table 11.3 are inclusive of reserves.

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY

MINERAL RESOURCE ESTIMATES

Table 11.2 Contiguous Trona Resources – December 31, 2021

Lease	Bed	Mining Method	Minimum Thickness (ft)	Measured plus Indicated				Inferred
				Measured (Mt)	Indicated (Mt)	Total (Mt)	Trona %	(Mt)
Granger	21	Solution	5	148	7	155	79	0
	20			175	158	333	89	0
	19			326	20	346	84	-
Westvaco	17	Mechanical and Secondary Solution	9	1,131	263	1,394	90	0
	15		7	415	228	643	82	4
			Total[1]	**2,196**	**675**	**2,871**	**87**	**4**
			1- Totals may vary due to rounding					

Table 11.3 Non-Contiguous Trona Resources – December 31, 2021

Lease	Bed	Mining Method	Minimum Thickness (ft)	Measured plus Indicated				Inferred
				Measured (Mt)	Indicated (Mt)	Total (Mt)	Trona %	(Mt)
Granger	21	Solution	5	11	11	21	78	1
	20			27	17	44	89	1
	19			49	32	81	84	1
			Total[1]	**87**	**60**	**146**	**85**	**3**
			1- Totals may vary due to rounding					

A fixed density of 133 pounds per cubic feet (lbs/ft3) (2.13 grams per cubic centimeter (g/cc)) has been used for reporting of resource tons. The fixed density is the same as that which has historically been utilized internally by Genesis for trona tonnage calculations and is verified from published documents (Leigh, 1998).

The mineral resource estimates presented in Table 11.2 and Table 11.3 are preliminary in nature, it includes inferred mineral resources that are considered too speculative geologically to have modifying factors applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that this economic assessment will be realized.

11.3 MODIFYING FACTORS

Resources within the Granger lease are not suitable for mechanical mining due to flooding of Bed 20 for solution mining and the close proximity of beds 19 and 21 to bed 20. These Granger beds are targeted for solution mining only and are not anticipated to be mined using mechanical (dry) mining methods. A minimum bed thickness of 5ft is required for Granger beds 19, 20 and 21 to be extracted using primary solution mining methods. Table 11.4 and Table 11.5 lists the range in bed thicknesses as reported from the model grids that were used to report contiguous and non-contiguous trona resources respectively.

Beds 17 and 15 are only developed within the Westvaco contiguous lease and these beds are suitable for extraction using underground mechanical mining methods as the primary means of extraction. Secondary extraction of trona by flooding within remaining mine workings (pillars) is currently and will likely continue to be applied in some areas of the deposit. Current minimum bed thickness for longwall mining of bed 17 is 9ft, and the minimum bed thickness for bed 15 is of (7ft). Dry mining of bed 17 and 15 is deemed to be the primary mining

53

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

MINERAL RESOURCE ESTIMATES

extraction method for the foreseeable future. Table 11.4 lists the range in bed thicknesses as reported from the model grids that were used to report trona resources from bed 17 and bed 15.

No economic cutoff grade has been applied to the resource given the long history of uninterrupted trona mining on the property, spatial consistency of the trona content and overall low insoluble (<20%) and halite content (<0.5%). Table 11.4 and Table 11.5 lists the range in grade (trona percent) as reported from the model grids for each trona bed within continuous and non-contiguous resource areas. No elements or compounds from within the beds were identified as having a material impact on the ability to extract trona from the beds via mechanical or solution mining methods.

Table 11.4 Contiguous Mineral Resource Range in Bed Thickness and Grade

Lease	Bed	Range in Bed Thickness (ft)				Range in Grade (Trona) Percent (%)			
		Minimum	Maximum	Average	Std. Dev.[1]	Minimum	Maximum	Average	Std. Dev.[1]
Granger	21	5.0	10.7	6.7	0.9	68.9	85.6	78.7	3.3
	20	5.0	13.9	9.8	1.3	68.2	96.0	89.2	2.6
	19	5.0	13.1	8.8	1.3	75.5	90.9	84.2	1.7
Westvaco	17	9.0	15.9	11.5	1.1	82.1	95.5	90.3	1.8
	15	7.0	12.0	8.4	0.8	66.2	93.7	81.8	3.4

1- One Standard Deviation

Table 11.5 Non-Contiguous Mineral Resource Range in Bed Thickness and Grade

Lease	Bed	Range in Bed Thickness (ft)				Range in Grade (Trona) Percent (%)			
		Minimum	Maximum	Average	Std. Dev.[1]	Minimum	Maximum	Average	Std. Dev.[1]
Granger	21	5.0	9.7	6.3	0.6	74.6	81.6	78.3	1.3
	20	5.0	10.5	7.1	1.1	80.0	92.2	88.5	1.7
	19	5.0	9.7	7.5	0.7	80.2	87.0	84.0	1.5

1- One standard deviation

11.4 RESOURCE ASSURANCE

The location of points of observation and extent of underground mine workings have been used to identify the level of assurance categories as outlined in Tables 11.1 and 11.2. Based on historical mining experience at Genesis, exploration drillhole data at less than 0.5 mile (2,640ft) is considered best for mine planning. Using this knowledge and experience the following distance guidelines from points of observation, notable drillhole pierce points, and mine workings have been applied: Measured – 2,640ft, Indicated – 5,280ft, and Inferred – 10,560ft.

An important exception to the above guide applies to Bed 20. Indicated resources for Bed 20 include the trona remaining in pillars, roof and floor following mechanical mining that historically produced 40 Mt of trona ore. Areas of the mine have been allowed to flood since 1980 with the mine being completely abandoned for flooding in 2006. Solution mining of Bed 20 has produced 14.4Mt of dissolved trona between 1997 and December of 2020. Since the flooded mine works cannot be accessed for physical inspection, the exact location of trona dissolution and extraction via secondary recovery methods cannot be determined. Given the undetermined state of the trona remaining within the mine works, these resources have been classified as “Indicated” in their level of assurance.

54

TECHNICAL REPORT SUMMARY– TRONA PROPERTY MINERAL RESOURCE ESTIMATES 55 11.5 ASSESSMENT OF RISK The Wasatch Formation Desertion Point sandstone above Bed 17 thickens towards the west and is known to contain water (Leigh, 2013)). As mining progresses west, water inflows from adjacent aquifers could result in impacts as dramatic as lower extraction mining methods, slower mechanical (dry) mining extraction conditions and higher calcining costs or as simple as additional pumping costs to manage in-flowing water.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY MINERAL RESERVE ESTIMATES 56 12.0 MINERAL RESERVE ESTIMATES 12.1 APPROACH A mineral reserve is defined by Subpart 229.1300 of Regulation S-K as follows: Mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. In order to convert a mineral resource into a mineral reserve, a qualified person must apply modifying factors to the mineral resource to determine that part of the resource that qualifies as a mineral reserve. The modifying factors are also defined in Subpart 229.1300 as follows: Modifying factors are the factors that a qualified person must apply to indicated and measured mineral resources and then evaluate in order to establish the economic viability of mineral reserves. A qualified person must apply and evaluate modifying factors to convert measured and indicated mineral resources to proven and probable mineral reserves. These factors include but are not restricted to: mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. The modifying factors noted above have been evaluated in this study to define the mineral reserve estimate in Tables 12.1 and 12.2 below. Each of them is discussed in summary below and in more detail in the various sections of this report. 12.1.1 Mining Stantec prepared mine plans to determine the recoverable quantity and grade of the mineral resource. The mining methods, parameters, and constraints currently employed by Genesis Alkali were applied to the resource because these are conventional, proven methods that have been in operation at this site in this resource for many years. Further details regarding the mining methods and mine plans are in Section 13 of this report. 12.1.2 Processing The mineral processing and recovery at the Genesis facilities consist primarily of processing the feed product from the mine, trona (sodium sesquicarbonate – Na2CO3•NaHCO3•2H2O) to soda ash (anhydrous sodium carbonate - Na2CO3). The trona is supplied to the process plants in one of two forms: dry trona produced from mechanical mining at the Westvaco Mine and a solution containing 13% to 17% total alkalinity (a sodium carbonate equivalent basis) from secondary recovery solution mining from both the Westvaco and Granger Mines. The dry trona ore supplies the Sesqui plant and both lines of the Mono plant at Westvaco while solution from the Westvaco Mine is the feed product for the ELDM process plant at Westvaco and solution from the Granger Mine feeds the Granger process plant.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY MINERAL RESERVE ESTIMATES 57 FMC and Tronox (Genesis’ predecessors) have a great deal of experience operating the process plants. They have operated the Sesqui plant for over sixty (60) years, the Mono plant for over forty (40) years, and the ELDM plant for over (20) years. The Granger plant has been operated by Genesis, FMC, and TG (original owner of the Granger facility) for twenty-five (25) years on dry trona feed and over ten (10) years as a solution process plant. Further details regarding the mineral processing of the trona ore into saleable products is in Section 14 of this report. 12.1.3 Infrastructure The Genesis Alkali project has been in operation for well over 60 years and as such the infrastructure is well established and is adequate to meet the future needs of the operation. More details regarding access roads, power, water, natural gas, tailings disposal, product shipping, raw ore storage, and port facilities are in Section 15 of this report. 12.1.4 Marketing Genesis Alkali and its predecessors have been operating the Westvaco facility continuously since 1948. The products are well defined and established in the market for soda ash as noted in the Genesis Alkali website which defines the various products and specifications. Genesis markets its products in three primary areas: • Domestic Soda Ash • Export Soda Ash • Specialty Products. Domestic soda ash sales are projected to be steady at about 1.1Mtpy which is about 23% of the domestic market. In 2020, Genesis Alkali sold about 50% of its production, or about 1.6Mt, to customers in Latin America and Asia excluding China with about 25% to each region which is about 18% of the market in those two regions combined. Genesis Alkali is forecasting to sell about 1.1Mt more in 2025 in the export market or about 3.1Mt which is an increase in export sales of about 55% from 2021 levels. The price for all bulk soda ash products in this study is based on the 2020 USGS price of $132 per ton which is escalated to 2022 at 2.5% annually. Specialty products marketed by Genesis are bicarb, sodium sesquicarbonate, and 50% caustic. These products are used in the animal feed, industrial, food, and healthcare industries. Sales of specialty products combined with bagged soda ash, have grown about 8% from 2016 to 2020. The forecast is for modest growth in sales about 2% by 2025. The average modeled price of these products shows a slight decrease in 2022 versus 2020 with the 2022 prices used as the long-term price in this study prior to escalation. A more detailed analysis of the supply and demand for soda ash and recent market trends is in Section 16 of this report.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY MINERAL RESERVE ESTIMATES 58 12.1.5 Legal The Genesis lease tenure consists of Sweetwater Royalties, the Federal government, and the State of Wyoming over 23 townships. A major portion of these lease holdings are contiguous, however there are 32 sections designated as non-contiguous to the main mining area. Genesis provided a listing of the current lease holdings. Stantec reviewed the provided documentation and prepared a lease holdings table separated by township and range, mineral owner, and lease number as shown in Table 3.2. Further details regarding mineral tenure and the legal right to mine are in Section 3 of this report. 12.1.6 Environmental Compliance and Governmental Factors As both Westvaco and Granger have been operating for many years, all permits necessary for the operation of these facilities are in place. Stantec reviewed the permits and the various reports required under those permits and has determined that there no outstanding violations or orders that would prevent continued operation of the plants and mines. There are also several mineral lease, rights-of-way and easement agreements which Genesis has represented are in good standing. There are no other third-party agreements required for the continued operation of the mine and plants. Except for routine permit renewals and specific permits for tailings dam raises, there are no known reasons that these facilities cannot continue to operate as they have or as planned in the future. Further details regarding the permits and Stantec’s review are in Section 17 of this report. 12.1.7 Economic Based on the Genesis Alkali’s provided five-year estimate and Stantec’s long range mine plans, Stantec prepared an estimate of operating and capital costs for the mine and plants. Using the operating and capital costs and the prices noted in Section 16, Stantec prepared an estimate of operating profit margins and net cash flows for the life of the mine. Because Genesis Alkali is a limited partnership, it does not pay income taxes at the entity level, therefore the cash flows in this economic analysis are pre-tax cash flows. Further details regarding the operating and capital cost estimate and the economic analysis are in Sections 18 and 19 of this report. Based on this economic analysis, which has been prepared to a pre-feasibility level, and our review and analysis of the modifying factors noted above, Stantec has determined that the reserves stated in Table 12.1 below represent the economically recoverable part of the mineral resource stated in Section 11. 12.2 RESERVE ESTIMATION The Mineral Resource Estimates included in this report have been used in conjunction with current dry mining operations to establish the “Proven” and “Probable” Mineral Reserve Estimation for Bed 15 and Bed 17 at the Westvaco operation. Secondary extraction solution mining operations have been used to establish “Probable” Mineral Reserve Estimation for Beds 15 and Bed 17 at Westvaco and Bed 20 and Bed 21 at Granger in contiguously controlled trona resources. All reserve estimates reported are as of December 31, 2021.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

MINERAL RESERVE ESTIMATES

The Mineral Reserve estimate for Bed 15 totals approximately 208.9 Mt of reserves with an estimated 70.3 Mt in the "Proven" category. Bed 17 totals approximately 552.4 Mt of reserves with an estimated 186.5 Mt in the "Proven" category. Bed 20 totals approximately 36.0Mt of reserves and Bed 21 totals approximately 25.0Mt, both in the "Probable" category. Dry extracted ore (tons) is inclusive of insoluble and other material mined outside the ore bed. Secondary extraction, accomplished by solution mining, reports to the surface as a dissolved trona solution. The amount of dissolved trona reported for solution mining is dependent upon the grade of the ore and solution contact time within the ore body. (In other words, solution mine mineral reserves are based on the equivalent pure trona whereas dry mine mineral reserves are based on the insitu ore including impurities). The reported resources are inclusive of the reserves reported in Table 12.1.

Table 12.1 2021 Genesis Mineral Reserve Estimate

Bed	Method	Proven Tons (M)	Probable Tons (M)	Total Reserves Tons (M)	Trona Grade
Bed 21	Solution (Trona)		25.0	25.0	
Bed 20	Solution (Trona)		35.9	35.9	
Bed 17	Dry Extraction (Ore)	186.5	131.2	317.7	90.2%
	Solution (Trona)		234.7	234.7	
Bed 15	Dry Extraction (Ore)	70.3	48.1	118.4	81.8%
	Solution (Trona)		90.5	90.5	
Totals	**Dry Extraction (Ore)**	**256.8**	**179.2**	**436.1**	
	Solution (Trona)		**386.1**	**386.1**	

* Effective Date December 31, 2021

12.3 RESERVES – INSITU TRONA ORE BASIS

Stantec is providing this additional review to report all reserve tonnage on an in-situ basis to directly compare with resource estimates, assist with cost accounting procedures, and in the projection of mining life based on annual projected product tonnage. The reserves presented in Section 12.3 are all projected in tons of insitu trona ore, including insolubles and impurities, based on the trona grade variances in each bed reviewed. Table 12.2 summarizes trona ore tons per bed and associated trona ore grade.

Table 12.2 2021 Genesis Mineral Reserve Estimate – Insitu Trona Ore

Bed	Method	Proven		Probable		Combined Total	
		Trona Ore Tons (M)	Grade (Percent Trona)	Trona Ore Tons (M)	Grade (Percent Trona)	Trona Ore Tons (M)	Grade (Percent Trona)
Bed 21	Solution			31.7	78.7%	31.7	78.7%
Bed 20	Solution			40.0	89.9%	40.0	89.9%
Bed 17	Dry Extraction	186.5	90.3%	131.2	90.2%	317.7	90.2%
	Solution			260.0	90.3%	260.0	90.3%
Bed 15	Dry Extraction	70.3	81.5%	48.1	82.4%	118.4	81.8%
	Solution			110.6	82.1%	110.6	82.1%
	Totals - Averages	256.8	87.8%	621.5	87.6%	878.3	87.7%

* Effective Date December 31, 2021

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY MINERAL RESERVE ESTIMATES 60 Bed 19 lies approximately 50ft below Bed 20 containing resources inside and outside of the footprint of the historical Granger Mine workings of Bed 20. The average thickness of Bed 19 trona ore resources contained within the controlled Genesis leases in proximity to the Granger Mine is approximately 8.5ft with an average trona grade of 84%. Bed 19 resources were excluded from the Mineral Reserve Estimate for the following reasons: • A dry extraction mine plan is currently considered unfeasible since approximately 44% of the insitu resources are beneath the flooded Granger Mine workings. • Access to potentially dry extractable Bed 19 resources outside of the footprint of the historical Granger Mine has not been identified. • Genesis has currently designated Bed 19 resources for future potential virgin solution mining .

TECHNICAL REPORT SUMMARY– TRONA PROPERTY MINING METHODS 61 13.0 MINING METHODS 13.1 MINING METHODS Bed 17 is currently being dry extracted (mechanically mined) at Westvaco using room and pillar mining in conjunction with longwall (LW) mining. Development mining of main access, haulage, and ventilation workings is conducted with room and pillar mining using Borer Miner (BM) mechanized mining equipment. Also, room and pillar mining is used to develop longwall gate roads, defining the perimeter of the longwall panel. Production mining, where the primary objective is ore recovery, is conducted with LW and Room and Pillar mining methods in panels grouped into mining districts. These mining districts, in both Bed 17 and future Bed 15 mineworks, are subsequently the target of solution mining as a secondary recovery. The room and pillar method provides a lower percentage extraction than can be achieved with longwall mining method. Therefore, the mine layout maximized longwall panels and production sequencing focused on continual operation of the longwall in Bed 17. No longwall mining was projected in the lower Bed 15 due to inadequate interburden thickness to the overriding Bed 17. The longwall mining method delineates large blocks of ore generally several hundred feet wide by several thousand feet in length. Extraction of the trona within these designated panels can approach 100% extraction of the panel block. Surface subsidence is expected with longwall mining (and future solution mining). Beds 20, 19, and 15 are not currently being dry extracted. Bed 20 contains underground workings mined primarily by a prior operator (Tg Soda Ash). The remaining resources in Bed 20 are solution mineable. Along with dry extraction mining, Genesis utilizes solution-based extraction mining to provide additional recovery of trona in mined-out workings at both Westvaco and Granger. In contrast to mining in which in-situ methods are the sole means of ore recovery, the solution-based extraction is a beneficial, secondary recovery resulting from the underground injection of tailings. The injection of tailings slurry dissolves portions of the trona remaining in the underground workings, which is extracted and processed at the Westvaco and Granger facilities for additional sodium end products. Genesis plans to continue solution-based extraction mining to augment mechanical trona recovery. The areas chosen for injection at Westvaco are based on the geometry of the trona seam, the planned mine sequence, and are concentrated in underground workings that cannot be mined further or have collapsed. These areas are also segregated from working dry mine areas by trona barriers and/or topography to avoid flooding of slurry into working mine areas. The amount of tailings injected depends on desired production and ore quality. Since Granger no longer conducts dry mining, the segregation of solution mining from dry mining areas is not an issue. 13.2 DRY MINE PLANNING AND PRODUCTION Geologic models of Bed 17 and Bed 15 at Westvaco were used to determine mining limits based on bed thickness, trona grade, and bed dip which are defined in Table 11.2 above and Table 13.1 below. For the current lease holdings, only bed thickness was a geologic limitation on dry mining projections at Westvaco; trona grade and dip did not exclude any current lease holdings from dry mine planning. Historic and active Westvaco mining in Bed 17 was provided by Genesis to both confirm remaining resource areas as well as limit reserve projections. Within these historic and active mineworks, a 1,500ft offset from production panels was respected for shaft locations.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY MINING METHODS 62 Surface features such as Interstate 80, Highway 30, rail, and the Little America Hotel were not undermined with subsidence incurring methods such as longwall or solution mining. Interstate 80 and Highway 30 were surveyed by Genesis at the onset of this project. These features were provided additional safety with offsets of 400ft and 100ft for Interstate 80 and Highway 30 respectively. 13.2.1 Bed 17 Dry Mine Plan Current dry mining operations in Bed 17 at the Genesis Westvaco Mine utilizes three Eimco AMB 900 Borer Miners and two very similar units: an Eimco 7585 Borer Miner and a Prairie XCEL 42. The Borer Miner fleet totals five machines. Each cuts an oval opening 9ft high by 16.1ft wide. These five units develop four entry longwall gate roads, two entry longwall recovery rooms and seven entry main developments. Genesis currently operates one longwall section of equipment in Bed 17 of the Westvaco Mine. The current longwall equipment mines a 744ft wide block which includes one gate road development entry and 728ft of solid trona. The current longwall mining equipment according to Genesis has a mining height limit of 12.5ft; a maximum longwall mining height of 11.5ft was used for this study to ensure longwall shields could properly maintain ground pressure. A minimum mining height of 9.0ft was considered for the Bed 17 longwall, although not encountered within the current resource. Roof trona is left in place to assist with roof control and eliminate external dilution from the host rock. See Table 13.2 for details by bed thickness. No dilution was included in the raw production of the longwall for this study. Besides providing development access and longwall gateroad development, borer miners have operated in Room and Pillar production panels in Bed 17. These room and pillar panels provide supplemental raw production volume to the dry mining operation. Room and pillar production panels are generally projected with seven or more entries using a ‘fishbone’ layout that minimizes 90° crosscuts for increased productivity. Having developed the mining process in the past, room and pillar production panels are projected in Bed 17 where bed thickness or aerial geometry would not suit longwall mining. A minimum bed thickness of 9.0ft was considered for these production panels, matching the BM operating height. In this assessment, trona was left in the roof and floor in borer panels where trona bed thickness was greater than 9.0ft. Mining projections in Bed 17 continue with the historically successful layout of Westvaco’s most recent longwall and room-and-pillar production districts. Mains continue from existing necks and are projected to define either longwall or room-and-pillar major production blocks. Longwall production districts were generally limited to six side-by-side (where a gateroad is shared) panels whereafter a barrier pillar is left between longwall districts or other development. Room-and-pillar production districts were projected with BM panels adjacent with a barrier pillar between; although the projections provided show BM production panels side-by-side, a barrier pillar is incorporated into the overall percent extraction of these panels. In all cases, dry mining extraction was calculated for each development type using a sample perimeter and internal pillars. For instance, a four-entry gateroad was fully projected with an external perimeter and internal pillars to determine mining extraction within. This extraction was then applied to any gateroad perimeter using the same pillar configuration. This is true for mains, bleeders, room-and-pillar production panels, and so on. The provided projections show only solid filled perimeters to which extraction ratios were then applied. Table 13.1 summarizes the mine planning assumptions for Bed 17. Figure 13.1 shows the dry mining projections for Bed 17.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

MINING METHODS

Table 13.1 Mine Planning Assumptions, Bed 17

Parameter	Assumption	Unit
Trona Density	133	lb/ft^3
Mining Limitations	**Assumption**	**Unit**
LW Minimum Bed Thickness	9.0	ft
LW Minimum Mining Height	9.0	ft
LW Maximum Mining Height	11.5	ft
LW Roof Trona Held	See table 13.2	ft
LW Face Width	744	ft
BM Minimum Mining Height	9	ft
Additional Limitations	**Assumption**	**Unit**
I-80 Offset	400	ft
Highway 30 Offset	100	ft
Shaft Offset	1500	ft
In-Place Extraction (applied to perimeter)	**Ratio**	
7 - Entry Mains	28.8%	
8 - Entry Mains	28.7%	
Longwall 3 - Entry Tailgate	26.2%	
Longwall 4 - Entry Gateroad	25.5%	
Longwall 3 - Entry Headgate	27.9%	
Longwall Bleeder & Startrooms	26.2%	
Longwall Recovery Rooms	25.4%	
Borer Section, 750ft width	46.4%	

Table 13.2 Trona Left in Roof of Longwall Mining Panels

Bed Thickness (ft)	LW Mined Thickness (ft)	Roof Held (ft)
9.0	9.0	0.0
9.5	9.0	0.5
10.0	9.0	1.0
10.5	9.0	1.5
11.0	9.5	1.5
11.5	10.0	1.5
12.0	10.5	1.5
12.5	11.0	1.5
13.0	11.5	1.5
13.5	11.5	2.0
14.0	11.5	2.5

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY

MINING METHODS

13.2.2 Bed 15 Dry Mine Plan

Bed 15 underlies Bed 17 by approximately 40ft of interburden fairly consistently across current and projected Bed 17 mineworks. Dry mining in Bed 15 is possible after directly overlying dry projections in Bed 17 are complete and before solution mining is introduced. Where areas of solution mining are currently active in Bed 17, these mineworks would need to be drained with certainty before Bed 15 dry mining starts.

Dry mining plans are to extract trona from Bed 15 using a 7ft mining horizon with minimum bed thickness of 7ft. Lower profile mining equipment than currently used in Bed 17 is necessary for the dry extraction of Bed 15 requiring purchase of additional equipment most likely continuous miners as current borer miners minimum cutting profile is a 9ft mining horizon.

A presentation of the geotechnical review conducted by Maleki Technologies, Inc. (Maleki) was provided to Norwest (Norwest has been acquired by Stantec). Maleki indicates that dry extraction can be developed using the room and pillar method in Bed 15. Additionally, Maleki indicates that main developments and borer panels should be stacked (superimposed with pillars over pillars and rooms over rooms), production panels planned under Bed 17 longwall panels in should include a 100-foot protection barrier from high stress areas of overlying gateroads and panel ends, and access through high stress zones should be limited to three roadway development.

Following the same methodology as Bed 17, Bed 15 mining projections were developed with perimeters of mining to which extraction ratios were then applied. Mains and development projections were superimposed with Bed 17 where applicable. Room-and-pillar production panels underlying Bed 17 longwall panels were centered and offset from overlying gateroads by 100ft. Table 13.3 summarizes the mine planning assumptions for Bed 15. Figure 13.2 shows the dry mining projections for Bed 15.

Table 13.3 Mine Planning Assumptions, Bed 15

Parameter	Assumption	Unit
Trona Density	133	lb/ft^3
Mining Limitations	**Assumption**	**Unit**
CM Minimum Bed Thickness	7.0	ft
CM Set Mining Height	7.0	ft
Additional Limitations	**Assumption**	**Unit**
I-80 Offset	400	ft
Highway 30 Offset	100	ft
Shaft Offset	1500	ft
In-Place Extraction (applied to perimeter)	**Ratio**	
7 - Entry Mains	28.8%	
8 - Entry Mains	28.7%	
Borer Section, 620ft width	47.5%	
Borer Section, 710ft width	48.6%	
Borer Section, 750ft width	46.4%	

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY

MINING METHODS

13.2.3 Dry Mine Schedule and Production

Stantec developed a Carlson™ mine timing model for the life-of-mine (LOM) reserves of Bed 17 and Bed 15 in conjunction. Combined annual production from the four active borer miners and the longwall in Bed 17 targets approximately 4.5Mt dry Run-of-Mine (ROM) tons of trona which approximates the five-year production plan provided by Genesis. Stantec likewise targeted this annual production level for its independent life-of-mine (LOM) timing model in support of this study. The production level was held constant over the life of the mine which means that the operating schedule will vary to match the ore feed requirements for the processing plants. This will be accomplished by altering crew assignments to different units and varying operating time on longwall versus borer as necessary to achieve production requirements while balancing development versus production. This is consistent with the current operating practice of the mine.

The Westvaco Mine has been operated continuously for the last 74 years mining a total of 232.7Mt of dry mined trona ore through December 31, 2021.

The current unit shift schedule and recent unit productivity was provided by Genesis. The Westvaco operation produces year-round averaging 120 hours per week of longwall production and 320 hours per week of development production. Stantec tuned the Carlson™ timing model to match the current performance of Genesis mining units; a base production rate of 8.5 feet per hour was applied to BM units which is based on the average actual performance from 2017 through 2020, and 1.3 feet per hour for the LW in Bed 17. CM production units in Bed 15 were given a base rate of 6.4 feet per hour representing the lower productivity of continuous miners vs borer miners in similar conditions. Difficulty factors were then applied to panel necks and longwall start-rooms.

The LW is the primary production unit through Bed 17 and should not be delayed. Therefore, development units were scheduled to keep ahead of the LW and prevent a shutdown. Borer miner production panels were then incorporated to maintain the target 4.5Mtpy at a reasonable consistency for this study. Bed 17 is mined in this fashion for a projected 51 years.

Inter-seam ramps were developed from Bed 17 down to Bed 15 starting in 2070. Three CM room-and-pillar units are introduced to Bed 15 over three-year period from 2070 through 2072. During this Bed 15 ramp up period the Bed 17 longwall operation is completed in 2072. Bed 17 BM room-and-pillar production and Bed 15 CM room-and-pillar production maintains the 4.5Mtpy for an additional 46 years following the longwall retirement. A total of seven CM room-and-pillar units operate each year in Beds 17 and Bed 15 from 2073 through 2118 when Bed 17 and Bed 15 are fully depleted. From 2073 through 2086, four units are operated in Bed 17 and three are operated in Bed 15. From 2086 through 2106 three units are in Bed 17 and four are in Bed 15. From 2107 to 2118, the Bed 17 units are moved to Bed 15 as Bed 17 reserves are depleted. Dry mining in both beds is completed in 2118.

Table 13.4 summarizes the dry mining annual ROM production yearly for five years, in five-year groups for 25 years, and then 50- and 22-year blocks respectively as concurrent mining occurs in Bed 17 and Bed 15. The sum of the columns does not match the total column due to rounding.

Table 13.4 Dry Mining Production Schedule (M's ROM ore tons)

Bed	2022 - 2026	2027 - 2031	2032 - 2036	2037 - 2041	2042 - 2046	2047 - 2071	2072 - 2096	2097 - 2118	Total
Bed 17 LW	22.5	22.5	22.5	22.5	22.5	112.5	3.5		228.5
Bed 17 Borer							48.4	40.8	89.2
Bed 15						1.6	61.1	55.7	118.4
Total	22.5	22.5	22.5	22.5	22.5	114.1	113.0	96.5	436.1
Yearly Avg.	4.5	4.5	4.5	4.5	4.5	4.6	4.5	4.4	4.5

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY MINING METHODS 68 The Bed 17 LW tons in Table 13.4 include the related borer mined tons for longwall development. 13.3 SOLUTION MINING PLANNING AND PRODUCTION Genesis presently operates two independent solution mining facilities: • the flooded Granger mine, providing brine to the Granger brine processing plant and brine for direct sale to the Naughton load out facility. • restricted dry mined blocks in the Westvaco mine, providing brine to the ELDM plant at the Westvaco site. A description of the present and future planned Granger mine operation, followed by a description of the present and future planned Westvaco operation follows. 13.3.1 Granger Operation The facility at the flooded Granger mine has been in operation on brine since 2002 and circulates brine through the flooded, conventional room and pillar mine openings in Bed 20 and with the continuous rising of the brine level in the mine, since 2015 it also accesses the overlying Bed 21 through fractured rock. The mineral reserves for secondary solution mining for the Granger mine in Bed 20 have been estimated based on the outline and the height of the underground mine workings in Bed 20. The outer boundary for the estimation of Mineral Reserves for secondary solution mining has been set 50 feet away from the outline of the mine workings. The distance of 50 feet was conservatively selected from observations in the solution mining blocks of the Westvaco mine that have shown that pillars of 100 feet between mining blocks have dissolved away with the injection of dissolution brine on both sides of the pillar. From this overall area, the summed area of pillars or non- mined areas with dimensions over 100 x 100 feet within the mined outline have been subtracted, accounting for the 50 ft. halo around the mine openings in these pillars as well. The remaining area was multiplied with the average thickness of the bed over the mine with an average density of the ore (133 lb/ft³, which is typical for ore which consist for 75 to 95 % of the mineral trona), to obtain the tonnage of ore in this volume. From this available tonnage of ore, the total tonnage of dry mined ore from the mine was subtracted. This estimation provides the total tonnage of trona bearing ore at an average trona content (89.9%) that was available for solution mining after the dry mining of Bed 20. The evaluation of the solution mining operation at Westvaco, which has operated solution mining areas since 1989, suggest that a recovery rate for solution mining of 60% of the available trona in a block is a reasonable estimate. This requires a regular changing of the locations for injection of dissolution brine over the block to maintain brine quality and quantity. The estimated Mineral Reserve prior to the onset of solution mining in Bed 20 of the Granger mine is estimated at 50.4 million tons of trona. The cumulative production through 2021 of trona from bed 20 has been 14.5 million tons of dissolved trona which leaves an estimated reserve of 35.9M tons of dissolved trona. For Bed 21, which has not seen dry mining, it has been assumed that with secondary solution mining in Bed 20 the relatively thin rock beam between Bed 20 and Bed 21 will fracture. If the brine level in the underground mine in bed 20 has risen high enough this allows contact of dissolution brine to the Trona in Bed 21, which also will dissolve. This further destabilizes the rock beam between Beds 20 and 21, and Bed 21 can be accessed by dissolution brine. Based on this concept the in-situ amount of trona ore prior to solution mining has been estimated in a similar way to Bed 20. The estimated Mineral Reserve prior to the onset of solution mining in Bed

TECHNICAL REPORT SUMMARY– TRONA PROPERTY MINING METHODS 69 21 of the Granger mine is, therefore estimated at 26.1 million tons of trona. The cumulative production through 2021 of trona from Bed 21 has been 1.0 million tons which leaves an estimated reserve of 25.0 million tons. Between 2015 and the first quarter of 2020 the operation annually provided approximately 5 million tons of brine to the Granger brine processing plant to produce approximately 0.56 million tons of soda ash and 0.2 million tons of brine (approximately 30,000 tons of TA) for direct sales to the Naughton plant. The last three quarters of 2020 and 2021 the operation has been run at a low level in preparation for an upgrade of the brine processing plant. For the mine plan as basis for the prefeasibility study, it is assumed, that the production will restart in 2023 and the plant and the solution mining operation will be upgraded stepwise to reach a production of 1.26 million tons/yr rate of soda ash in 2025. The available infrastructure for the Granger Mine solution mining operation at present is adequate for the production of 0.56 million tons of soda ash and brine and consists of: • 4 operating extraction wells (EWG-1, EWG-2, EWG-3 and EWG-6), with a former extraction well (EWG-4) used for some production brine re-circulation. • 4 operational injection wells (IW-01, IW-/04, IW-12 and IW-13), that operate with low inflow rates in IW-01 and IW-04 and high inflow rates in IW-12 and IW-13. Injection wells often fail after a few years of operation at high inflow rates, due to strong dissolution of trona around the injection point. • Infrastructure to obtain the water required for the injection brine and a storage tank to mix it with liquid process residues to injection brine. • Pumps and a main header (2,300 GPM capacity), connected to the high inflow operational injection wells. • Pipeline system from existing extraction wells to the brine processing plant and to the rail load out. For the planned stepwise increase of production to 1.26 million tons of soda ash and with the phasing out of the brine deliveries to the Naughton plant, the solution mining operation has to be expanded from an annual delivery of approximately 4.59 million tons to 9.88 million tons of production brine with an average 15% TA to the plant. This will require an increase of the minimum annual injection of injection brine consisting of water and liquid process residues from 3.74 million tons to 8.05 million tons at an average 2.5% TA. Assuming an operation time of 7,800 hours per annum this requires that the pump and pipeline capacity is increased from: • Approximately 2,100 GPM to approximately 4,500 GPM of production brine to be transported from the solution mining operation to the plant • Approximately 2,000 GPM to approximately 4,200 GPM of injection brine from the plant or the pipeline system into the Granger mine. In order to develop flow paths through the underground mine workings that have adequate active trona dissolution area to allow to reach the planned brine composition with 15% TA, the inflow has to be divided between at least 5 different injection wells with maximum average flows over a few months of 1,000 GPM and 6 extraction wells with maximum average flows of 800 GPM. The injection wells should be located in the parts of the mine with highest elevation and preferably either in far outreaching drifts to allow access to large trona volumes or in areas with relatively high extraction ratio that provide large trona dissolution areas in the pillars and with local pillar collapse which will also provide access to the Bed 21 trona. The extraction wells are located in the deepest parts of the mine and in locally low positions in the mine works where the heavier TA rich brines can be efficiently extracted.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY MINING METHODS 70 Additional extraction and injection wells are required to be able to switch between the wells and in this way to develop new flow paths in the underground mine workings. Through 2026 the number of operational extraction wells has to be increased to 7 and the number of operational high flow injection wells has to be increased to 7. To maintain functionality of the well systems, an injection well will be replaced every 2 years and an extraction well will be replaced every 5 years. Based on the evaluation of the existing operation, it may be that after a few years of operation it will no longer be possible to produce the required volume of production brine with the 15% TA. There are eventually several ways to avoid this (e.g. re-injection of production brine in certain parts of the Granger mine), but these have not yet been investigated in detail and it is not yet certain that these measures will allow continued production at the required volume of brine with 15% TA. For the mine plan, therefore, it has been assumed that the TA content of the brine will drop to 13% TA. When the amount of TA in the production brine starts to decrease, the excess evaporation capacity available in the plant will be utilized to keep production levels steady. For the mine plan of the Granger Mine solution mining operation it has been assumed that the TA content changes from 15% to 13% in 2032. The decrease in TA content of the production brine increases the amount of production brine that needs to be delivered to the plant from 4,500 GPM to 5,300 GPM and the amount of dissolution brine that needs to be brought to the mine has to be increased from 4,200 GPM to 5,000 GPM. For this study, the operation of the Granger secondary recovery mining is modeled to end after 2054 when the trona Mineral Reserves for solution mining from Bed 20 and Bed 21 will be depleted. Significant additional resource will remain and its likely additional resource can be extracted from the Granger mine but will likely need to be supplemented with reserves from Westvaco or other trona resource. From 2055 forward, this study assumes Granger plant solution feeds will be produced from Westvaco reserves. 13.3.2 Westvaco Operation The solution mining operation at Westvaco started in 1989 with disposal of a slurry consisting of insoluble materials and residue brines from the Sesqui plant back underground into old dry mine workings using a series of injection wells. Tailings decant out in the abandoned areas as the low-grade brine that contains the tailings flows through them. The brine then flows to sumps in the mine where it is collected and pumped to the surface. Tailings from the Mono plant were later added to the underground disposal stream. Low grade brine that is used for tailings disposal dissolves trona that is left behind in the mine’s abandoned areas. In 1995 the ELDM plant was constructed to use the tailings return water as a feed source for soda ash production. The secondary solution mining at the Westvaco Mine started in mined out blocks that de-brined towards 7 shaft sump, the 8-shaft sump and the bypass sump (Block D-1, A-2. A-3 and A-4). The brine is gathered in the sumps and transferred by underground pipelines to 5 shaft where it is pumped to the surface and the ELDM plant. New injection wells have been continuously constructed when existing wells for injection of the tailings slurry become blocked, or when the TA content of the brine from a certain area decrease below a certain level. To estimate the remaining solution mining reserves, the ore tons remaining after dry mining by area were calculated. Some areas were excluded due to topography of the bed 17 floor or the proximity to the boundary pillar between Westvaco and the neighboring trona mine. For the present solution mining operations and the presently mined out blocks, the area within the mined outline has been determined. Added to this outline is a halo of 50 ft in the non-mined part around the outline. This allows

TECHNICAL REPORT SUMMARY– TRONA PROPERTY MINING METHODS 71 consideration of blocks as a combined block when they are separated by less than 100 ft. and allows an estimate of the amount of trona that will not be recovered from larger pillars. This estimated area for the present solution mining operations is then multiplied with the average thickness of the deposit and the average density of the ore of 133 lb/ft³ to obtain the tonnage of trona bearing ore within this area. From this tonnage the dry mined tonnage of ore has been subtracted to obtain the tonnage of ore that in principle is available for secondary solution mining. For the dry mine blocks that were already mined but not yet solution mined, the tonnage of mined ore was estimated from the mine map, multiplied with the thickness of a mining cut for a typical long wall section, or for a typical borer mining section. For the planned dry mining blocks the dry mined tonnage was obtained from the mine plan. Where appropriate, a 50 ft. halo around certain pillars has been added to the remaining solution mineable area to account for the partial dissolution of those pillars. To determine the recovery factor for solution mining, the previous and existing solution mining areas have been evaluated. The mining blocks that have been in operation the longest are the blocks that discharge in 7 shaft sump, the bypass sump and 8 shaft sump. Taking into account the mass of ore that would be available for solution mining from a block that drains in each sump, the block draining in 7 shaft sump has the smallest remaining resource available for solution mining. Through the end of 2020 about 55% of the in-situ trona tonnage remaining after dry mining in this block has been dissolved, with the average TA-content of the production brine falling from originally 16.5% to 17% to about 13.5%. Given that this area is still producing brine of sufficient quality, it is estimated that a recovery of about 60% of the ore remaining after dry mining using solution mining is feasible. The recovery factor of 60% was applied to the ore remaining after dry mining to obtain the tonnage of trona ore available from secondary solution mining from each block. For each block/area, also the average trona grade was estimated from the available data from the geologic model. For the mineral reserve estimate of the blocks/area presently in secondary solution mining in Bed 17, the initial mineral reserve was reduced by the amount of ore that was already influenced by solution mining as estimated by the amount of trona produced from this block. For these areas the remaining mineral reserve estimate is 44.8 million tons of trona ore at 90.0 % trona. For the blocks in Bed 17, that are already mined out and which are considered suitable for secondary solution mining the mineral reserve estimate is 51.8 million tons of trona ore at 90.9% trona. For the future dry mining blocks in Bed 17 and Bed 15 that all can be mined with secondary solution mining, the mineral reserve estimate is 163.4 million tons of trona ore at 89.9% trona in Bed 17 and 110.6 million tons of trona ore at 82.1 % trona in Bed 15. The available infrastructure for the Westvaco Mine solution mining operation consists of: • Four sumps (by-pass, 7 shaft, 8 shaft and 2NW), that are used to gather the brine that comes from the mining blocks, and underground infrastructure to transfer the brine either to sweetening blocks 3NE or 349W or to shaft 5 for transfer to surface. • The infrastructure to transfer brine from block 349W and from shaft 5 from the underground back to surface and at surface to the ELDM plant or from shaft 5 to the 349W injection well for sweetening. A further surface pipeline system has been constructed that will allow injection of shaft 5 brine into D-3 block and transport of extracted brine from block D-3 to shaft 5 and to the plant. • About 8 operative injection wells and the surface infrastructure required for the injection of 5.2 million tonnes of Mono plant brine and/or Sesqui Plant slurry in the underground.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY MINING METHODS 72 For the continuation of the operation, it has been assumed that every year one or two new injection wells and pipeline extensions will be installed as replacements and connected to the pipeline system (6” or 8” GFRP). In addition to these wells, new extraction and injection wells as well as pipeline extensions are required for the mine plan. For this study, it is assumed that the production of soda-ash from the ELDM plant will remain constant and that the volumes and composition of injection brine and extraction brine will remain constant until about 2160 when the solution mining reserves associated with dry mined areas are depleted. As noted in Section 13.3.1 above, starting in 2055, the Granger plant will be fed from the Westvaco solution mine. This increase in production from the Westvaco solution mine requires the installation of additional injection and extraction wells and a pipeline to the Granger plant. As areas are depleted, new mining blocks are developed which requires the addition of injection and extraction wells and the associated piping on the surface. A graph showing the development of the amount of Trona from the Mineral Reserves available for secondary solution mining over time, due to availability of dry mined out blocks and the amount of Trona required for the Westvaco operation is shown in Figure 13.3. This graph indicates that if production from the Westvaco mine only supplies the Westvaco ELDM plant, it can continue without capacity changes until well past 2200. Figure 13.3 Westvaco Solution Mine Production and Capacity 13.3.3 Solution Mining Production Schedule Table 13.5 below shows the tons of trona produced from solution mining.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

MINING METHODS

Table 13.5 Tons of Trona Dissolved from Solution Mining (M's)

Solution Mine	2022 - 2026	2027 - 2031	2032 - 2036	2037 - 2041	2042 - 2046	2047 - 2071	2072 - 2096	2097 - 2121	2122 - 2146	2147 - 2160	Total
Granger	8.0	10.8	9.3	9.3	9.3	14.4					60.9
Westvaco	5.3	5.3	5.3	5.3	5.3	62.2	73.6	69.7	65.7	27.4	325.2
Total	13.3	16.1	14.6	14.6	14.6	76.6	73.6	69.7	65.7	27.4	386.1

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY PROCESS AND RECOVERY METHODS 74 14.0 PROCESS AND RECOVERY METHODS 14.1 INTRODUCTION The mineral processing and recovery at the Genesis facilities consist primarily of processing the feed product from the mine, trona (sodium sesquicarbonate – Na2CO3•NaHCO3•2H2O) to soda ash (anhydrous sodium carbonate - Na2CO3). The trona is supplied to the process plants in one of two forms: dry trona produced from mechanical mining at the Westvaco Mine and a solution containing 13% to 17% total alkalinity (a sodium carbonate equivalent basis) from secondary recovery solution mining from both the Westvaco and Granger Mines. The dry trona ore supplies the Sesqui plant and both lines of the Mono plant at Westvaco while solution from the Westvaco Mine is the feed for the ELDM process plant at Westvaco and solution from the Granger Mine feeds the Granger process plant. FMC and Tronox (Genesis’ predecessors) have a great deal of experience operating the process plants. They have operated the Sesqui plant for over sixty (60) years, the Mono plant for over forty (40) years, and the ELDM plant for over (20) years. The Granger plant has been operated by Genesis, FMC, and TG (original owner of the Granger facility) for twenty-five (25) years on dry trona feed and over ten (10) years as a solution process plant. The Granger plant, in its state prior to the expansion, was the highest cost plant of the Genesis process plants and as such has been mothballed several times during periods of global soda ash oversupply. Genesis’ process plant experience has enabled them to continually optimize the various plants to reduce production costs. Some of the optimization has included pipeline ties between the Westvaco plants to allow liquor transfer and plant feed from recovered deca in the evaporation pond, as well as solid sodium carbonate cake transfer. Genesis also operates several smaller plants to produce value added products such as sodium bicarbonate and 50% caustic solution using an intermediate feed product from the Sesqui and Mono plants. 14.2 PLANT OVERVIEW Mineral recovery at Genesis consists of four plants producing soda ash at two sites, Westvaco and Granger. There are also several secondary processes that use intermediate feeds from the soda ash plants to produce secondary products, sodium bicarbonate (NaHCO3) and 50% strength caustic soda (NaOH). In addition to the mechanical and solution mining, Genesis also recovers sodium carbonate decahydrate (Na2CO3.10H2O) from lake water which is decanted from tailings disposal areas. Decahydrate crystal is recovered using a bucket wheel dredge on a seasonal basis and the mineral crystal slurry is used as feed for the Mono or ELDM plants. The Westvaco soda ash operations have several ties between the plants allowing for flexibility in secondary feed sources. The soda ash plants also provide feed to the caustic and bicarb plants. The offtake for the caustic and bicarb operations are upstream from the finished product. The overall Westvaco process is operated in a manner to optimize financial return, and as such, the interrelationships between the plants make individual plant ore to ash ratios difficult to correlate. In many cases, market demand drives annual production so actual production may be less than plant capacities. Table 14.1 shows recent historical production from the plants.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

PROCESS AND RECOVERY METHODS

Table 14.1 Recent Historical Production By Plant

	Total Alkali Produced (1000 tons)			Total Refined Soda Ash Produced (1000 tons)		
	2018	2019	2020	2018	2019	2020
Dry Ore Plants						
Sesqui	1,055	1,011	795	771	716	502
Mono	1,603	1,503	1,397	1,511	1,418	1,309
Solution Plants						
ELDM	869	837	811	869	837	811
Granger	532	587	123	532	587	123
Total	**4,058**	**3,938**	**3,126**	**3,682**	**3,558**	**2,746**

Note: The difference between "Total Alkali Produced" and "Total Refined Soda Ash Produced" is the TA sent to supplemental plants to produce bicarb and caustic and the amount of purified sodium sesquicarbonate that is produced by the Sesqui plant.

14.2.1 Sesqui Process Plant

The Sesqui plant was the first soda ash plant built and operated at the Westvaco site. Unique to the Sesqui plant are its abilities to produce eleven distinctly different grades of soda ash including light-density soda ash (Grade 100), dense soda ash (Grade 160), fine soda ash (Grade 50), sodium sesquicarbonate crystals (S-Carb®) and sodium sesquicarbonate slurry as a feedstock for the Sodium Bicarbonate plant. Annual production from the Sesqui plant is about 1,000,000 tpy of soda ash equivalent.

Mined ore is the key sodium source for the Sesqui plant and can be brought into the sesqui process through three avenues: the Overland conveyor from the Mono plant stockpile; #2 ore hoist shaft and the Sesqui stockpile which is supplemented by both #2 ore hoist and the Overland belt from Mono.

Crushing is required so the ore can be quickly dissolved in the next process step. The ore is approximately 90% trona with the rest being insoluble waste minerals. Insoluble waste in the ore can run as high as 16% but typically ranges from 9% to 12%. From the ore system, the rock is fed to four hammer mill crushers until it is properly reduced and ready to feed the dissolver tanks.

There are four parallel banks of dissolvers with three dissolver tanks in series in each bank (twelve tanks in all). In the dissolver circuit, hot water containing sodium carbonate (called mother liquor), steam, and ore are added to the first tank of each bank. Because the reaction is endothermic, additional steam is added to all three phases of the dissolver tanks. The tanks are agitated, and the temperature of the mixture is held high with the end goal being a nearly saturated sodium carbonate liquor.

The liquor contains undissolved insoluble material and is sent to one of four clarifier tanks to settle these larger particles. A flocculent is added to the saturated liquor to enhance the settling of the fine mud, which is then pumped out the bottom, reheated with water and sent to a thickener tank. As the clear liquor overflows the clarifier, activated carbon is added to remove soluble organics from the clear liquor. The mixture of saturated liquor (this stages product) and carbon is sent to one of 9 pressure leaf filters to remove the remaining insoluble materials and carbon.

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY PROCESS AND RECOVERY METHODS 76 At this point, the plant has produced an inventory of clean liquor that is very close to 100% saturated with sodium carbonate. To produce soda ash, the sodium carbonate in solution must be crystallized. In this process the liquor is cooled which causes crystals to form, creating sodium sesquicarbonate crystals and water (C-Cake). The size of the crystals is controlled by the recirculation rate in the crystallizer vessels. A mixture of additives is used to manage foaming and assist with crystal production. In preparation for calcining or drying of the C-Cake the material is centrifuged to remove excess water. The Sesqui plant has four centrifuges with three dedicated to their own calciner and a fourth that can feed the R-13 calciner or the Baby Bicarb plant. There are six calciners currently in use in the Sesqui plant that operate differently according to the product grade that is desired. The calciners are a mixture of gas-fired units and steam-fired units. The gas-fired units resemble a rotary kiln with concurrent gas and product flows. After the crystals have been dried or calcined as required for the product grades, the product is conveyed through a series of screws, belts and elevators to product storage silos or bulk loading silos. A simplified schematic process flow diagram of the Sesqui plant is shown in Figure 14.1 Figure 14.1 Simplified Sesqui Process Flow Diagram 14.2.2 Mono Process Plants The Mono plant consists of two separate processing lines to produce soda ash. Mono I began operation in May 1972, while Mono II was started up in January 1976. Though the processing lines are separate and operate

TECHNICAL REPORT SUMMARY– TRONA PROPERTY PROCESS AND RECOVERY METHODS 77 independently, many ties have been installed over the years to improve operating flexibility and to optimize rates. Annual production from Mono I is about 550,000 tpy and Mono II is 1,050,000 tpy for a combined total of 1,600,000 tpy. Trona ore is received from the underground mine work areas by belt conveyors and is crushed. The crushed trona ore is fed from the calciner feed bin by a variable speed belt conveyor into the calciner feed elevator and elevated to a height that permits gravity feed of the ore through a chute and into the calciner. Natural gas and combustion air are also introduced to the calciner at the feed end. The raw trona ore is heated and calcined to impure soda ash by driving off the carbon dioxide and water. The calcined ore is discharged into a conveying system that moves the calcined ore to the dissolving section. The dust laden exhaust gases from the calciners are treated by dry cyclones and a wet venturi scrubber on Mono I and dry cyclones and a high efficiency electrostatic precipitator on Mono II. Hot calcined ore is fed to the first stage dissolver. The ore is mixed with make-up water (process water and mother liquor recovered from the process) in an agitated tank. The agitator keeps the mixture stirred up and helps enhance dissolving of the ore. Steam at low pressure is added to the dissolver through two spargers and the liquor is heated as heating of the liquor helps enhance the dissolution rate of the calcined ore. The saturated solution of soda ash and insolubles flows by gravity into the first stage coarse solids separator. The separator removes the coarse (+20 mesh) insolubles and any undissolved ore from the liquor. A screw conveys the insolubles up to the high end of the unit and discharges the material into a chute for further processing to remove remaining alkali values. The liquid portion of the mixture overflows the separator and flows by gravity to the clarifier. The clarifier is a large settling tank which allows the heavier insoluble material to settle out resulting in a clear liquor overflow which is then filtered using industrial pressure leaf filters to remove the remaining fine particulate. Saturated liquor from the south process is put into the evaporator feed tank. From this tank the feed liquor is pumped by way of evaporator feed pumps to the triple effect evaporators. The slurry in the evaporators is circulated by pumps through the external heat exchanger and the upcomer to the body of the evaporator. The heat source for the first effects is low pressure steam while the flashed steam from the first effect evaporators goes into the second effect heat exchangers and is used as the main heat source for second effect evaporators. The same process occurs from the second to third effects. The heated slurry from the heat exchangers is circulated back into the body of the evaporator by an upcomer, where water is flashed off in the form of steam vapor. When water is evaporated out of the liquor, which is saturated with sodium carbonate, the liquor can no longer hold the sodium carbonate in solution and crystals of sodium carbonate monohydrate, “Mono,” are formed. These crystals will grow and eventually settle into the bottom of the evaporator. Slurry is drawn off the elutriating legs at the bottom of the units by slurry draw off pumps, which pump the slurry through a common header to the hydrocyclones. where the mother liquor is separated from the crystals by centrifugal action, then sent to the mother liquor tank where it is recycled to the process. The crystals from the cyclones drop into the centrifuges for further dewatering. The centrifuge cake from the centrifuges falls into centrifuge discharge screws, which carry the cake to the fluid bed to dry. In the fluid bed dryer, a fluidizing air fan blows air through a preheater (steam coil) and into the bottom section of the fluid bed called the plenum chamber. There the air is forced up through bubble caps where it dries and fluidizes the cake being fed into the bed by the centrifuge discharge screws. Heat dries the crystals and calcines off the remaining water and they are discharged onto the fluid bed discharge belt. The air, vapor and some dust are pulled off the top of the fluid bed and across the dust cyclones by the exhaust fan. The majority of the dust is removed by the cyclones and falls into the dust hopper where it is reclaimed into the process. The air stream that

TECHNICAL REPORT SUMMARY– TRONA PROPERTY PROCESS AND RECOVERY METHODS 78 is carrying the dust that is not separated by the cyclones goes to a Venturi wet scrubber system. The purge off the scrubber that still contains alkalinity is recycled into the process. The final product spills out of the fluid bed and onto the fluid bed discharge conveyor belt, which begins its transit to the storage silos for loading and shipping. A simplified schematic process flow diagram of the Mono plant is shown in Figure 14.2 Figure 14.2 Simplified Mono Process Flow Diagram 14.2.3 ELDM Process Plant ELDM is an acronym for the major processing steps for Genesis’ most recent plant which began operation in 1996: (E) Evaporation, (L) Lime, (D) Decahydrate crystallization, and (M) Monohydrate crystallization. The ELDM plant is a solution mine process and as such uses a combination of alkali waste streams from the plants and an ore-enriched solution from the mine as feedstock to make dense soda ash. Annual production from the ELDM plant is about 850,000 tpy. The ore-enriched feed stream from the mine contains three undesirable components: insoluble material, sodium bicarbonate, and dissolved impurities (mostly chlorides and sulfates). The process is designed to reject all of these undesirables in the feed stream.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY PROCESS AND RECOVERY METHODS 79 The 15% total alkalinity (sodium carbonate equivalence) feed stream from the mine is still considered a weak alkali stream because the saturation concentration of the solution is about 30% alkalinity. To reach 30%, the feed is concentrated by evaporation of water to near the 30% alkalinity target. The water evaporated from the weak solution evolves into steam to be used to steam strip most of the bicarbonates in the feed stream. The concentrated liquor still has a small amount of bicarb in the solution as it leaves the evaporators. The bicarb is corrosive and can alter the crystallization environment if not controlled at desired levels. To eliminate the remaining bicarbonates, the solution is chemically calcined by addition of a 10% caustic solution produced by mixing mine water and lime. The solution is then filtered to remove any fine particles that may be entrained in the stream. The neutralized and filtered solution is circulated in two cooling in two crystallizers where sodium decahydrate crystals are formed. The crystallization process rejects solubilized impurities (chlorides, sulfates, and organics). The crystals pulled from the bottom of the units once the slurry reaches a certain density and they are melted and move along the process while the remaining liquor that did not form crystals is rejected as waste. The solution from the decahydrate cystallizers is then pumped to the monohydrate evaporators. This step is similar to the classic Mono plant with the exception of each of the two evaporator trains only being comprised of one unit. Rather than a triple effect system, the single unit has an external vapor recompressor which takes evaporated water from the top of the unit and recompresses it to feed back to the external heat exchangers. After the monohydrate crystal is formed it is dewatered in hydrocyclones and centrifuges. These concentrated solids are then dried and calcined in a fluid bed dryer to become dense soda ash. A recirculation loop was commissioned to transfer saturated liquor back and forth between Mono and ELDM. The goal of this project was to utilize whatever back-end capacity was available (Mono or ELDM) to make soda ash. A simplified schematic process flow diagram of the ELDM process is shown below in Figure 14.3

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

PROCESS AND RECOVERY METHODS

Figure 14.3 Simplified ELDM Process Flow Diagram


EVAPORATION LIME DECA MONO PROCESS
Plant Name
Filtration
Mine Water
Mine Water Clarification
Mine Water Evaporation
Flash Tank
Steam
Lime
Deca Crystallization
Tailings Disposal
Lime Slaking
Clarification
Deca Centrifuging
Mono Evaporation/ Crystallization
Steam
Mono Centrifuging
Deca Melting
Fluid Bed Dryer
Dense Soda Ash Storage
Loadout
200# Steam
Fluidizing Air
genesisalkali

14.2.4 Granger Process Plant

The Granger site was initially developed by TG as an underground trona mine / monohydrate type soda ash facility. The mine shaft was sunk in 1974 followed by construction of the soda ash processing facilities in 1975. The plant was originally designed to convert dry trona ore into soda ash.

The process begins by pumping mine water from the Granger mine with the plant design based on a 15% total alkalinity and minor chloride impurities. The mine water is pumped to a clarifier to settle any solids that may be pumped up from the mine. After removing any mud, the mine water is processed through a stripper evaporator system similar to the one at the ELDM plant. The mine water is fed to the top of a column and steam is fed into the bottom and the high temperature causes some of the sodium bicarbonate to calcine to sodium carbonate and drive off some carbon dioxide. The stripped mine water from the bottom of the column is fed to an evaporator which evaporates some of the water and concentrates the alkalinity in the solution. The water vapor that is evaporated is compressed to a higher pressure for use as the heating medium in the evaporator along with some makeup steam.

Some of the stripped mine water is sent to the caustic plant to make caustic which is used to chemically calcine the solution removing any remaining bicarb in the stripped and concentrated mine water.

A set of pressure leaf filters are used to remove any remaining solids from the mine water. The filtered material is sent through the deca process, which will be discussed later. A portion of the filtered material becomes feed for

80

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

PROCESS AND RECOVERY METHODS

the existing mono crystallization process which utilizes two banks of triple effect evaporators. The slurry streams from the bottoms of the evaporators are combined and centrifuged for dewatering.

The centrifuge cake, solids that are still damp with liquid, is fed to the rotary steam dryers. These dryers have internal steam tubes that heat the solids. Liquid is dried off the surface of the crystals (free moisture) and the water that is attached to the soda ash (the bound moisture in the monohydrate) is also calcined off. The dried product is soda ash and is discharged onto belt conveyors that take it out to storage silos for loading.

As mother liquor is continually recycled in the mono crystallizers, impurities, primarily chlorides, organics and sulfates, build up. To deal with this, a purge stream is taken from the first effect crystallizers. This purge stream is sent to the deca process. By sending this feed to the deca system before it goes to mono, the soluble impurities in that portion of the feed stream are removed which eliminates potential quality problems from the process. The deca crystals are formed in a cooling crystallizer identical to the ELDM process and then the deca crystals are centrifuged. Some of the mother liquor is recycled to the crystallizers and some of the mother liquor is purged.

A simplified schematic process flow diagram of the Granger process is shown in Figure 14.4.

Figure 14.4 Simplified Granger Process Flow Diagram


GRANGER PROCESS FLOW DIAGRAM
Plant Name
Filtration
Mine Water
Mine Water Clarification
Mine Water Evaporation
Steam
Flash Tank
Lime
Deca Crystallization
Clarification
Lime Slaking
Deca Centrifuging
Mono Evaporation/ Crystallization
Steam
Mono Centrifuging
Deca Melting
Evaporation Lake
Drying
Steam
Dense Soda Ash Storage
Loadout
genesisalkali

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY PROCESS AND RECOVERY METHODS 82 14.2.5 Secondary Process Descriptions and Block Flow Diagrams 14.2.5.1 Sodium Bicarbonate Genesis produces sodium bicarbonate from two plants. A small plant known as the Baby Bicarb plant was the pilot plant for the bicarb process and has remained in production. The main Bicarb plant was built in 1990 and produces sodium bicarbonate by reacting sodium sesquicarbonate with purified carbon dioxide (CO2). Genesis follows current Good Manufacturing Practices (cGMP) in its production of pharmaceutical, USP and Hemodialysis grades of sodium bicarbonate. Sodium bicarbonate is also sold into the food, industrial, and animal feed markets. Sesquicarbonate slurry from the R-5 fluid bed area in the Sesqui plant is pumped through a cyclone and centrifuge in the bicarb plant to separate the sesqui crystals from the slurry. The centrifuge cake is dissolved in bicarb mother liquor creating a sodium sesquicarbonate solution. Impurities are removed from the solution by pumping it through two sets of filters to the carbonation tower feed tank. The solution is pumped into the top of the carbonation tower where it is contacted with carbon dioxide rising up the tower. The sesquicarbonate solution reacts with the carbon dioxide to form bicarbonate, which begins to crystallize. The tower contents are cooled to continue bicarbonate crystallization. The bicarbonate slurry is drawn off the bottom of the tower and pumped to two cyclones and centrifuges to concentrate the slurry into a cake. The bicarbonate mother liquor from the cyclones and centrifuges is used to dissolve incoming sesquicarbonate cake. The centrifuge cake is fed into a flash dryer to drive off the excess moisture without calcining the bicarbonate. The dried product is screened to remove oversize material and separated into coarse and fine streams in an air classifier. These coarse and fine streams are then screened to produce the various grades of bicarbonate, each differentiated primarily by particle size specifications. They are each stored in product bins. A simplified schematic process flow diagram of the Bicarb process is shown in Figure 14.5

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

PROCESS AND RECOVERY METHODS

Figure 14.5 Simplified Bicarb Process Flow Diagram


BICARB PROCESS FLOW DIAGRAM
Plant Name
Slurry Feed From Sesqui Plant
Centrifuging
Dissolving
Filtration
Carbonation/ Crystallization
CO_2
Centrifuging
Particle Size Classification
Screening
Steam
Feed & Industrial Storage
USP & Hemo Storage
Drying
Storage Silos
Rail Loadout
Packaging
genesisalkali

14.2.5.2 Caustic

The kiln and 10% caustic plant were built in 1980 to supply caustic for solution mining operations and was designed to produce 90,000 tons per year. The 50% caustic plant was built in 1990 to produce a commercial product from the 10% caustic stream and was designed to produce 65,000 tons per year.

The slaker combines lime (CaO) that has been re-burnt from the kiln and water (H2O) to form hydrated lime (Ca(OH)2). The slaker lime is then reacted with soda ash (Na2CO3) in slurry form the Mono plant and sent through two causticizers to form 10% caustic soda (NaOH) and calcium carbonate (CaCO3). This liquor flows into a clarifier where the mud settles and the 10% caustic soda is sent to a 10% caustic feed tank. This feed tank is used to supply 10% caustic to the 50% Caustic plant, ELDM, Mono and Dredge operations.

The mud that settles out in the clarifier consists of calcium carbonate and some dilute caustic. This mud is processed in two mud filters that remove the dilute caustic to form a mud cake of calcium carbonate. The calcium carbonate is sent through the kiln where it is converted to lime.

The 50% Caustic plant uses evaporators to concentrate the 10% caustic to 50% caustic solution. The caustic is centrifuged and filtered to remove carbonates (Na2CO3). The final 50% caustic is sent to a product tank and can be loaded in both trucks and railcars.

A simplified schematic process flow diagram of the Caustic process is shown in Figure 14.6

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY PROCESS AND RECOVERY METHODS 84 Figure 14.6 Simplified Caustic Process Flow Diagram 14.2.5.3 Dredge Operation Dredge operations began in 1983. The typical operating season for the dredge is from March until November but is variable. Historically, the dredging operation has produced as much as 180,000 tons of alkali per year. As a normal and routine occurrence, excess TA that ends up in the evaporation lake cools and crystallizes out as a decahydrate crystal (Na2CO3. 10 H2O). An old river dredge is used to mine the deca crystal from the lake by cutting the crystal from the lake bottom. The dredge adds lake water to the deca crystal forming a heavy slurry that is pumped to the shore facility. The slurry from the dredge is sent through a screening process and is collected in a tank. The slurry is then pumped from the tank to the melters. The crystals are heated and dissolved in the melters and 10 % caustic is added to neutralize the sodium bicarbonate in the crystals. This alkali solution is sent to either the mono or ELDM plant as a feedstock. A simplified schematic process flow diagram of the Dredge process is shown in Figure 14.7

TECHNICAL REPORT SUMMARY– TRONA PROPERTY PROCESS AND RECOVERY METHODS 85 Figure 14.7 Simplified Dredge Process Flow Diagram

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

INFRASTRUCTURE

15.0 INFRASTRUCTURE

15.1 INTRODUCTION

The Westvaco sites are accessed by the two-lane paved county road 3, which is 7 miles north of I-80, about 20 miles west of Green River, Wyoming. The Granger site can be accessed by traveling 8 miles west of Green River, Wyoming on I-80, then turning north on state highway 372 and traveling about 12 miles to county road 11 (Texasgulf Road). The plant is about 9 miles west of Highway 372 on county road 11. The route is all paved two or four lane highway. The Westvaco site plan can be seen in Figure 15.1 and the Granger site can be seen on Figure 15.2.

The Union Pacific (UP) Railroad passes just north of the Westvaco Plant facilities with siding to access the mainline. The Granger Site is accessible to the Union Pacific by a spur line that connects to the mainline near Granger, Wyoming.

Figure 15.1 Westvaco Site


Black's Fork River
Sanitary Lagoon
Final Retention Pond
UPRR Mainline
BMT Plant
Sesqui Plant
Mono Plant
Caustic Plant
ELDM Plant
Tailings Pond
Evaporation Lake
Primary Access Road
3

86

TECHNICAL REPORT SUMMARY– TRONA PROPERTY INFRASTRUCTURE 87 Figure 15.2 Granger Site 15.2 PRODUCT SHIPPING 15.2.1 Overview The distribution of products to customers (soda ash – light and dense, bicarb, S-Carb® and other miscellaneous grades) from production storage bins is through a variety of containers, including covered hopper railcars, pneumatic railcars, bulk trucks or packaged into 50# bags or supersacks that can be sent out via intermodal containers or by dry bulk vans. The facilities ship in excess of 30,000 rail shipments and over 10,000 truck shipments per year. It is a captive shipping point on the Union Pacific Railroad and utilizes common carriers as a means of truck and container shipping. Shipping is accomplished through six primary areas, Mono loadout, Sesqui loadout, Granger loadout, transloading, Granger minewater loadout and the packaging area.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY INFRASTRUCTURE 88 15.3 TAILINGS FACILITIES Wastes generated from the mining and beneficiation processes are exempt from hazardous waste regulation under the section 3001(b)(3)(A)(ii) to the Resource Conservation and Recovery Act (RCRA) known as the Bevill Amendment. As a result, high-volume, low-toxicity waste generated from mining is exempt from the hazardous waste definition and is regulated as a solid waste under RCRA. 15.3.1 Westvaco Facility At the Westvaco Facility, tailings from both the dry and solution mining processes are discharged as slurries to the on-site tailings impoundments or are re-injected as slurries into the mine. Tailings are produced by the dry mining operations (coarse tailings and fine tailings) as well as the solution mining operations (fine tailings only). The majority of the solid liquid tailings is re-injected into the underground mining operation via several injection wells for secondary recovery solution mining in the northern portions of the underground mine complex. These injection wells are permitted by UIC Permit Number 5B1-98-1. Approximately 6.3Mgpd are injected into these wells continually as part of the beneficiation process. The Mono and Sesqui production plants utilize ore from dry mining operations and produce coarse and fine tailings streams. The ELDM production plant utilizes ore in the form of brine from solution mining operations and produces a relatively small amount of fine tailings. The tailings which cannot be re-injected into the mining operation are stored in two existing tailings impoundments within the mine permit boundary, these impoundments are called the Lower and Upper Impoundments. Currently, the Lower Impoundment is constructed to a containment elevation of 6,315 feet and the Upper Impoundment provides tailings storage containment to an elevation of 6,350 feet. Future storage of tailings will be constructed in the following sequence: 1. The Lower Impoundment will be raised in five-foot increments until it reaches 6,350 feet. At this point the Lower Impoundment will tie into the common dike which currently separates the Lower Impoundment from the Upper Impoundment. 2. The Lower Impoundment and the Upper Impoundment will be combined, and the common dike between the two impoundments will be inundated. The external ring dike will then be raised in five-foot increments until the impoundment reaches the current permit elevation of 6,365 feet. 3. The impoundment will be raised a further 20 feet to a final elevation of 6,385 feet after additional permitting is completed for the structure. 4. A new impoundment located adjacent to and southeast of the Lower Impoundment will be constructed to provide additional tailings storage when the Lower and Upper Impoundments are full to elevation 6,385 feet. 15.3.1.1 Verification of the future storage capacity of the Westvaco Impoundment A volumetric assessment of the Westvaco Impoundment was carried out to confirm whether the Impoundment would be able to accommodate the Life of Mine tailings. The assessment considered the following infrastructure: • The Lower Impoundment will be raised to 6,350ft by means of upstream raises. The fly ash facility to the east of the Lower Impoundment will be excluded from the raise. A concrete decant tower is located in the

TECHNICAL REPORT SUMMARY– TRONA PROPERTY INFRASTRUCTURE 89 southern corner to decant water from the Upper and Lower Impoundments. This tower will be raised with every second dike raise. • The combined footprint of the Lower and Upper Impoundments will be raised to 6,385ft by means of upstream construction. • Dewatering of the Evaporation Lake and deposition of tailings into the pond. The assessment was based on the following assumptions: • Impoundment configuration as per the July 2020 LiDAR survey received from Genesis Alkali. • The deposition estimates were based on the average deposition rates of five years (November 2015 to December 2020) and Impoundment Projection 2021 v1 as received from Genesis Alkali. Table 15.1 summarizes the estimated future tailings requirements. • The density of the fine and coarse tailings was determined from the tailings deposited in the past 5 years and difference in volume of the compartments over this period. • The 5ft dike raises will be constructed with equal amounts of borrow material and coarse tailings from the Upper Impoundment. • Coarse tailings from the Upper Impoundment will be used for dike construction of the Lower Impoundment. This volume will be accounted from during the raise of the combined Lower and Upper Impoundment • Borrow will be sourced partly from the local borrow, north-west of the Lower Impoundment. The borrow contains 220,000CY of which 210,000CY is readily available. The volume of borrow will be accounted for as additional capacity to the Upper Impoundment. • The dikes will be constructed to 2.5:1 downstream slope, 1.5:1 upstream slope and 28ft crest width. No step-ins have been allowed for. • The construction time of a dike raise is approximately 3 months. The raise is to be completed the summer prior to reaching the minimum 3ft freeboard requirement. • A bulking factor of 20% was assumed to account for compaction of the dike material. • Settlement of the constructed wall into the fine tailings was excluded from the wall volume calculations. • Supernatant water can pond against dike of the Lower Impoundment.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

INFRASTRUCTURE

Table 15.1 Summary of Storage Requirements

	Tailings annual production (tons)	
	2020 to Mid 2024	Mid 2024 to 2120
Lower Compartment	**319 716**	**486 408**
Sesqui Fines	131 665	131 665
Mono Fines	119 393	119393
Sesqui Coarse		154 139
Mono Coarse		12 553
ELDM Fines	77 436	77 436
Upper Compartment	**12 553**	-
Mono Coarse	12 553	-

Figure 15.3 shows the footprint of the Combined Impoundment (i.e. Lower and Upper Impoundments as well as borrow area). Figure 15.4 summarizes the results of the volumetric assessment of the Combined Impoundment, which was modelled through 2120. The 29% of the required borrow for the Lower Impoundment dike raises was accounted for from the local borrow. As mentioned previously, the required coarse tailings for construction of the Lower Impoundment dikes were borrowed from the Upper Impoundment. The total volume of borrow and coarse tailings for the Lower Impoundment dike raises are 754,711 CY as they are combined in equal amounts to construct the dikes. The total volume of borrow and coarse tailings for the Combined Impoundment dike raises are 1,104,623 CY, through 2120. The Westvaco plants will continue to generate tailings until the end of production in 2160 but after 2118 when dry mining is completed, the volume of tailings will decrease significantly as soda ash production decreases by 75% and only comes from the ELDM plant which produces a much smaller amount of fine tailings per ton of soda ash. The modelling of tailings storage capacity and dike raises through 2120 is considered adequate to assess the tailings storage requirements and related capital through the end of the project life.

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY INFRASTRUCTURE 92 Figure 15.4 Stage Capacity Curve of Combined Impoundment As seen in Figure 15.4, from 2020 to 2060, dike raises for the Lower Impoundment is required every 2-3 years. After the Combined Impoundment is constructed, dike raises are required about every 5 years. Sufficient capital has been provided to construct the dike raises through the end of the life of the project and to construct the Combined Impoundment in 2060. 15.3.1.2 Dike Monitoring, Inspection and Maintenance Plans Genesis has a robust dike monitoring, inspection and maintenance plan that includes periodic dike stability analysis, regular surveys, daily visual inspections, monthly piezometer readings, and quarterly downstream embankment toe inspections, 15.3.2 Granger Tailings At the Granger facility, the majority of the liquid tailings is routed to Tailings Pond No. 3 or to a series of injection wells into the mine. These injection wells are permitted by UIC Permit Number 5B1-98-1. Approximately 1.6Mgpd are injected into these wells.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY INFRASTRUCTURE 93 When the Granger plant reaches its steady state production level of 1.26 million tons of soda ash annually, it will generate approximately 149,100 cubic yards of fine tailings annually. This is based on the ELDM rate of .1065 tons of tailings per ton of soda ash produced and a density of 0.9 tons per cubic yard. At this rate, the current tailings facility will reach its capacity of 801,128 cubic yards in 2027 and will required additional dike raises. Given the dimensions of the Tailings Pond 3, each one foot of dike raise generates about 200,000 cubic yards of storage space. Based on the Granger plant production forecast to 2160, approximately 16.1M yards of fine tailings will be produced. Given the area of the existing tailings facility, approximately 16 raises of 5 feet each will be required over the life of the plant. The capital estimate for the Ganger plant includes sufficient capital for these raises over the life of the plant. 15.4 STORAGE There are two dry ore stockpiles at the Westvaco site. The smaller of the two is near the #2 production shaft and generally holds about 25,000t, but can be extended to 100,000t maximum. The larger pile is near the #4 production shaft and generally holds 300,000t, but can be extended to about 500,000t maximum. The size of the piles change as the respective plant and mine production fluctuate. There is not an active dry ore stockpile at the Granger site. There is a coal stockpile at each site to assure coal supplies to the coal boilers. There are a wide variety of product bins at both sites. The size of the bins is adequate to provide product for shipment if there are planned or unplanned plant outages. 15.5 UTILITIES The Genesis sites at Westvaco and Granger use three energy sources. Natural gas is used for process heating and in boilers to produce steam for process and for electrical generation. Coal is used in boilers to produce steam as well. Electricity is both generated on site and bought from Rocky Mountain Power (RMP). Figure 15.5 shows an overview of the Westvaco boilers.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY INFRASTRUCTURE 94 Figure 15.5 Westvaco Boiler Overview

TECHNICAL REPORT SUMMARY– TRONA PROPERTY INFRASTRUCTURE 95 15.5.1 Electrical Electricity for Westvaco is provided from two primary sources; in-house co-generation and electrical service from RMP. With all units functioning properly, the load is met by producing about 40% of the power from the Mono and Sesqui turbines and purchasing about 60% from RMP. The surplus capacity from the generators and RMP is used to coordinate turbine repairs and other interruptions to power generation. RMP provides electrical service by two parallel transmission lines that were installed in 1988 and 1995. Service power is supplied at a potential of 34,500 volts. Combined capacity of the transmission lines is 75 MVA and with the given geometry and power factor the facility is able to draw a maximum sustained load of approximately 65 Megawatts. In-house generation is provided by six backpressure steam turbines with the potential to produce 41.5MW. In the Sesqui powerhouse there are three turbines with a combined capacity of 10.5 Megawatts. Turbines #1 and #2 were built as part of the original plant in 1953 and each of the units has a nominal capacity of 3 Megawatts. Turbine #3 was installed in 1964 as part of a plant expansion and has a nominal capacity of 4.5 Megawatts. All three of these units are back pressure turbines that discharge steam into the 20-psi steam header. The Mono plant powerhouse was built between 1971 and 1976. Included in the Mono powerhouse are three additional turbines with a combined nominal capacity of 30 Megawatts (10 Megawatts per unit). Turbine #4 was commissioned in 1972 and the other two units were commissioned in 1975. All three of these units are of similar design with back pressure exhaust at 25 psi and mid unit extraction at 200 psi. 15.5.2 Natural Gas Natural gas is delivered to the Westvaco facility through three supply lines. Peak usage rates have demonstrated delivery capabilities of over 32,000M British thermal units (btu) per day, several multiples of the average consumption. Natural gas is used in the Mono and Sesqui boilers to produce process steam and for electrical generation. Natural gas is also used as the energy source for some of the process heating including dryers, calciners and the lime kiln. Some natural gas is also used for air heating the intake air into the mine. 15.5.3 Steam All steam is produced on site and is used for process heating and electrical generation. Steam is produced in seven boilers, the largest of which are coal. Smaller natural gas boilers provide supplemental and back up steam. In general, the operating strategy is to maximize the use of coal boilers and minimize the use of gas boilers. Steam is produced at 600 psi and 750o F by any combination of the seven site boilers. All site boilers discharge into a common 600-psi steam header for distribution to plant generators and other plant uses. Primary steam production is accomplished in the mono power area using two coal-fired boilers that were put into service in 1975 and 1976. These two boilers were designed by Babcox and Wilcox and are each rated at 650K lbs/hour of steam production. Coal for the boilers is supplied from the Kemmerer Mine, located outside Kemmerer, Wyoming, under a long-term coal purchase agreement. In addition to the two coal-fired boilers there is a gas-fired boiler attached to the mono powerhouse. This gas- fired boiler, designed by ABB, was built in 1996 as part of a plant expansion and is capable of producing 2250K lbs/hour steam. The #5 boiler was installed in 1969 during the Mono I expansion and was retired in the mid- 1980’s. The other four gas-fired boilers serve primarily as back up capacity and are located in the Sesqui

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

INFRASTRUCTURE

powerhouse. Boilers #1 and #2 were built with the initial plant construction in 1953. Boiler #3 was added in 1963. Boilers #1, #2, and #3 each have a nominal capacity of 100-110K lb/hour steam production. Boiler #4 was put into service in 1966 and has a nominal capacity of 215 K lb/hour steam production. Total steam production from the sesqui boilers is 525 K lb/hour steam.

An overview of the Westvaco boilers is shown in Figure 15.5 above.

15.5.4 Water

There are three principle water systems that serve the Westvaco site: raw (river) water, condensate used as boiler feed, and potable water for domestic and sanitary use. Much of the process water use is supplied by water reclaimed from the tailings decant. Most of the condensate water is also recycled.

Raw water for the Westvaco site is supplied through two lines that are 10 miles in length from Genesis's pumping station located on the Green river. The larger line is 20-inch diameter and the smaller line is 12-inch diameter. Nominal capacity of the river station is 4,200 gallons per minute (gpm). There are three storage tanks at the Westvaco site for raw water with a combined capacity of 3Mg. Genesis has senior water rights for quantities more than twice the average current consumption

Condensate as referred to here is any water that is suitable for boiler feed water. Condensate collected from the plant steam systems and evaporator condensers is cycled back to the powerhouse for re-use. If sufficient condensate is not available to provide all the boiler demands, two hot process lime-soda water softeners can be used to provide boiler feed water.

Potable water is produced from raw water using a coal/sand filter. After filtering, the water is chlorinated and pumped to the appropriate storage tank. Due to the size of the work force the potable water system is operated and maintained according to the same standards as any similar municipal system. Genesis also provides water to a nearby commercial enterprise, Little America.

Table 15.2 shows the water supply rights held by Genesis Alkali.

Table 15.2 Genesis Alkali Water Supply

Genesis Alkali Recorded Surface Water Rights (stream withdrawal rights or primary water use right)

Permit No.	Water Right Certificate Number	Priority Date	Summary WR Status	Total Row Available (CFS)	Total Flow Available (GPM)	Stream Source	Company	Facility Name
P19910.0D	CR CC63/040	8/12/1944	Fully Adjudicated	1.33	597	Black's Fork River	Genesis Alkali	Westvaco Pipeline
P20077.0D	CR CC63/039	8/27/1946	Inactive	N/A	N/A	Green River	Genesis Alkali	Westvaco Pipeline
P20077.0D	CR CC74/301	8/27/1946	Fully Adjudicated	17	7630	Green River	Genesis Alkali	Westvaco Pipeline
P22808.0D	CR CC73/135	7/7/1966	Fully Adjudicated	5	2244	Green River	Genesis Alkali	Texas Gulf Water Pipeline
P7032.0E	CR CC79/323	7/1/1992	Fully Adjudicated	7.5	3366	Green River	Genesis Alkali	Texas Gulf Water Pipeline Enlargement for Emergency
P6584.0E	CR CC73/138	1/26/1976	Fully Adjudicated	1.8	808	Green River	Genesis Alkali	Fill Tailings Ponds
P6674.0E	N/A	11/8/1978	Fully Adjudicated	0.56	251	Green River	Town of Granger from FMC pipe	Westvaco Pipeline 1st Enlargement
P7418.0E	N/A	3/4/2002	Adjucation Pending	1	449	Green River	Little America commercial use from FMC	Westvaco Pipeline Little America Enlargement

Genesis Alkali River Water Rights: In Summary (these water rights are fully adjudicated which means they are proven and approved upder WY law)
Westvaco - 17 CFS water right from the Green River, and 1.3 CFS from Blacks Fork River
Granger - 7.5 CFS water right from the Green River, and 1.8 cfs emergency use to fill tailings ponds
Other - Little America and the Town of Granger draw water from the Genesis Alkali Westvaco water system

This list is specific to surface water stream water rights and it does not include Reservoir/Impounded surface water rights.

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY INFRASTRUCTURE 97 15.5.5 Carbon Dioxide Carbon dioxide is used in the bicarbonate plants in the carbonation towers. The CO2 is supplied by a dedicated pipeline from the Praxair plant located adjacent to highway 372. The feedstock for the Praxair plant is CO2 from the Exxon Shute Creek Gas Plant about 30 miles northwest of the Praxair plant. 15.5.6 Air Air is provided to the surface facility by an air header that is supplied by six compressors. Three of the compressors are located in the Sesqui powerhouse and three are located in the Mono powerhouse. The nominal capacity of each compressor is 2200 scfm for a total system capacity of 13,200 scfm. During normal operation five of the compressors are required to maintain system pressure and the sixth compressor is idled. The additional capacity of the sixth compressor allows for routine maintenance of the air system. Air is not a metered utility.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

MARKET STUDIES

16.0 MARKET STUDIES

16.1 MARKETS

16.1.1 Demand for Soda Ash

Soda ash, the trade name for sodium carbonate (Na_2CO_3), is a white, anhydrous, powdered or granular material. Sodium carbonate has been used in manufacturing for over 5,000 years. Ancient Egyptians used it to make glass ornaments and vessels. They recovered the product from dry lake-bed deposits or by burning seaweed and other marine plants. The Romans also used soda ash for baking bread, making glass and for medicinal purposes. Its extraction from the ashes of various plants continued until the middle of the 19th century and gave it the present-day name of "soda ash".

Today, "natural soda ash" is refined primarily from the mineral trona and is also processed from sodium-carbonate-bearing brines. The Green River Basin in Wyoming, where Genesis Alkali is located is the world's largest area for naturally occurring trona.

The modern-day market for soda ash from trona has been well established for over 70 years with production from the Westvaco facility starting in 1948. Soda ash is still a key ingredient in the manufacture of glass, chemicals, soaps and detergents, and animal feed.

Soda ash demand is driven by a diversified set of global end markets. Over 75% of global demand is from uses such as glass, chemicals, and soaps and detergents. Glass makes up 52% of global demand while chemicals, soaps and detergents make up 27% of global demand.

Figure 16.1 End Uses of Soda Ash in 2020


1%
15%
4%
14%
52%
14%
Glass
Chemicals
Soaps/Detergents
Metals/Mining
Lithium Carbonate
Pulp&Paper, Alumina, Other

Sources: IHS, USGS, Genesis Alkali

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY MARKET STUDIES 99 US domestic demand is expected to remain fairly stable while demand in emerging economies has been and is expected to continue to rise. In addition, green initiatives are expected to increase demand as well. Soda ash is key to the production of lithium batteries. There are slightly more than two parts of soda ash for each part of lithium to make lithium carbonate, the major constituent of lithium iron phosphate batteries for electric vehicles. Demand for lithium batteries is expected to increase dramatically over the next ten years as automobile manufacturers electrify their fleets. Accelerating endeavors to retrofit windows on older buildings to meet the standards for LEED certification should also lead to significant new demand for glass. Long term global demand (ex. China) is expected to grow 2% to 3% per year driven by emerging middle class and increasing per capita consumption in Asia (ex. China) and Latin America. As seen in Figure 16.2 below, per capita usage of soda ash in developed economies is 15.5 kg/year compared to 4.6 kg/year in emerging economies which demonstrates that there is significant potential for demand growth driven by the continued emergence of the middle class in those regions. Figure 16.2 Growth Potential in World Demand from Emerging Economies Sources: IHS, USGS, Genesis Alkali Historic and projected global demand by region is shown in Figure 16.3 below. As noted above, the growth areas are China, India, Asia ex-China, and Latin America. Both Asia ex-China and Latin America are supply constrained and the US producers have a delivered cost advantage to those markets compared to the Chinese synthetic producers. 2.9 3.4 5.2 6.8 13.3 15.2 15.4 18.0 - 2.0 4.0 6.0 8.0 10.0 12.0 14.0 16.0 18.0 20.0 India MEA N and SE Asia Latin America C & E Europe Western Europe USA & Canada China Pe r C ap ita U sa ge (k g/ ye ar ) Emerging Economies Developed Economies Avg. 4.6 kg/yr Avg. 15.5 kg/yr

TECHNICAL REPORT SUMMARY– TRONA PROPERTY MARKET STUDIES 100 Figure 16.3 Global Soda Ash Demand History and Projection 16.1.2 Supply of Soda Ash Global production capacity is made up of 47% from Chinese synthetic production, 32% from synthetic production in other regions and 19% from US natural production.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

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Figure 16.4 Global Soda Ash Supply History and Projection


40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
-
Tonnes (000's)
2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030
China
N and SE Asia
India
Europe
Middle East & Africa
Latin America
US and Canada
Turkey

The cost advantage of natural soda ash compared to synthetic production ensures that natural soda ash will always be in demand. The average cost to produce natural soda ash is ~50% of the cost to produce synthetic soda ash. In addition, synthetic soda ash consumes substantially more energy, incurs additional costs associated with by-products and has a greater carbon footprint.

The recent expansion of supply at Kazan, Turkey (startup 2017) of approximately 2.5 million metric tons per year has been fully absorbed by the market. There are no significant global natural supply additions expected to be online for 2 to 3 years.

As seen in Figures 16.3 and 16.4, Chinese production is largely consumed in China, the same is true for Europe and India although both will continue to be net importers of soda ash. The supply capacity in Asia (ex. China) and Latin America is almost non-existent while demand is expected to increase significantly creating the opportunity for increased demand for US based supply.

16.1.3 Discussion of Supply and Demand Risks and Opportunities

Any variations to the forecasted demand for soda ash are more likely to be driven by global macroeconomic developments than from functional substitutes for the raw materials used to make the various products in which it is used. Soda ash is a very well established and cost-effective commodity for use in the products described above and is unlikely to be replaced by a less expensive option for those manufacturers.

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY MARKET STUDIES 102 Genesis Alkali enjoys a strong competitive position in the domestic market due to its scale, being the largest domestic producer of natural soda ash, its supply reliability due to its multiple mining methods and multiple plants, and its cost position with low overall cost and about 45% of its production post Granger expansion from less expensive solution mining. In the global market, US domestic producers of natural soda ash enjoy a cost advantage over 70% of the other producers which produce a synthetic product at a much higher cost. Domestic natural soda ash is competitively positioned vs. global high-cost synthetic to supply export growth in the markets of Asia and Latin America. Competition for Genesis Alkali is primarily from other Green River based producers in the North American market. There is some competition in some geographies from SVM (natural producer based in California). In South America, competition is with other US producers, from Turkey and to a lesser extent, synthetic producers in Europe. In Asia, competition is with Green River based producers, Turkey and Chinese exports. Global production is essentially sold-out and running at capacity with the possible exception of China. Chinese exports into the Asian market are needed for supply-demand to balance in the ex-China market. Genesis Alkali’s forecasted increase in production from the Granger expansion is expected to be absorbed by the market due to the forecasted increase in global demand and the lack of any other natural soda ash supply increases. As noted above, natural soda ash production, especially solution mining production, has such a cost advantage over synthetic soda ash that it will be absorbed by the market. As discussed throughout this section, the risk that Genesis Alkali cannot sell its planned production is very low due to its cost and transportation advantages. This is true even if demand drops significantly. Essentially most, if not all, of the synthetic production would be displaced before the lower cost natural production. For demand to fall significantly, a new, more cost effective, source of raw materials for the uses noted above would have to be found or consumers would have to stop using those products. 16.2 GENESIS ALKALI SALES AND PRICE DETAIL Genesis Alkali and its predecessors have been operating the Westvaco facility continuously since 1948. The products are well defined and established in the market for soda ash as noted in the Genesis Alkali website which defines the various products and specifications. Genesis markets its products in three primary areas: • Domestic Soda Ash • Export Soda Ash • Specialty Products. Figure 16.5 below shows the historical and projected sales by area from 2016 through 2025.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

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Figure 16.5 Genesis Alkali Sales by Type


Tons Sold (000's)
5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
2016 2017 2018 2019 2020 2021 2022 E 2023E 2024E 2025E
Domestic
Export
Specialty Products

16.2.1 Domestic Soda Ash

Domestic soda ash demand in the US has been relatively stable at approximately 5.0Mtpy from 2016 through 2019 but fell to 4.4Mtpy in 2020 due to the impact of COVID-19. Demand is projected to recover from the 2020 level to about 4.9Mtpy by 2021 and remain relatively flat through 2030. From 2016 through 2019, Genesis maintained about 30% market share, selling about 1.4Mtpy in that market, in large part due to its production capacity relative to other domestic producers. In 2020, domestic sales dropped to about 1.1Mtpy due to COVID 19 impacts and a large non-traditional use customer shifting from soda ash to lime for its process. Domestic sales are projected to be steady at about 1.1Mtpy which is about 23% of the domestic market.

16.2.2 Export Soda Ash

As noted above in the discussion of export markets, global demand for soda ash excluding the US and Canada grew by 11% from 2016 through 2019 or about 2.8% annually. In the target export market areas for Genesis Alkali, demand in Asia excluding China grew by 20% from 2016 through 2019 or about 5% annually and demand in Latin America grew by 11% or about 2.8% annually over that same time period.

In 2020, global demand fell from 2019 by about 5% but was still about 6% over 2016 levels. Similarly, demand in Asia excluding China fell by about 13% in 2020 from 2019 but was still 5% above 2016 levels while Latin American demand was about 9% lower in 2019 than 2020 but about the same as 2016.

Demand is expected to rebound in 2021 in both regions to pre-pandemic levels and resume annual growth rates of about 2.5% in Asia excluding China and 5% in Latin America.

In 2020, Genesis Alkali sold about 50% of its production, or about 1.6Mt, to customers in Latin America and Asia with about 25% to each region which is about 18% of the market in those two regions combined. As seen in Figure 16.5 above, Genesis Alkali soda ash sales are expected to be about 1.1Mt more in 2025 in the export market than in 2021 or an increase in export sales of about 55% from 2021 levels. Demand in those two regions is projected to grow by 1.9Mt by 2025 which means that about 58% of the growth in those two markets would be supplied by Genesis Alkali and would then account for about 26% of those markets compared with about 20% in

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY MARKET STUDIES 104 2021. As noted above in Figure 16.4, supply is essentially non-existent in those two regions and the US natural soda ash producers are well positioned both geographically and from a cost of production standpoint to secure this additional demand. With its planned expansion of the solution mine fed Granger facility, Genesis Alkali is well positioned to garner this additional market share in those regions. Genesis Alkali markets its export sales to Latin America and Asia through American Natural Soda Ash Corporation (ANSAC) and direct markets its export sales to Canada and Europe. ANSAC exports soda ash for two US soda ash producers and supplies approximately 50% of the market in Latin America and Asia excluding China. One of the two remaining producers will leave ANSAC at the end of 2022 leaving Genesis Alkali as the sole member which allows it to control the organization, logistics, and commercial agreements. As seen in Figure 16.5, the percent of export sales by Genesis Alkali is projected to increase from about 51% in 2020 to about 66% in 2025. 16.2.3 Specialty Products Specialty products marketed by Genesis include bicarb and sodium sesquicarbonate. These products are used in the animal feed, industrial, food, and healthcare industries. US demand for these products is approximately 1.2Mt annually with Genesis producing approximately 40% of the current annual demand. Sales of bicarb and sodium sesquicarbonate have grown about 15% from 2016 to 2020. The forecast is for modest growth in sales of about 3% by 2025. 16.2.4 Price Forecast The price forecast for bulk soda ash used in this study is based on the 2020 USGS average price per short ton FOB plant. The five-year history of the USGS annual average soda ash prices is shown in Figure 16.6 below. As see in Figure 16.6, the 2020 average bulk soda ash price is about 5% lower than the 2019 price and about 2% lower than the five-year average. The lower prices in 2020 are attributed to the lower demand caused by the COVID 19 pandemic. Using the lower 2020 price as a starting point for the long-term forecast is a conservative approach given the forecasted increase in demand. The long-term price forecast uses the 2020 average price of US$132 per short ton and increases it to 2022 dollars using an inflation rate of 2.5% annually to arrive at a 2022 price of US$139 per short ton. The price is then escalated at 2.5% annually throughout the life of the study. Stantec believes this long-term price forecast is reasonable based on the historical price trends and the stable supply and demand forecast for the soda ash market. Specialty and bagged products (bagged soda ash, bicarb, sodium sesquicarbonate, and 50% caustic) make up about 15% of Genesis Alkali’s sales volumes, dropping to roughly 11% of volumes as the Granger expansion comes to full volume. The 2022 modeled price all of Genesis Alkali products including bulk soda ash, specialty products and bagged products is $154/short ton. which is consistent with recent price trends. As with the prices for the other products, these prices are escalated at 2.5% annually over the life of this study.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY MARKET STUDIES 105 Figure 16.6 USGS Bulk Sales Price per Ton FOB Plant Source: USGS Mineral Commodity Summaries 2021

TECHNICAL REPORT SUMMARY– TRONA PROPERTY ENVIRONMENTAL STUDIES, PERMITTING AND PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS 106 17.0 ENVIRONMENTAL STUDIES, PERMITTING AND PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS 17.1 ENVIRONMENTAL COMPLIANCE AND PERMITTING This section identifies a detailed analysis of environmental compliance and permitting related to the project. It discusses the completed baseline studies and impacts, and details on the project’s tailing disposal, reclamation and mitigation plans. The information for this section is based on data provided by Genesis, publicly available information, and discussions with Genesis staff. 17.1.1 Environmental Studies Genesis operates two separate facilities: the Westvaco Facility and the Granger Facility. These facilities are located in Sweetwater County about 20 miles northwest of Green River, Wyoming. The Westvaco Facility includes approximately 36,000 permitted acres, of which the processing, support facilities, and tailings and evaporation ponds cover about 2,600 surface acres. The Granger Facility includes about 16,000 permitted acres of which the processing, support facilities, and tailings and evaporation ponds cover about 1,800 surface acres. Access to the facilities is via a paved access road that extends north from I-80. A railroad spur provides a connection to the UP Railroad. Both facilities consist of the mining and industrial process areas. These areas include tailings and evaporation ponds, mine and ventilation shafts, underground mine workings, coal-fired boilers, natural gas-fired boilers, ore and coal stockpiles, landfills, wastewater evaporation and storm water runoff ponds, fly and bottom ash settling ponds, and miscellaneous administrative and support facilities. The Westvaco site has been in operation since the 1940s. Per LQD regulations, a mining permit application needs to include a description of the lands to be affected within the permit area. Environmental baseline studies were completed for the project to support both facilities’ LQD permits and included information on climate, geology, soils, vegetation, archeological, hydrology, wildlife and wetlands. The combined facilities permit area is over 52,000 acres; only 10% of this area is actually disturbed. For those disturbed acreages Genesis is required per LQD regulations to minimize and mitigate any impacts by employing environmental protection measures and best management practices and to reclaim those disturbances when they are no longer needed for operations. 17.2 PERMITTING This discussion is divided into two sections. The first section will address the permits associated with the Westvaco Facility. The second section will address the permits associated with the Granger Facility.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY ENVIRONMENTAL STUDIES, PERMITTING AND PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS 107 17.2.1 Westvaco Facility 17.2.1.1 Air Permit The Westvaco Facility has emissions greater than 100tpy for one or more criteria pollutants and, as a result, is considered a major source. Consequently, it is required to have and is currently operating under a Wyoming Department of Environmental Quality (WDEQ) Air Quality Division (AQD) Chapter 6, Section 3 Operating (Title V) Permit No. 3-1-132. The effective date of Permit No. 3-1-132 was October 24, 2007 and the expiration date was September 15, 2009. However, the Title V Permit is still in force while the AQD reviews the permit renewal application that Genesis submitted more than 180 days prior to permit expirations and recently updated on August 19, 2020 under Application No. A0010938. This is the second renewal of Permit 3-2-132, but according to AQD IMPACT system it has been updated to P0014862 and the renewal will have the Permit No. of P0022387. The Title V renewal was released for public notice on November 6, 2021. It should also be noted that the numerous New Source Review (NSR) permits have been issued/modified since 2009. There have also been a series of temporary permits or waivers. These NSRs are incorporated into the new Title V renewal. The facility has also submitted a series of compliance reports dating back to at least 2013 according the AQD IMPACT system; all of which have been accepted. Included are annual compliance certifications, annual dust control reports, annual sulfur dioxide reports, and MACT compliance reports among others. According to the publicly available data there are no past or current compliance issues from an AQD perspective. The EPA Enforcement and Compliance History Online (ECHO) database was also reviewed. The Genesis Westvaco facility has had two inspections with zero quarters of noncompliance over the past three years and no formal enforcement actions over the last five years from an air quality perspective. Genesis reports greenhouse gas emissions pursuant to EPA’s mandatory greenhouse gas reporting rule from its Westvaco Operations annually. Genesis reported approximately 1.8 million metric tons of CO2 equivalent (tCO2e) direct emissions from its Westvaco facility in 2019. These data were obtained via the EPA FLIGHT database. 17.2.1.2 Land Quality Permit The Westvaco Facility is permitted through the Land Quality Division (LQD) under Permit #335. This permit allows underground mining activities as well as secondary recovery though use of injection wells and the dredge. The permit includes several conditions, tracking the number of disturbed or affected acres, requiring topsoil piles in accordance with permit specifications, and requiring grading, contouring and seeding of disturbed land. Genesis’ approved LQD permit allows the facility to utilize both solution-based, secondary recovery, and conventional underground mining. Stantec reviewed the past three annual reports: 2019, 2020 and 2021.The 2021 report, for the reporting period from May 2020 through April 2021, was submitted on May 13, 2021 and has yet to be commented on by the LQD. As stated in the report, to date 3,255 acres are disturbed of which 2,898 are associated with long-term facilities, 249 acres have been backfilled, graded and contoured, 212 acres have been topsoiled and permanently reseeded. As part of the annual reporting effort, Genesis is required to assess the impact that the mining operation has from subsidence. Westvaco has implemented a semi-annual subsidence monitoring plan that documents the elevation change of the surface that overlies the underground mining areas. The monitoring will continue until zero subsidence has occurred. Subsidence has been occurring gradually over the entire mine area and is actively occurring over the most recent and current longwall panel areas in the south-central and south-eastern section of

TECHNICAL REPORT SUMMARY– TRONA PROPERTY ENVIRONMENTAL STUDIES, PERMITTING AND PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS 108 the mining permit area. For longwall panel No. 11, mined June 17 through July 2018, subsidence measurements indicate that subsidence has stopped for 288 of 311 survey points and full mine panel subsidence will be determined when no vertical change is measured in three consecutive measurement cycles. There were no violations or orders issued during the 2019, 2020, and 2021 annual reports reporting period. 17.2.1.3 Underground Injection Permits Genesis has been granted coverage under the General Underground Injection Control Permit, Authorization to Discharge Trona Tailings into a Class 5B1 Injection System. The Westvaco permit number is 5B1-98-1. Coverage under the permit allows for an unlimited number of injection wells within the LQD permit mine area. Genesis uses these wells for the disposal of coarse tailings and the secondary recovery of the mined-out workings through a solution mining operation. The Westvaco facility also has a Class V UIC permit, permit number 16-155, to inject treated wastewater associated with the 8=shaft facility’s sanitary system. This permit was renewed in May 2017 and expires May 2027. As reported in the 2021 Westvaco LQD mine annual report, there are 28 active injection/extraction wells used as part of the solution mining process. These wells are Class V UIC wells which are regulated under LQD and are permitted under the mining permit. 17.2.1.4 Storm Water Industrial Discharge Permit Genesis holds an Industrial Storm Water Discharge Permit for the Westvaco Facility. The permit number is WYR001340 and expires on August 31, 2022. The last agency inspection, August 20, 2014, noted that all discharge is contained within the facility and ultimately directed to the tailings/evaporation ponds. Reportedly, these sites do not discharge. As reported in the 2021 annual report, the Westvaco facility is a surface water zero discharge facility. All surface water within the site is captured through on-site ditches, conveyed via culverts and piping to Frint,Anderson, the main evaporation lake(s) and/or ultimately to the Final Sediment Retention Pond (FSRP). From the FSRP water is pumped to the lower evaporation lake impoundment. Additionally, between the FSRP and the Blacks Fork River a stormwater control berm prevents runoff from impacting the Blacks Fork River. There were no offsite impacts from surface water during the reporting period. Industrial wastewater is either comingled with the storm water, routed to Anderson Lake, Frint Lake, or the storm water management pond for recycle back into the plant or managed within the tailings system. 17.2.1.5 Drinking Water Permit The Westvaco Facility operates a non-transient, non-community public water system serving approximately 930 people and operating under public water system identification number Public Water System (PWS) ID # WY5600728P. The Westvaco facility withdraws water from the Green River and conveys it to the Westvaco Trona Mine plant site where it is treated.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY ENVIRONMENTAL STUDIES, PERMITTING AND PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS 109 17.2.1.6 Sewage Permit Genesis has a sewage lagoon located to the northwest of the Westvaco facilities. This structure contains and treats the sewage from the facilities. It is covered by Wyoming Water Quality Division Reference Number 80- 301R. The permit was revised in November 1988 to increase the capacity to 50,000gpd. 17.2.1.7 Wildlife Permits (Westvaco and Granger) In September 2014, Genesis prepared a Candidate Conservation Agreement with Assurances (CCAA) with a companion Candidate Conservation Agreement (CCA) addressing concerns associated with the greater sage- grouse and submitted it to the USFWS. The CCAA is a voluntary effort initiated by Genesis and some of the other trona operators to implement science-based actions designed to provide durable conservation benefit for the greater sage-grouse. According to Genesis personnel the USFWS did not review the CCAA or the CCA. Genesis and the other trona operations continue to work with the USFWS to mitigate impacts to the greater sage-grouse. Migratory birds that land on the evaporation ponds at both the Granger and Westvaco facilities are affected by the sodium decahydrate and other precipitates within the ponds. Genesis has federal permits through the Migratory Bird Treaty Act (MBTA) issued by the USFWS (Westvaco: permit no. MB678339; Granger: permit no. MG682970), and state issued permits through the Wyoming Fame and Fish Department (WGFD) (permit nos. 59 and 66) that allow them to implement a Waterfowl Recovery and Release Program. This program allows Genesis to recover and transport birds from the ponds to the Waterfowl Recovery Building where the birds are thoroughly washed and then released back to the Green River. The Westvaco Facility Waterfowl Recovery Program Permit reports were submitted by the January 31st deadline. In a letter dated 2/10/2021 the Wyoming Game and Fish Department confirmed that the report monitoring data indicated that no management or mitigation responses are warranted. 17.2.2 Granger Facility 17.2.2.1 Air Permit The Granger Facility operates under a Title V permit (P0025871) issued by the WDEQ’s Division of Air Quality. This permit replaced Permits P0023780 and P0021849. The most recent permit was a Significant Modification (1st modification of 2nd renewal) and was issued on August 12, 2019 and will expire on April 18, 2022. For clarity, P0023780 was an administrative amendment that replaced two legacy permits (3-1-083 Caustic Plant and 3-1- 084 Soda Ash). The renewal application has been submitted consistent with WDEQ requirements. On July 2, 2007 the Air Quality Division approved Permit Application Waiver AP-5127 for Granger to produce 650,000 tons of soda ash per year from mine water. In June 2013, the Granger Mine received approval from AQD to increase production from 0.65Mtpy to 1.3Mtpy and to construct additional components allowing them to produce soda ash exclusively from mine water, referred to as the Granger Optimization Project. This permit required Genesis to obtain a green-house gas permit prior to the start of construction of the new facilities permitted under their 2013 approval. This green-house gas permit approval was received in October 2014. After 2014, there have been six permit waivers issued for the installation of emergency engines or other equipment replacement. Lastly, the most recent NSR permit modification was issued on June 4, 2020 that include a series of changes. These include combining Filter Aid Silo and Precoat Silo into one silo named the Filter Aid/Precoat Silo,

TECHNICAL REPORT SUMMARY– TRONA PROPERTY ENVIRONMENTAL STUDIES, PERMITTING AND PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS 110 modifications to the mine water evaporator system, and including a condition to perform stack drain inspections of the #1 and #2 Coal Boilers. The facility has also submitted a series of compliance reports dating back to at least 2012 according the AQD IMPACT system; all of which have been accepted. Included are annual compliance certifications, annual dust control reports, annual sulfur dioxide reports, and MACT compliance reports among others. According to the publicly available data there are no past or current compliance issues from an AQD perspective. The EPA Enforcement and Compliance History Online (ECHO) database was also reviewed. The Genesis Granger facility has had the most recent inspection on April 20, 2020. During that inspection no air quality violations were identified. However, in the past five years there were several quarters that consisted of a significant violation and formal enforcement actions. Dating from December 3, 2018 through March 23, 2020 a high priority violation occurred relating to PM10 emissions. In January 2019, Granger received a Notice of Violation (NOV) from the Wyoming Air Quality Division due to measuring particulate matter emissions above permit levels in No. 2 boiler stack testing in 2018. Ultimately, a consent decree including a $9,000 penalty paid in November 2019 settled this matter and NOx lb/mmbtu exceedances. Genesis reports greenhouse gas emissions pursuant to EPA’s mandatory greenhouse gas reporting rule from its Granger Operations annually. Genesis reported approximately 417,527 metric tons of CO2 equivalent (tCO2e) direct emissions from its Granger facility in 2019. These data were obtained via the EPA FLIGHT database. 17.2.2.2 Land Quality Permit The Granger Facility operates under mine permit #454 issued by the LQD in 1977. The permit was last amended in 2020. In 2018 the permit was amended to change the mining method from conventional underground mining to secondary recovery though use of injection wells. The permit includes several conditions, limiting the number of disturbed or affected acres, requiring topsoil piles in accordance with permit specifications, and requiring grading, contouring and seeding of disturbed land. Stantec reviewed the past three annual reports: 2019, 2020 and 2021. The 2021 report, for the reporting period from May 2020 through April 2021, was submitted on May 18, 2021 and has yet to be commented on by the LQD. As stated in the report, to date 1,956.59 acres are disturbed of which 1,605.85 are associated with long-term facilities, 275.01 acres have been backfilled, graded and contoured, topsoiled and permanently reseeded. There were no violations or orders issued during the 2019, 2020, and 2021 annual reports reporting period. As part of the annual reporting effort, Genesis is required to assess the impact that the mining operation has from subsidence. Granger has implemented a subsidence monitoring plan that documents the elevation change of the surface that overlies the underground mining areas. The monitoring will continue until zero subsidence has occurred. Subsidence has been occurring gradually over the entire mine area and is actively occurring over the most recent areas in the south-central and south-eastern section of the permit area. Based on the 2020-2021 annual report, the total subsidence for the permit area ranges from 0-7 feet with most areas at less than 0.5 feet. 17.2.2.3 Underground Injection Permits A portion of the liquid tailings collected at the Granger facility are routed to a series of injection wells into the old mine workings. The Granger facility injects these collected streams underground under the WDEQ Water Quality Division’s general UIC permit for Trona Tailings Injection Systems under permit 5B1-98-1. From May 2019

TECHNICAL REPORT SUMMARY– TRONA PROPERTY ENVIRONMENTAL STUDIES, PERMITTING AND PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS 111 through April 2020, approximately 2.7Mgpd of water/tailings slurry were injected. Under their permit, Genesis is required to provide an annual report to WQD reporting the amount of water/tailings slurry injected. Within the last five years the facility has not received any NOVs associated with their UIC permits. 17.2.2.4 Storm Water Industrial Discharge Permit The Granger Mine is covered under the state’s general storm water discharge permit associated with industrial activity, permit number WYR001339 effective September 1, 2018 and expires on August 31, 2022. The Granger Operation is operated as a surface water zero discharge facility. The majority of the storm water within the Granger facility is routed to either the south or north stormwater containment pond. These ponds are lined with Hypalon and collect storm water mixed with process water. This water is either pumped back into the plant or managed with the tailings system. All surface water within the site process area is captured through on-site ditches, conveyed via culverts and piping to the south site containment pond. From there, it is pumped to the Tailings Pond 3 evaporation lake impoundment. Industrial wastewater is either comingled with the storm water, routed to one of the containment ponds for recycle back into the plant or managed within the tailings system. There was no discharge of surface water offsite from any of the facilities during the reporting period. 17.2.2.5 Drinking Water The Granger Area has a non-transient, non-community public water system serving approximately 100 people and operating under public water system identification number (PWSID #) WY5600647. The Area receives water from the Green River and conveys it to one of two 500,000-gallon raw water tanks at the plant site. In 2019, Genesis received a violation for not reporting disinfectants and disinfectant by-products to EPA within the required timeframe and an instance of excess turbidity. No fines or penalties were assessed by the EPA. Sewage Permit Genesis has a sewage lagoon located to the southwest of the Granger Facility. This structure contains and treats the wastewater from the facilities. It is covered by Wyoming Water Quality Division Reference Number 74-70. 17.2.2.6 Wildlife Permits Permits associated with wildlife activities at the Granger Facility are discussed in the Westvaco Facility section above. 17.2.3 Site Monitoring Site monitoring and reporting at both the Westvaco and Granger facilities is completed as required by permit. Both facilities have a complex hydrologic monitoring system in place which is discussed below including other important environmental concerns. Spill planning and control in the Genesis facilities is subject to state and federal regulatory requirements. Applicable regulations are primarily addressed by the Environmental Protection Agency (EPA) under 40 CFR Part 112 which regulates spill prevention, control and countermeasures (SPCC) planning requirements for petroleum products.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY ENVIRONMENTAL STUDIES, PERMITTING AND PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS 112 17.2.3.1 Westvaco Facility As part of the on-going activities, Genesis maintains a series of groundwater monitoring wells at the Westvaco Facility for the saline water and other potential sources of contamination. Based on the annual reports, there are a main saline plume toward Blacks Fork River, a small saline plume in Southeast Saddle area, and a residual benzene plume from a former natural gas condensate pit. Impacted soils associated with the former pit (source area) have been removed and the residual benzene plume continues to be monitored for natural attenuation. Saline water plumes with high total dissolved solids (TDS) have been identified moving away from the tailings impoundment. These waters are found in the shallow alluvium/colluvium and upper weathered portion of the Bridger Formation. Generally less than 50ft thick, the waters appear to be following the original drainage flow paths. The main plume is located in the central portion of the site extending northward from the tailings impoundment and evaporations lake toward the Blacks Fork River. The plume was evaluated and a control system consisting of a 7,800ft long bentonite slurry cut-off-wall was installed in 2001 and a series of shallow groundwater extraction and pump back wells located inside the cut-off wall were installed between 2001- 2012. This system contains the northward migration of saline water, the collected water is pumped back to the evaporation pond. The smaller saddle plume is also being contained with a single pump back well and collected waters are returned to the evaporation lake. 17.2.3.2 Granger Facility In about 1980, groundwater monitoring detected a rising water table and an increase in TDS concentrations in the shallow groundwater adjacent to Tailings Pond No. 3. In 1987 two groundwater interceptor systems were installed to provide containment of seepage from the Tailings Pond. The objectives of the installations were to reduce groundwater levels in the vicinity of the tailings pond and contain impacted groundwater and prevents its offsite migration. A North Dike Dewatering System was added in 1996 and three additional wells installed in 1999. Twenty-one inceptor wells are currently installed. The pumpback and dewatering systems hydraulically control the impacted groundwater adjacent to the Tailings Pond No. 3 and currently return approximately 150gpm of impacted groundwater back to the tailings pond. A groundwater-monitoring program was designed to determine the effectiveness of the interceptor systems. This program includes inorganic analysis and monitoring of groundwater elevations in existing observation wells. The results of the monitoring program has determined that the groundwater contaminate plume migration from the Tailings Pond is restricted to the near surface vadose zone. The potential vertical migration into deeper aquifers is negligible due to low permeability of the underlying strata Waste Disposal Both the Westvaco and Granger facilities are subject to the WDEQ LQD and Solid and Hazardous Waste Division (SHWD) regulations. They are each a conditionally exempt small quantity hazardous waste generator. Hazardous wastes generated at facilities accumulate at the central accumulation area where they are staged for off-site shipment. A third-party contractor transfers all hazardous wastes off site for treatment, storage and disposal. There are no current enforcement actions for the facilities.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY ENVIRONMENTAL STUDIES, PERMITTING AND PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS 113 Wastes generated from the mining and beneficiation processes are exempt from hazardous waste regulation under the section 3001(b)(3)(A)(ii) to the Resource Conservation and Recovery Act (RCRA) known as the Bevil Amendment. As a result, high-volume, low-toxicity waste generated from mining is exempt from the hazardous waste definition and is regulated as a solid waste under RCRA. At Westvaco, fly ash from the coal fired boilers is mixed with water and slurried into one of the fly ash settling ponds. Accumulated ash is allowed to fill one pond, then the solids are excavated and deposited at an isolated section of the tailings pond. The temporary ponds will continue to be used for make-up water for the ash slurry process at the boilers. At Granger, boiler ash is slurried with the tailings stream and sent to an impounded area of Tailings Pond No. 3. Fly ash and bottom ash are also exempt from RCRA due to the Bevil amendment. 17.2.4 Water Management 17.2.4.1 Westvaco Facility Water supply for the Westvaco facilities is from the Green River. The water from the Green River is conveyed to the Westvaco Facility’s plant site. Some of the raw water is used in the plant’s drinking water system and the remainder is used for plant make-up water. Liquid tailings from the processes are pumped as slurries to the tailings pond or underground injection into the old mine workings. The solids are deposited and the liquid is either recycled or released to the evaporation pond. The majority of the liquid tailings is routed to injection wells and a series of backup wells that inject the stream into the northern portions of the underground mine. These injection wells are permitted by UIC Permit Number 5B1-98-1. Genesis established and has implemented a mechanical integrity test program for these wells. Per the program, if the test shows an anomaly in the well, injection is no longer conducted for that well until further investigation is performed. If a breach in the well casing is confirmed, the well is abandoned. Genesis manages sulfate and chloride levels in the evaporation lake primarily through piping a high chloride decahydrate process purge stream from the ELDM plant at Westvaco to the evaporation lake at Granger. Most of the surface water drainage from Westvaco Facility is collected in two constructed ponds (both unlined) referred to as Frint Lake and Anderson Lake. Any process water discharge in the plant drainage system is collected in either pond, depending on the location of the discharge, and the collected water is pumped back into the appropriate plant production area for reuse in the process. 17.2.4.2 Granger Facility Water supply for the Granger facilities is from the Green River. The water from the Green River is conveyed to the plant site. Some of the raw water is used in the plant’s drinking water system and the remainder is used for plant make-up water without treatment. Tailings from the processes are pumped as slurries to the tailings ponds or into the mine. The solids are deposited in an impounded section of Tailings Pond No. 3 and the liquid is released to the evaporation pool. The majority of the liquid tailings is routed to a series of injection wells into the mine. These injection wells are permitted by UIC permit number 5B1-98-1. Genesis established and has implemented a mechanical integrity test program for these wells. Per the program, if the test shows an anomaly in the well, injection is no longer conducted for that well until further investigation is performed. If a breach in the well casing is confirmed, the well is abandoned.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY ENVIRONMENTAL STUDIES, PERMITTING AND PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS 114 As noted above, potable water is provided to the Granger Facility under permit WY5600647. 17.3 RECLAMATION PLAN There is a Long-Range Reclamation Plan dated 1984 which is a part of the LQD Westvaco Permit Number 335. The LQD Permit for the Granger facility also has a Long-Range Reclamation Plan developed in 1977 and amended in 2012. The most recent annual report for both Westvaco and Granger, includes bond calculations based on the reclamation plan for regrading the surface to 3:1 or less slopes, placement of capillary barrier (coarse material) on top of tailings or other highly sodic areas, followed by placement of topsoil and then seeding to a native seed mix. 17.4 RECLAMATION BOND Reclamation surety is required by the LQD permits. A surety estimate was developed during the original permitting. As part of the annual report the surety is updated to reflect any new areas of disturbance. The currently approved reclamation cost estimate for the Westvaco Facility is $43,123,000. The latest bond estimation, included in the 2021 annual report (which has not been commented on by the LQD) shows an increase to the bond to $47,968,000. The currently approved reclamation cost estimate for the Granger Facility is $23,015,000. The latest bond estimation, included in the 2021 annual report (which has not commented on by LQD) shows an increase to the bond to $26,684,000.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY CAPITAL AND OPERATING COSTS 115 18.0 CAPITAL AND OPERATING COSTS 18.1 OPERATING COSTS The operating cost forecast used to determine economic viability of the reserves stated in Section 12 of this report was primarily based upon a review of historical operating costs for underground mine operations, solution mining, and processing plant costs and a recent five-year estimate as provided by Genesis Using this review and input from Genesis, Stantec developed a long range forecast model for the Westvaco and Granger operations as well as other costs such as distribution costs, sales costs, general and administrative costs. The Genesis Westvaco and Granger operations have successfully mined and processed trona ore at a profit for over 70 years. In this time, mining and processing methods have improved efficiency and costs providing a stable and predictable cost structure. Therefore, Stantec concludes that using Genesis’ recent historical operating costs and five-year estimate is the most appropriate basis to model the economic viability of the remaining reserves. 18.1.1 Dry Mining Operating Costs For underground mine operations, six years of historical dry mining production costs provided by Genesis were reviewed and analyzed. These costs were provided by mining method: continuous miner, borer miner, and longwall. These cash operating costs include labor, parts and supplies, power, material handling, outside services and expenses, taxes and insurance, severance taxes, and an allocation of administrative costs. The six years of historical production costs were summed by mining method and averaged over raw production volumes from each mining method. The LOM mining model for dry mining of Bed 15 and Bed 17 uses a combination of mining equipment to maintain the yearly production target and exhaust the in-place reserves effectively. Bed 17 generally uses a consistent fleet of equipment comprised of up to three BM sections and the LW. Dry mining costs through Bed 17 are therefore consistent during the LW mining years while maintaining the target 4.5Mtpy raw production target. After the exhaustion of Bed 17 LW reserves around 2072, four BM units are activated in production room-and-pillar panels in Bed 17. Meanwhile, development of the Bed 15 is started and ramped up to three CM production units. During this transition, from a primarily LW mining method to a room-and-pillar mining method, the cost structure of the Westvaco dry mining operation increases. Dry Mining cash costs per raw ton on a constant dollar basis in the Bed 15 CM operation are about twice the cost of the LW operation. Future costs are likely conservative as borer and CM costs are based on recent costs in longwall development situations. Borers and CMs in high extraction production situations would typically experience higher production rates with the same relative number of employees which would result in a lower cost per ton. 18.1.2 Solution Mining Operating Costs For solution mining operations, four years of actual mine water costs for the Westvaco mine provided by Genesis were reviewed and analyzed. The costs include the labor, power, parts and supplies, and administration allocation to operate and maintain the pumping and piping systems from the underground workings to the processing plants.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY CAPITAL AND OPERATING COSTS 116 As noted in Section 13.3, after the Granger solution mining reserves are depleted in 2054, the Granger plant will be fed from the Westvaco solution mining operation at varying rates until 2160. Additional capital to develop the pipe and pump system to accomplish that are noted in the Section 18.2 below. Additional operating costs of approximately $3.2M annually have been added when the Granger plant is operating at full capacity during those years. For those years when it is operating at less than full capacity the cost is reduced based on projected volume. 18.1.3 Processing OPEX Process operating costs were provided Genesis in a similar format as underground mining operating costs. Historical costs for the following process streams were provided with the corresponding years of history in parenthesis: ELDM (4), Bicarbonate (5), Caustic 10% (6), Caustic 50% (6), Monohydrate (6), and Sesquicarbonate (6). Cost detail for the processing costs included consumables such as flocculants, filter aids, defoamers, treated water, and fuels. Labor, outside services, dredging costs (where applicable), administrative allocation, maintenance, royalties and production taxes were also provided. Unit costs are based on cost per unit of saleable product where saleable volumes by plant were provided by Genesis. While the information provided by Genesis included depreciation and ore mining costs, both have been excluded in this analysis. Process plant operating expenses were provided on a cost per clean product ton basis. Some of the products from these streams feed internally to other processing plants, such as Caustic 10%. Historic Granger plant costs were not considered relevant since the plant is being upgraded and will restart production in 2023 with an increased capacity and newer processing methods which will change the cost profile from the previous operation. Granger plant estimated operating costs were provided by Genesis. Stantec did a high-level comparison of the Granger estimated operating costs to the ELDM plant historical costs. Variable costs are similar for the two plants after adjusting the ELDM costs for treated water and DECA Filtrate credits which do not occur at the Granger plant. Fixed costs are higher for Granger driven mostly by labor, supplies, administrative allocations and maintenance services. Based on this analysis and discussion with Genesis, Stantec considers the Granger plant cash cost estimates to be reasonable. 18.1.4 Cash Operating Costs Summary Genesis provided a recent five-year estimate as a starting point for the long-range model in this study. This estimate included fixed and variable cash costs for the Westvaco and Granger operations. Using the analysis of historical costs noted above, Stantec compared the Westvaco cash production costs per ton of soda ash in the five-year estimate with the recent actual costs and found them to be comparable. Given that there are no major changes required in the Westvaco operation in the near future, it is reasonable to use recent historical costs as a basis for the forecast. Production and sales volumes are modeled as similar to recent history. Plant operations and processing methods are planned to be the same as recent history. Sufficient capital is provided to maintain the equipment and facilities in their current condition which will preclude major changes in maintenance costs. Where changes are planned, Stantec adjusted the operating costs accordingly. Small changes in variable dry mining costs are forecast due to a lower volume of borer mining tons until the longwall ceases operation in 2072. As noted in the Dry Mining Cost section above, a significant increase in dry mining costs occurs at that point. The cash operating costs include royalties, production taxes and property taxes. As seen in Table 3.2, royalty rates range from 2% to 8% of sales revenue depending on the lease being mined. For this forecast, royalty rates

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

CAPITAL AND OPERATING COSTS

average about 6.0% of sales revenue. Production taxes are also included at 1.4% of sales revenue. Property taxes are included at 2.3% of sales revenue.

Cash operating costs for the Genesis Alkali operations are shown in Table 18.1. The costs in these tables have been escalated at 2.5% annually from 2022.

Table 18.1 Genesis Alkali Cash Operating Costs ($M's, Escalated at 2.5% Annually)

Cash Operating Costs	2022 - 2026	2027 - 2031	2032 - 2036	2037 - 2041	2042 - 2046	2047 - 2071	2072 - 2096	2097 - 2121	2122 - 2146	2147 - 2160	Total
Variable Costs	965	1,228	1,410	1,596	1,806	12,906	23,037	37,715	30,672	20,850	132,185
Fixed Costs	1,290	1,538	1,743	1,977	2,237	16,524	35,183	58,041	30,451	26,965	175,951
Other Costs	240	266	300	340	385	2,828	5,243	9,720	15,733	2,928	37,981
Total Operating Costs	2,495	3,032	3,454	3,913	4,427	32,258	63,463	105,475	76,856	50,743	346,117

18.2 CAPITAL EXPENDITURES

The capital expenditure forecast in this study is primarily based upon a review of historical capital expenditures, a detailed review of the Genesis five-year capital estimate and discussions with Genesis management. The Genesis property has successfully mined and processed trona ore at a profit for over 70 years. In this time, capital has been expended as appropriate to sustain the operation at the current production and operating cost level. Expansion of the Granger facility is underway and will be completed and in operation in 2023. There is no other major expansion capital in the model. The capital in this model is that which is necessary to replace equipment and facilities over time to sustain the project production and operating costs.

The approach to modeling capital expenditures in this study was to review actual capital expenditures from 2016 through 2020 and the Genesis five-year capital estimate for 2021 through 2025. The actual and five-year capital estimate include detailed information by area and by project. Stantec also conducted interviews with appropriate Genesis personnel regarding long term capital requirements for the project.

For the processing plants, administration, distribution, maintenance, and utilities categories, actual capital expenditures from 2016 through 2020 and the Genesis five-year capital estimate were analyzed to determine an annual average for each category over the eleven-year period. The eleven-year average or "run rate" is the basis of the long-range capital model for these categories.

For the dry mining operation, solution mining, tailings impoundments, and process control systems, more detailed long-range estimates that are more project or equipment specific were developed in consultation with Genesis.

The capital expenditure model by area is shown in Table 18.2 below. The capital expenditures were developed in constant dollars and escalated at 2.5% annually. The amounts in Table 18.2 are escalated dollars.

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CAPITAL AND OPERATING COSTS

Table 18.2 Capital Expenditures by Area ($M’s, Escalated at 2.5% Annually)

Capital Expenditures	2022 - 2026	2027 - 2031	2032 - 2036	2037 - 2041	2042 - 2046	2047 - 2071	2072 - 2096	2097 - 2121	2122 - 2146	2147 - 2160	Total
Plants and Mines	350	315	305	363	485	3,272	5,343	8,428	5,343	1,283	25,487
Infrastructure and Other	77	76	68	80	88	682	1,260	2,024	1,204	1,073	6,632
Total Capital	427	391	373	443	572	3,954	6,602	10,453	6,547	2,356	32,119

*It should be noted that the period from 2022 to 2026 includes the remaining construction capital for the Granger expansion.

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY

ECONOMIC ANALYSIS

19.0 ECONOMIC ANALYSIS

Stantec prepared an economic analysis of the Genesis Alkali operation for the remaining life of the mine to demonstrate the economic viability of the remaining reserves. The analysis was prepared based on 2022 dollars with annual inflation at 2.5% which has been applied to revenue, operating costs, and capital spending.

19.1 KEY ASSUMPTIONS

19.1.1 Production and Volume Schedule

The production schedule to mine and process the remaining reserves is based on the existing production capacity of the mine and processing plants and the planned expansion of the Granger plant which is modeled herein to reach full capacity by 2025.

The first five years of the schedule are generally based on the Genesis five-year estimate with some minor variations due to the timing of production from the dry mining operation. Product sales in 2022 are projected at 3.5M tons and increase to 4.8M tons in 2025 as the Granger expansion reaches full production and the impact of COVID 19 on 2021 sales resolves itself. For reference, the sales volume from 2016 through 2019 averaged 4.0M tons per year while 2020 sales dropped to 3.2M tons due to COVID 19 impacts. The long-term average annual sales of soda ash products in this study is approximately 4.8M tons. The mine plan covers a 139-year period from 2022 through 2160 producing approximately 516M tons of soda ash products.

In general, 436M tons of dry ore and approximately 1.8B tons of brine are processed over the 139-year project life to produce the 516M tons of soda ash products.

The production schedule and mine plan is described in more detail in Section 13 of this report.

19.1.2 Product Pricing

Genesis markets several products from its operation. The projected sales volume of all products and the average price is shown in Table 19.1 below. Prices for bulk soda ash are based on the 2020 USGS price which was escalated to 2022 while prices for bag and specialty products were provided by Genesis. Prices shown are FOB plant site in Green River, WY and are escalated at 2.5% annually from 2022 forward.

Table 19.1 Product Sales and Pricing

		Average Product Price Forecast					
Product	**Total Product Tons Sold (k's)**	**2022**	**2023**	**2024**	**2025**	**2026**	**Life of Project**
Total Product Sales	**515,557**	**$ 154**	**$ 157**	**$ 158**	**$ 162**	**$ 166**	**$ 862**

As described in more detail in Section 16 of this report, the prices shown above are used to develop the cash flows for the project.

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY ECONOMIC ANALYSIS 120 19.1.3 Cash Production Costs As described in Section 18, cash production costs include dry mining, solution mining, processing, royalties and production taxes, insurance, and administrative costs. Administrative costs including mine administration and corporate overhead allocations. Other costs include distribution, sales G&A, research and development, and other costs. The operating costs for each operation are based on the historical averages provided by Genesis. As noted in Section 18.1 of this report, Stantec reviewed these costs and found them to be reasonable. Other costs were based on Genesis’s five-year estimate. Total cash production costs are shown in Table 19.2 below. The costs shown in the table are escalated at 2.5% annually from 2022. 19.1.4 Capital Expenditures Capital expenditures are generally for sustaining capital except for some remaining capital for the Granger expansion. As noted in Section 18.2 of this report, for the processing plants, administration, distribution, maintenance, and utilities categories, actual capital expenditures from 2016 through 2020 and the Genesis five- year capital forecast were analyzed to determine an annual average for each category over the eleven-year period. The eleven-year average or “run rate” is the basis of the long-range capital forecast for these categories. For the dry mining operation, solution mining, tailings impoundments, and process control systems, more detailed long-range forecasts that are more project or equipment specific were developed in consultation with Genesis. The dollar amount of the capital expenditures in the long-range forecast was developed in constant dollars and then escalated at 2.5% annually for use in the financial model. The escalated dollars are shown in the cash flows in Table 19.2 below and in Section 18.2 above. 19.1.5 Income Taxes Because Genesis Alkali is structured as a pass-through entity for income tax purposes, there is no provision for income taxes in the cash flow analysis. 19.2 CASH FLOW Cash flows using the inputs described above are summarized in Table 19.2 below. Cash flows for the first 25 years are shown in 5-year blocks. The remaining years are summarized into 25-year blocks except the last period which covers 14 years.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY

ECONOMIC ANALYSIS

Table 19.2 Cash Flow Projection ($M's, Escalated at 2.5% Annually)

Item	2022 - 2026	2027 - 2031	2032 - 2036	2037 - 2041	2042 - 2046	2047 - 2071	2072 - 2096	2097 - 2121	2122 - 2146	2147 - 2160	Total
Tons of Soda Ash Sold (M's)	22	24	24	24	24	118	114	103	43	19	516
Sales Revenue	3,447	4,287	4,851	5,488	6,209	45,025	80,587	131,076	96,166	67,257	444,392
Cash Operating Costs	2,495	3,032	3,454	3,913	4,427	32,258	63,463	105,475	76,856	50,743	346,117
Capital Expenditures	427	391	373	443	572	3,954	6,602	10,453	6,547	2,356	32,119
Net Pre-Tax Cash Flow	524	864	1,024	1,132	1,209	8,813	10,522	15,148	12,762	14,158	66,156

Net pre-tax cash flow over the life of the project is $66.1B. Average annual cash flow is $476M.

19.3 FINANCIAL ANALYSIS

The net present values of the pre-tax, escalated cash flows shown in Table 19.2 using discount rates of 8%, 10%, and 12% are shown in Table 19.3 below. The discount rates used in this analysis are presented to show the potential change in net present value with changes in the discount rate. The rates are assumed to be a pre-tax, escalated rate. Since Genesis has been in operation for many years, financial measurements such as internal rate of return and payback period are not relevant to demonstrating the economic viability of the remaining reserves and are not presented in this report.

Table 19.3 Net Present Values

Discount Rate	8.00%	10.00%	12.00%
Net Present Values (M's)	$ 2,331	$ 1,701	$ 1,318

It should be noted that these net present values are solely for the purpose of demonstrating the economic viability of the trona reserves and do not represent or indicate the value of the Genesis Alkali enterprise or the value of the reserves.

The accuracy of resource and reserve estimates is, in part, a function of the quality and quantity of available data and of engineering and geological interpretation and judgement. Given the data available at the time this report was prepared, the estimates presented herein are considered reasonable. However, they should be accepted with the understanding that additional data and analysis available subsequent to the date of the estimates may necessitate revision. These revisions may be material. There is no guarantee that all or any part of the estimated resources or reserves will be recoverable.

19.4 SENSITIVITY ANALYSIS

Figure 19.1 below shows the sensitivity of the net present values to changes in selling price, operating costs, and capital costs.

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TECHNICAL REPORT SUMMARY– TRONA PROPERTY ECONOMIC ANALYSIS 122 Figure 19.1 Sensitivities As seen in Figure 19.1, the NPV is sensitive to product sales price and operating costs but not to capital costs. Even with the sensitivity to product sales prices, the reserves are economically viable.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY ADJACENT PROPERTIES 123 20.0 ADJACENT PROPERTIES Development of trona in the Green River Basin expanded in the early 1960s with adjacent properties being brought into production within the designated mechanized mining area of the basin. The information presented is available on publicly available sources in particular the United States Department of Labor – Mine Safety and Health Administration (MSHA) web site under the Mine Data Retrieval System (MDRS). Three other mining operations were started since the initial mine development by Westvaco Chemical Corporation in 1947. Chronologically the adjacent properties were developed: 20.1 CINER WYOMING LP Ciner Wyoming LP, which lies northeast of the Westvaco Mine, started in 1962 by Stauffer Chemical working in beds 24 and 25. The Big Island Mine started in 1976. The property was acquired by Rhone Poulenc of Wyoming LP in late 1987 and then acquired by OCI Wyoming LP in early 1996. It has since been acquired by Ciner Wyoming. Annual production for this mine as reported in the 2020 Annual Report of the State Inspector of Mines of Wyoming 3.7 Mt. 20.2 TATA CHEMICALS NORTH AMERICA Tata Chemicals Mine, which lies east of the Westvaco Mine, started by Allied Chemical and General Chemical Corporation in 1968 working in Bed 17. The property was later acquired by Tata Chemicals Partners in 1989. Annual production for this mine as reported in the 2020 Annual Report of the State Inspector of Mines of Wyoming 4.1 Mt. 20.3 SOLVAY CHEMICALS Solvay Chemicals Mine, which is south of the Westvaco Mine, was started by Tenneco Minerals Company in 1979 working in Bed 17. The property was later acquired by Solvay Chemicals, Inc. in 1992. Annual production for this mine as reported in the 2020 Annual Report of the State Inspector of Mines of Wyoming 4.0 Mt.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY OTHER RELEVANT DATA AND INFORMATION 124 21.0 OTHER RELEVANT DATA AND INFORMATION At this time there is no pertinent data and/or information to be included in this section.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY INTERPRETATION AND CONCLUSIONS 125 22.0 INTERPRETATION AND CONCLUSIONS 22.1 INTERPRETATIONS AND CONCLUSIONS Based on the work conducted in preparing this study, Stantec concludes the following: • The resource estimate provided in Section 11 of this report is a fair representation of the trona resources within the controlled lease boundaries. • The reserve estimate provided in Section 12 of this report represents the economically recoverable portion of the resource, subject to the accuracy level of this study which is +/- 25%. • The mining methods discussed in section 13 have been proven over many years of operation at the Genesis mines. • The processing and recovery methods described in Sections 10 and 14 of this report have been proven to be effective over many years of operation at this location • The infrastructure described in Section 15 of this report has been in place for many years and has been and will continue to be effective in supporting the mining and processing operations. • The end uses and markets for soda ash products are well established. While prices have fluctuated over the years, they have always been at a level to support profitably mining and processing trona. • The permits described in Section 17 have been in place for many years. There are no major changes required in the permits to allow continued operation of the mine and processing plants and there is nothing to indicate that the permits will not be renewed as term limits expire. A permit amendment is being prepared to cover part of the western area of the mine where longwall mining will take place in the future. As with term limits, there is nothing to indicate that this amendment will not be approved. • The capital and operating expenses described in Section 18 are based on recent actual costs at the Genesis operations and are considerable a reasonable estimate of the projected capital and operating costs within the accuracy level of this study. • The economic analysis in Section 19 shows that the reserves stated in Section 12 are economically viable within the accuracy level of this study. 22.2 RISKS Based on our work in preparing this study, Stantec has identified the following risks: • The Wasatch Formation Desertion Point sandstone above Bed 17 thickens towards the west and is known to contain water (Leigh, 2013)). Water inflows from adjacent aquifers could result from mining activity and could create impacts as dramatic as conversion to lower extraction mining methods, slower mechanical (dry) mining extraction conditions and higher calcining costs or as simple as additional pumping costs to manage in-flowing water

TECHNICAL REPORT SUMMARY– TRONA PROPERTY INTERPRETATION AND CONCLUSIONS 126 • Bed 15 has a dry mineable area with bed thickness greater than 7 ft in the southern third of the mineral tenure. The interburden between Bed 17 and Bed 15 averages approximately 40ft. Multiple bed dry extraction in Bed 15 is possible with proper sequencing of dry extraction in and the reduction of the percent recovery by dry extraction. • In the extreme long term, the end uses and markets for trona could change which could reduce the potential to mine and sell soda ash products at the projected volumes. Lower volumes may still be profitable, but the number of tons ultimately recovered could be less than projected in this study. • Long-term selling prices of soda ash products could change which would have an impact on the volume of products that could be sold at a profit. • The recovery factor of trona from solution mining could be lower than projected resulting in fewer recovered tons and higher cost per ton from solution mining operations. • Operating and capital costs are based on recent actual costs at the Genesis operations. Changes in the availability and cost of various inputs such as labor, natural gas, power, fuel, processing reagents, and mining and processing equipment costs will have an effect on the economics of the project. • Long term capital projections do not include a complete demolition and replacement of any major portion of the surface facilities at any one time. Rather, the capital forecast assumes the successful history of ongoing repair and replacement of individual facility components will continue throughout the life of the reserve. • Future changes in laws and regulations impacting greenhouse gas, air, water, labor, taxes, land use, wildlife, and could force changes in the methods of mining and processing, which could impact the economics of the project and/or the ultimate recovery of the reserves. • There is also a risk associated with the assumption that the forecasted longevity of the operation, which is projected to operate for 139 years, will not be achievable. Given that Genesis has been operating for over 70 years, that the geology and extraction methods are well-proven, and that there are no readily available substitutes for soda ash in the end products, this risk is considered low.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY RECOMMENDATIONS 127 23.0 RECOMMENDATIONS Since Genesis Alkali is a well-established and long-lived operation, it has a long history of improving the mining and processing operations through its established processes to identify and analyze improvements to the mining and processing operations. In our preparation of this study, we found no significant recommendations that Genesis has not already identified.

TECHNICAL REPORT SUMMARY– TRONA PROPERTY REFERENCES 128 24.0 REFERENCES Leigh, T.R., 1998: Wyoming Trona: An Overview of the Geology, Wyoming State Geological Survey Public Information Circular 40, 1998. Leigh, T.R., 2013: 2012 Trona Reserve Report, internal technical report prepared for FMC. Christensen, D.K., 1981. Preliminary Report Regarding 1980 Development at Texasgulf Chemicals Soda Ash Facility, Granger, Wyoming: Internal report prepared for Texasgulf Chemicals Co., 72p. Maleki, H., April 2015. Prefeasibility Rock Mechanics Review of Two-Bed Potential Westvaco Mine, Wyoming. Internal presentation prepared for Genesis, 22p. Roehler, H.W., 1992. Introduction to the Greater Green River Basin Geology, Physiography, and History of Investigations, U.S> Geological Survey Professional Paper 1506-A. United States Geological Survey Mineral Commodity Summaries 2021

TECHNICAL REPORT SUMMARY– TRONA PROPERTY RELIANCE ON INFORMATION PROVIDED BY REGISTRANTS 129 25.0 RELIANCE ON INFORMATION PROVIDED BY REGISTRANTS For the purposes of this report, Stantec Corporation (Stantec) relied upon legal, political, environmental and tax matters relevant to this report as identified below. Stantec has relied on Genesis representations regarding the status of mineral tenure rights comprising the Property and that the terms and conditions of all agreements relative to tenure have been met and that there are no encumbrances to the tenures. Stantec has not conducted a search of mineral titles and tenures nor independently verified that all terms and conditions relative to tenure agreements have been satisfied. Stantec has relied on exploration data and geologic interpretations by Terry Leigh, a geologist contracted by Genesis. Stantec has, to the extent possible, independently verified the exploration data and interpretations through observation of select portions of the geologic database and through interviews conducted with Terry Leigh and Genesis technical personnel. Stantec has relied on a presentation provided by Maleki Technologies, Inc. (Maleki) on the two-bed potential for dry mining the Bed 15 resources and the designation of reserves using the parameters for dry mining a multiple bed area. Stantec has relied on the analysis of the soda ash market provided by Genesis in preparing the long-term supply and demand forecast which has been used as support for the for long term soda ash price used in this study. Stantec has relied on the historical operating and capital costs and the five-year estimate provided by Genesis in preparing the long-range capital and operating cost estimates.